Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
LANNETT COMPANY, INC., et al.,[1]	)	Case No. 23-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

Disclosure Statement for the Joint
Prepackaged Chapter 11 Plan of Reorganization of
LANNETT COMPANY, INC. AND ITS DEBTOR AFFILIATES

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

Howard A. Cohen (DE Bar No. 4082)		Nicole L. Greenblatt, P.C. (pro hac vice pending)
Stephanie J. Slater (DE Bar No. 6922)		KIRKLAND & ELLIS LLP
FOX ROTHSCHILD LLP		KIRKLAND & ELLIS INTERNATIONAL LLP
919 North Market Street		601 Lexington Avenue
Wilmington, Delaware 19899		New York, New York 10022
Telephone:	(302) 654-7444	Telephone:	(212) 446-4800
Facsimile:	(302) 656-8920	Facsimile:	(212) 446-4900
Email:	hcohen@foxrothschild.com	Email:	nicole.greenblatt@kirkland.com
sslater@foxrothschild.com
-and-
Proposed Co-Counsel for the Debtors
and Debtors in Possession		Joshua M. Altman (pro hac vice pending)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200
		Email:	josh.altman@kirkland.com

Proposed Co-Counsel for the Debtors
and Debtors in Possession

Dated: May 2, 2023

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Lannett Company, Inc. (7699), Kremers Urban Pharmaceuticals, Inc. (0780), Cody Laboratories, Inc. (1425) and Silarx Pharmaceuticals, Inc. (1798). The location of the Debtors’ service address is: 1150 Northbrook Drive, Ste 155, Trevose, Pennsylvania 19053.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

THE DEBTORS ARE SOLICITING VOTES on the Joint PREPACKAGED Chapter 11 Plan of Reorganization of Lannett Company, inc. and Its Debtor Affiliates from the Holders of outstanding:

Voting Classes	Name of Class under the Plan
Class 3	First Lien Senior Secured Notes Claims
Class 4	Second Lien Term Loan Claims

If you are in Class 3 OR class 4 you are receiving this document and the accompanying materials because you are entitled to vote on the Plan.

Delivery of Ballots AND CONSENT FORMS

Class 3 AND Class 4 ballots may be returned BY THE FOLLOWING METHODS:

By regular mail, OVERNIGHT MAIl, OR HAND DELIVERY at:

Lannett Company, Inc. Ballot Processing c/o Omni Agent Solutions, Inc. 5955 De Soto Ave., Suite 100 Woodland Hills, CA 91367
BY ELECTRONIC MAIL AT: LCIballots@omniagnt.com BY E-BALLOT PORTAL AT: https://omniagentsolutions.com/LCI-ballots
Please choose only one method to return your Ballot.

Class 3 and CLASS 4 Ballots must be actually received by the Solicitation Agent by the Voting Deadline, which is 5:00 p.m. (prevailing EASTERN time) on May 16, 2023, as directed on the Ballot OR CONSENT FORM, AS APPLICABLE.

If you have any questions regarding the procedure for

voting on the PlaN please contact the Solicitation Agent:

By e-mail to:

lciinquiries@omniagnt.com

By Telephone:

(888) 481-0009 (TOLL-FREE FROM US / CANADA) or +1 (747) 293-0012 (international)

This disclosure statement (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms and the terms of the Restructuring Support Agreement, this “Disclosure Statement”) provides information regarding the Restructuring Transactions and the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and Its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time in accordance with its terms and the terms of the Restructuring Support Agreement, and including all exhibits and supplements thereto, the “Plan”).2 A copy of the Plan is attached hereto as Exhibit A and is incorporated herein by reference. The Debtors are providing the information in this Disclosure Statement to certain Holders of Claims for purposes of soliciting votes to accept or reject the Plan.

[2]	Capitalized terms used but not defined in this Disclosure Statement have the meanings ascribed to such terms in the Plan.

Pursuant to the Restructuring Support Agreement, the Restructuring Transactions are currently supported by the Debtors and certain consenting stakeholders that have executed the Restructuring Support Agreement, including Holders of at least 80% in principal amount of the First Lien Senior Secured Notes Claims and 100% in principal amount of the Second Lien Term Loan Claims (collectively, the “Restructuring Support Parties”).

The consummation and effectiveness of the Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Plan. There is no assurance that the Bankruptcy Court will confirm the Plan or, if the Bankruptcy Court does confirm the Plan, that the conditions necessary for the Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each Holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Plan, and each proposed Restructuring Transaction contemplated by the Plan.

The Debtors strongly encourage Holders of Claims in Class 3 and Class 4 to read this Disclosure Statement (including the Risk Factors described in Article VIII hereof) and the Plan in their entirety before voting to accept or reject the Plan. If the requisite acceptances to the Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Plan at the Confirmation Hearing.

Recommendation by the Debtors

Each Debtor’s board of directors has approved the RESTRUCTURING transactions contemplated by the Plan and described in this Disclosure Statement. each Debtor believes that the compromises contemplated by the RESTRUCTURING TRANSACTIONS are fair and equitable, maximize the value of each of the Debtor’s ASSETS, and provide the best recovery to the DEBTORS’ STAKEholders. At this time, each Debtor believes that the RESTRUCTURING TRANSACTIONS represent the best alternative for accomplishing the Debtors’ overall restructuring objectives.

Each of the Debtors therefore strongly recommends THAT ALL HOLDERS whose votes ON THE PLAN are being solicited submit ballots to accept the Plan by returning their ballots so as to be actually received by the Solicitation Agent no later than may 16, 2023, at 5:00 P.m. (prevailing EASTERN Time) pursuant to the instructions set forth herein and In the ballots.

Special Notice Regarding Federal and State Securities Laws

The Bankruptcy Court has not reviewed this Disclosure Statement or the Plan, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Plan. Any representation to the contrary is a criminal offense. The Debtors are relying on section 4(a)(2) of the Securities Act and similar Blue Sky Laws provisions to exempt from registration under the Securities Act and Blue Sky Laws, respectively, the offer to certain Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims that are “accredited investors” as defined in Rule 501(a) of the Securities Act, respectively, of new securities prior to the Petition Date, including in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”).

After the Petition Date, the Debtors will rely on section 1145(a) of the Bankruptcy Code and the exemptions listed above to exempt from registration under the Securities Act and Blue Sky Laws the offer, sale, issuance, and distribution of the New Common Stock and New Warrants, and the shares of New Common Stock issuable upon exercise of the New Warrants under the Plan. Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized or is unlawful.

Except to the extent publicly available, this Disclosure Statement, the Plan, and the information set forth herein and therein are confidential. This Disclosure Statement and the Plan contain material non-public information concerning the Debtors, their subsidiaries, and their respective debt and Securities. Each recipient hereby acknowledges that it (a) is aware that the federal securities laws of the United States prohibit any person who has material non-public information about a company, which is obtained from the company or its representatives, from purchasing or selling securities of such company or from communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (b) is familiar with the United States Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), and the rules and regulations promulgated thereunder, and agrees that it will not use or communicate to any Person or Entity, under circumstances where it is reasonably likely that such Person or Entity is likely to use or cause any Person or Entity to use, any confidential information in contravention of the Securities Exchange Act or any of its rules and regulations, including Rule 10b-5.

Disclaimer

This Disclosure Statement contains summaries of certain provisions of the Plan and certain other documents and financial information. The information included in this Disclosure Statement is provided solely for the purpose of soliciting votes on the Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Plan. All Holders of Claims entitled to vote to accept or reject the Plan are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan. The Debtors believe that the summaries contained in this Disclosure Statement are fair and accurate. The summaries of the financial information and the documents that are attached to, or incorporated by reference in, this Disclosure Statement are qualified in their entirety by reference to such information and documents. In the event of any inconsistency or discrepancy between a description in this Disclosure Statement, on the one hand, and the terms and provisions of the Plan or the financial information and documents incorporated in this Disclosure Statement by reference, on the other hand, the Plan or the financial information and documents, as applicable, shall govern for all purposes.

Except as otherwise provided in the Plan or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement. The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or the Bankruptcy Court’s endorsement of the merits of the Plan. The statements and financial information contained in this Disclosure Statement have been made as of the date hereof unless otherwise specified. Holders of Claims reviewing the Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in this Disclosure Statement since the date of this Disclosure Statement. No Holder of a Claim should rely on any information, representations, or inducements that are not contained in or are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, and the Plan. This Disclosure Statement does not constitute legal, business, financial, or tax advice. Any Person or Entity desiring any such advice should consult with their own advisors. Additionally, this Disclosure Statement has not been approved or disapproved by the Bankruptcy Court, the SEC, or any securities regulatory authority of any state under Blue Sky Laws. The Debtors are soliciting acceptances to the Plan prior to commencing any cases under chapter 11 of the Bankruptcy Code.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The Debtors’ management, in consultation with the Debtors’ financial and restructuring advisor, has prepared the financial projections attached hereto as Exhibit D and described in this Disclosure Statement (the “Financial Projections”). The Financial Projections, while presented with numerical specificity, necessarily are based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, failure to obtain required regulatory approval of products, general business and economic conditions, and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur.

Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather constitutes, and is to be construed as, a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence and any analogous state or foreign laws or rules. As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, securities, financial, or other effects of the Plan to Holders of Claims against the Debtors or any other party in interest. Please refer to Article VIII of this Disclosure Statement, entitled “Risk Factors” for a discussion of certain risk factors that Holders of Claims voting on the Plan should consider.

Except as otherwise expressly set forth herein, all information, representations, or statements contained herein have been provided by the Debtors. No person is authorized by the Debtors in connection with this Disclosure Statement, the Plan, or the Solicitation to give any information or to make any representation or statement regarding this Disclosure Statement, the Plan, or the Solicitation, in each case, other than as contained in this Disclosure Statement and the exhibits attached hereto or as otherwise incorporated herein by reference or referred to herein. If any such information, representation, or statement is given or made, it may not be relied upon as having been authorized by the Debtors.

v

This Disclosure Statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including, but not limited to, those summarized herein. When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

[Remainder of page intentionally left blank.]

Page

I.	Introduction		1

II.	Preliminary Statement		1

III.	Questions and Answers Regarding This Disclosure Statement, THE RESTRUCTURING TRANSACTIONS, and THE Plan		3

	A.	What is chapter 11?	3
	B.	Why are the Debtors sending me this Disclosure Statement?	3
	C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?	3
	D.	Am I entitled to vote on the Plan?	4
	E.	What will I receive from the Debtors if the Plan is consummated?	4
	F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?	7
	G.	Are any regulatory approvals required to consummate the Plan?	9
	H.	What happens to my recovery if the Plan is not confirmed or does not go effective?	9
	I.	How will my litigation claims against Lannett be treated under the Plan?	10
	J.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	10
	K.	What are the sources of Cash and other consideration required to fund the Plan?	10
	L.	Are there risks to owning the New Common Stock or New Warrants upon emergence from chapter 11?	10
	M.	Is there potential litigation related to the Plan?	10
	N.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?	11
	O.	How will the preservation of the Causes of Action impact my recovery under the Plan?	11
	P.	Will there be releases and exculpation granted to parties in interest as part of the Restructuring Transactions?	12
	Q.	What is the deadline to vote on the Plan?	16
	R.	How do I vote for or against the Plan?	16
	S.	Why is the Bankruptcy Court holding a Confirmation Hearing?	17
	T.	What is the purpose of the Confirmation Hearing?	17
	U.	What is the effect of the Plan on the Debtors’ ongoing businesses?	17
	V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	17
	W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?	18
	X.	Do the Debtors recommend voting in favor of the Plan?	18

IV.	The Debtors’ Restructuring Support Agreement and Plan		18

	A.	Restructuring Support Agreement	18
	B.	The Plan	18

V.	The Debtors’ Corporate History, Structure, and Business Overview		24

	A.	Lannett’s Corporate History and Business Operations	24
	B.	Partnerships and Strategic Shift	25
	C.	The Debtors’ Prepetition Organizational and Capital Structure	26

VI.	Events Leading to the Chapter 11 Filings		28

	A.	Industry Headwinds and the Significant Increase in International Low Cost Generic Competition	28
	B.	Previous Operational Restructuring Efforts	28
	C.	Negotiation and Entry into the Restructuring Support Agreement	29

VII.	Material Developments and Anticipated Events Relating to the Restructuring transactions and POTENTIAL Chapter 11 Cases		30

	A.	Proposed Timeline	30
	B.	First Day Relief	30

VIII.	Risk Factors		31

	A.	Bankruptcy Law Considerations	31
	B.	Continued Risk Upon Confirmation	33
	C.	Risks Related to Recoveries under the Plan	38
	D.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses	39

IX.	Solicitation, Voting, and Related Matters		42

	A.	Holders of Claims Entitled to Vote on the Plan	42
	B.	Voting Record Date	43
	C.	Voting on the Plan	43
	D.	Ballots and Consent Forms Not Counted	43

X.	Confirmation of the Plan		44

	A.	Requirements for Confirmation of the Plan	44
	B.	Best Interests of Creditors/Liquidation Analysis	44
	C.	Feasibility	44
	D.	Acceptance by Impaired Classes	45
	E.	Confirmation Without Acceptance by All Impaired Classes	45
	F.	Valuation of the Reorganized Debtors	46

XI.	Certain Securities Law Matters		47

	A.	Issuance of Securities under the Plan	47
	B.	Subsequent Transfers of 1145 Securities	48
	C.	Resales of Non-1145 Securities	49
	D.	New Common Stock and Management Incentive Plan	50

XII.	Certain United States Federal Income Tax Consequences of the Plan		50

	A.	Introduction	50
	B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and Reorganized Debtors.	52
	C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Claims Entitled to Vote	55
	D.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims	62
	E.	Information Reporting and Back-Up Withholding	67

XIII.	Recommendation		68

EXHIBITS1

EXHIBIT A	Plan of Reorganization

EXHIBIT B	Restructuring Support Agreement

EXHIBIT C	Liquidation Analysis

EXHIBIT D	Financial Projections

EXHIBIT E	Valuation Analysis

[1]	Each Exhibit is incorporated herein by reference.

I.	Introduction

Lannett Company, Inc. (“LCI”) and certain of its affiliates, as prospective debtors and debtors in possession (collectively, the “Debtors”, and together with LCI’s direct non-Debtor subsidiary, the “Company” or “Lannett”), submit this Disclosure Statement to Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims against the Debtors in connection with the solicitation of votes for acceptance of the Plan.1 A copy of the Plan is attached hereto as Exhibit A and incorporated herein by reference. The Plan constitutes a separate chapter 11 plan for each of the Debtors.

The Debtors believe that the compromises contemplated BY the restructuring transactions are fair and equitable, maximize the value of the Debtors’ assets, and provide the best recovery to stakeholders. At this time, the Debtors believe That the restructuring transactions represent the best available option for accomplishing the Debtors’ overall restructuring objectives.

II.	Preliminary Statement

Lannett is a mid-sized developer, manufacturer, marketer, and distributor of generic versions of brand pharmaceutical products that address a wide range of therapeutic areas. Headquartered in Trevose, Pennsylvania, Lannett offers best-in-class products to its customers.  As of the date of this Disclosure Statement, among other obligations, the Debtors have approximately $657.17 million in aggregate outstanding principal amount of funded debt obligations, consisting of approximately:

•	$350.00 million in first lien secured notes indebtedness;
•	$220.92 million in second lien term loan indebtedness; and
•	$86.25 million in convertible notes indebtedness.

In recent years, the generic pharmaceuticals business has faced challenges resulting from significant concentration of the purchasing network for pharmaceutical medicines and a trend toward managed healthcare, which has increased third-party payor cost-containment pressures. These challenges, in addition to supply chain disruptions over time and the fallout of the COVID-19 pandemic resulted in a decline of the Company’s stock price and debt trading price.

As further explained herein, Lannett has spent significant time over the past several months working together with its existing lenders to explore strategic alternatives to best position the Company for success. The Plan reflects the culmination of those efforts and seeks to implement a comprehensive recapitalization of the Debtors’ balance sheet with overwhelming creditor support. Specifically, after extensive diligence and arms’ length negotiations with an ad hoc group of Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims (the “Ad Hoc Group” or “Consenting Stakeholders”), the Debtors reached an agreement with holders of at least 80 percent of the outstanding First Lien Senior Secured Notes Claims and holders of 100 percent of the Second Lien Term Loan Claims on the terms of the restructuring transactions set forth in that certain restructuring support agreement, dated as of April 30, 2023, a copy of which is attached hereto as Exhibit B (the “Restructuring Support Agreement” or “RSA,” and the transactions contemplated thereby, the “Restructuring Transactions”).

[1]	The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

Pursuant to the Restructuring Support Agreement, implementation of the Restructuring Transactions will occur through prepackaged chapter 11 cases on an expedited timeline. To that end, the Debtors commenced solicitation of votes to accept or reject the Plan on May 2, 2023, prior to the commencement of any Chapter 11 Cases, and set a Voting Deadline of May 16, 2023. The RSA contemplates the Debtors emerging from these Chapter 11 Cases approximately 45 days after commencement.

The Debtors, with the overwhelming support of the Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims, believe that the deleveraging and liquidity enhancing Restructuring Transactions embodied in the Restructuring Support Agreement represent the most value-maximizing path forward. Among other things, consummation of the Restructuring Transactions will eliminate approximately $597 million of the Debtors’ funded debt obligations and provide the Debtors will access to a New RCF.

The key terms of the Restructuring Transactions, as reflected in the Plan, include the following:

•	each Holder of an Allowed First Lien Senior Secured Notes Claim shall receive (i) its Pro Rata share of 97% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants and (ii) its Pro Rata share of 97% of the Takeback Exit Facility;
•	each Holder of an Allowed Second Lien Term Loan Claim shall receive (i) its Pro Rata share of 3% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants, (ii) its Pro Rata share of 3% of the Takeback Exit Facility, and (iii) its Pro Rata share of the New Warrants;
•	each Holder of an Allowed General Unsecured Claim shall, at the option of the applicable Debtor, be either (i) Reinstated or (ii) paid in full in Cash on the later of (x) the Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim;
•	on the Effective Date, all Allowed Convertible Notes Claims shall be cancelled, released, and extinguished, and will be of no further force or effect, without any distribution to Holders of Convertible Notes Claims; and
•	Existing Interests and Section 510(b) Claims[2] will be cancelled, released, and extinguished without any distribution.

For the avoidance of doubt, the Plan provides that all General Unsecured Claims, including trade claims, will be paid in full in the ordinary course of business and otherwise unimpaired by the process. In light of the foregoing, the Debtors expect to continue operating normally throughout the Chapter 11 Cases and remain focused on serving their customers and working with suppliers on normal terms.

Consummation of the Restructuring Transactions will position the Debtors to capitalize on their core strengths—including their diversified product portfolio, mid to longer term pipeline, extensive experience with productive partnerships, and strong internal product development capabilities—to achieve long-term success.  Each of the Debtors strongly believes that the Plan is in the best interests of the Debtors’ estates and represents the best available alternative at this time.  The Debtors are confident that they can implement the Restructuring Transactions to ensure the Debtors’ long-term viability.

[2]	“Section 510(b) Claims” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a security; or (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim; provided that a Section 510(b) Claim shall not include any Claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Equity Interest.

FOR THESE REASONS, THE DEBTORS STRONGLY RECOMMEND THAT HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN VOTE TO ACCEPT THE PLAN.

III.	Questions and Answers Regarding This Disclosure Statement, THE RESTRUCTURING TRANSACTIONS, and THE Plan

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking the requisite stakeholder approvals to consummate the Restructuring Transactions by confirming a chapter 11 plan of reorganization. Before soliciting acceptances of the Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Plan and to share such disclosure statement with all Holders of claims whose votes on the Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Why are votes being solicited prior to Bankruptcy Court approval of the Disclosure Statement?

By sending this Disclosure Statement and soliciting votes on the Plan prior to filing the chapter 11 cases (and therefore prior to obtaining approval by the Bankruptcy Court), the Debtors are preparing to seek Confirmation of the Plan shortly after commencing the Chapter 11 Cases. The Debtors will ask the Bankruptcy Court to approve this Disclosure Statement together with Confirmation of the Plan at the same hearing, which will be scheduled approximately 40 days after the commencement of the Chapter 11 Cases, all subject to the Bankruptcy Court’s approval and availability.

D.	Am I entitled to vote on the Plan?

Your ability to vote on, and your distribution under, the Plan, if any, depends on what type of Claim you hold and whether you held that Claim as of the Voting Record Date (as defined herein). Each category of Holders of Claims or Interests, as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	First Lien Senior Secured Notes Claims	Impaired	Entitled to Vote
Class 4	Second Lien Term Loan Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Convertible Notes Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 8	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Existing Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

E.	What will I receive from the Debtors if the Plan is consummated?

The following chart provides a summary of the anticipated recovery to Holders of Claims or Interests under the Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Plan.

The projected recoveries set forth in the table below are estimates only and therefore are subject to change. For a complete description of the Debtors’ classification and treatment of Claims and Interests, reference should be made to the entire Plan.

SUMMARY OF EXPECTED RECOVERIES[3]
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Allowed Amount of Claims[4]	Projected Recovery Under the Plan
1	Other Secured Claims

On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, in consultation with the Consenting Stakeholders:

(i)     payment in full in Cash of its Allowed Other Secured Claim;

(ii)    the collateral securing its Allowed Other Secured Claim;

(iii)   Reinstatement of its Allowed Other Secured Claim; or

(iv)   such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

			$340,000	100%
2	Other Priority Claims	On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code, which renders such Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	$11.0 million	100%
3	First Lien Senior Secured Notes Claims	On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed First Lien Senior Secured Notes Claim, each Holder of an Allowed First Lien Senior Secured Notes Claim shall receive, in full and final satisfaction of such Allowed First Lien Senior Secured Notes Claim, its Pro Rata share of 97% of the Takeback Exit Facility and its Pro Rata share of 97% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants.	$364.9 million	91%

[3]	The projected recoveries set forth in this table may change based upon changes in the amount of Claims that are Allowed as well as other factors related to the Debtors’ business operations and general economic conditions.

[4]	Projected amounts of Claims represent estimated Allowed Claims as of the Effective Date and take into account estimated payments to be made under anticipated “first-day” motions. With respect to First Lien Senior Secured Notes Claims, Second Lien Term Loan Claims, and Convertible Notes Claims, as provided in the Plan, the Allowed Amounts of such Claims include principal plus applicable interest, fees, costs, expenses, and premiums owed under the applicable debt documents through the Effective Date.

SUMMARY OF EXPECTED RECOVERIES[3]
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Allowed Amount of Claims[4]	Projected Recovery Under the Plan
4	Second Lien Term Loan Claims	On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Second Lien Term Loan Claim, each Holder of an Allowed Second Lien Term Loan Claim shall receive, in full and final satisfaction of such Allowed Second Lien Term Loan Claim: (1) its Pro Rata Share of 3% of the Takeback Exit Facility; (2) its Pro Rata share of 3% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants; and (3) its Pro Rata share of the New Warrants.	$224.2 million	5%[5]
5	General Unsecured Claims	On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall, at the option of the applicable Debtor, be either (i) Reinstated or (ii) paid in full in Cash on the later of (x) the Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.	$20.0 million	100%
6	Convertible Notes Claims	On the Effective Date, all Allowed Convertible Notes Claims shall be canceled, released, and extinguished, and will be of no further force or effect, without any distribution to Holders of Convertible Notes Claims.	$88.5 million	0%
7	Intercompany Claims	On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Intercompany Claim, each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld), either Reinstated, converted to equity, otherwise set off, settled, distributed, contributed, canceled, or released, in each case, in accordance with the Restructuring Steps Memorandum; provided that no distributions shall be made on account of any Intercompany Claims.	N/A	100% / 0%
8	Intercompany Interests	On the Effective Date, Intercompany Interests shall at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld), be (i) Reinstated or (ii) set off, settled, addressed, distributed, contributed, merged, canceled, or released, in each case, in accordance with the Restructuring Steps Memorandum.	N/A	100% / 0%

[5]	The projected recovery of Holders of Allowed Second Lien Term Loans excludes any value associated with the New Warrants. As further described in Article IV.B.3(b) herein, the New Warrants are not anticipated to have any value as of the Effective Date.

SUMMARY OF EXPECTED RECOVERIES[3]
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Allowed Amount of Claims[4]	Projected Recovery Under the Plan
9	Section 510(b) Claims	On the Effective Date, all Allowed Section 510(b) Claims, if any, shall be canceled, released, and extinguished, and will be of no further force or effect, without any distribution to Holders of Section 510(b) Claims.	N/A	0%
10	Existing Interests	On the Effective Date and without the need for any further corporate or limited liability company action or approval of any board of directors, board of managers, members, shareholders or officers of any Debtor or Reorganized Debtor, as applicable, all Existing Interests shall be canceled, released, and extinguished and will be of no further force or effect, without any distribution to Holders of Existing Interests.	N/A	0%

F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims.

Administrative Claims will be satisfied as set forth in Article II.A of the Plan, as summarized herein. Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on the date of such allowance or as soon as reasonably practicable thereafter, but in any event no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.	Professional Fee Claims.

(a)	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

(b)	Professional Escrow Account.

No later than the Effective Date, the Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

(c)	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

(d)	Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business for the period after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Priority Tax Claims.

Priority Tax Claims will be satisfied as set forth in Article II.C of the Plan, as summarized herein. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

4.	Payment of Statutory Fees.

All fees due and payable by the Debtors pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee.

5.	Payment of Certain Fees and Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth in the Plan, in the Restructuring Support Agreement, and in the Cash Collateral Order without any requirement to file a fee application with the Bankruptcy Court and without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, invoices in the form of an invoice summary without time entries for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date without any requirement: (1) to file a fee application with the Bankruptcy Court; and (2) for review or approval by the Bankruptcy Court or any other party.

G.	Are any regulatory approvals required to consummate the Plan?

There are no known regulatory approvals that are required to consummate the Plan that have not already been received by the Company or affected lenders. However, to the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to consummate the Plan, it is a condition precedent to the Effective Date that they be obtained.

H.	What happens to my recovery if the Plan is not confirmed or does not go effective?

In the event that the Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide Holders of Claims with less than they would have received pursuant to the Plan. For a more detailed description of the consequences of an extended chapter 11 case, or of a liquidation scenario, see Article X.B of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” which begins on page 44, and the Liquidation Analysis attached hereto as Exhibit C.

I.	How will my litigation claims against Lannett be treated under the Plan?

In general, litigation claims against the Company are considered General Unsecured Claims under the Plan. However, the Bankruptcy Code provides that claims for “damages arising from the purchase or sale” of securities are subordinated to claims that are senior to the security in question. 11 U.S.C. § 510(b). Any claims that are subject to subordination as set forth in section 510(b) of the Bankruptcy Code are classified under the Plan as Section 510(b) Claims (not General Unsecured Claims) and will be discharged without any recovery to the holders of such claims on the Plan Effective Date. Specifically, the securities claims brought in the case captioned Utesch v. Lannett Company, Inc. et al., 16-cv-05932-WB (E.D. Pa.) are Section 510(b) Claims because the plaintiffs allege that they suffered damages because Lannett’s stock price was artificially inflated by Lannett‘s misrepresentations and omissions concerning its knowledge of and/or participation in an anticompetitive scheme to fix certain drug prices in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5.

J.	If the Plan provides that I get a distribution, do I get it upon Confirmation or when the Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Plan refers to approval of the Plan by the Bankruptcy Court. Confirmation of the Plan does not guarantee that you will receive the distribution indicated under the Plan. After Confirmation of the Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Plan can go effective. Initial distributions to Holders of Allowed Claims will only be made on the date the Plan becomes effective—the “Effective Date”—or as soon as reasonably practicable thereafter, as specified in the Plan. See Article X of this Disclosure Statement, entitled “Confirmation of the Plan,” which begins on page 44, for a discussion of the conditions precedent to consummation of the Plan.

K.	What are the sources of Cash and other consideration required to fund the Plan?

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the New Common Stock; (3) the New Warrants; (4) the Takeback Exit Facility; and (5) the New RCF.

L.	Are there risks to owning the New Common Stock or New Warrants upon emergence from chapter 11?

Yes. See Article VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 31.

M.	Is there potential litigation related to the Plan?

Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Plan, which objections potentially could give rise to litigation. See Article VIII.D.7 of this Disclosure Statement, entitled “The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.”

In the event that it becomes necessary to confirm the Plan over the rejection of certain Classes, the Debtors may seek confirmation of the Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Plan satisfies section 1129(b) of the Bankruptcy Code. See Article X.E of this Disclosure Statement, entitled “Confirmation Without Acceptance by All Impaired Classes.”

N.	What is the Management Incentive Plan and how will it affect the distribution I receive under the Plan?

On or after the Effective Date, the Reorganized Debtors will establish a Management Incentive Plan in accordance with the terms of the Restructuring Term Sheet and the Restructuring Support Agreement. As described more fully herein, the Management Incentive Plan will reserve a pool of New Common Stock that the New Board can use to make grants from time to time to the management or officers of the Reorganized Debtors. The issuance of New Common Stock pursuant to the Management Incentive Plan will dilute all New Common Stock then outstanding.

O.	How will the preservation of the Causes of Action impact my recovery under the Plan?

The Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Plan, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released or exculpated in the Plan (including, without limitation, by the Debtors) pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors may settle any such Cause of Action without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute between the Reorganized Debtors and the Entity against whom the Reorganized Debtors are asserting the Cause of Action regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation (to the extent applicable) of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to Article IV.Q of the Plan include any Claim or Cause of Action with respect to, or against, a Released Party or Exculpated Party.

P.	Will there be releases and exculpation granted to parties in interest as part of the Restructuring Transactions?

The Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the Restructuring Support Parties in obtaining their support for the Restructuring Transactions pursuant to the terms of the Restructuring Support Agreement.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Restructuring Transactions, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

Importantly, the following parties are included in the definition of “releasing parties” and will be deemed to have expressly, unconditionally, generally, individually, and collectively released and discharged all Claims and Causes of Action against the Debtors and the Released Parties: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents; (e) all Holders of Claims that vote to accept the Plan; (f) all Holders of Claims or Interests that are presumed to accept the Plan and who do not affirmatively opt out of the releases provided by the Plan; (g) all Holders of Claims or Interests that are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (h) all Holders of Claims who abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (i) all Holders of Claims who vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; and (k) each Related Party of each Entity in clauses (a) through (i)  for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that, for the avoidance of doubt, each Holder of Claims and/or Interests that is party to or has otherwise signed the Restructuring Support Agreement shall not opt out of the releases. THE releases, in each case, are an integral element of the Plan.

The Debtors believe that the releases and exculpations in the Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Third Circuit. The Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the Plan’s release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Plan are copied in pertinent part below.

1.	Release of Liens.

Except as otherwise provided in the Takeback Exit Documents and the New RCF Documents, as applicable, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall, at the sole cost and expense of the Reorganized Debtors, take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, the Takeback Exit Facility Agent, or the New RCF Agent, as applicable, that are necessary or desirable to record or effectuate the cancelation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

2.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Debtor or other Entity, or that any holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan; or (c) any matters retained by the Debtors and the Reorganized Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, the Released Parties’ contribution to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for a hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

3.	Releases by the Releasing Parties.

As of the Effective Date, each Releasing Party is deemed to have, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or the Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; or (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

4.	Exculpation.

Notwithstanding anything contained in the Plan to the contrary, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

5.	Injunction.

Effective as of the Effective Date, all Entities that have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (4) asserting any right of setoff or subrogation of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date or has filed a Proof of Claim or proof of Interest indicating that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities released, settled or subject to exculpation pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Takeback Exit Facility and the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement, the Takeback Exit Facility, and the New RCF, as applicable) executed to implement the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.F of the Plan.

For more detail, see Article VIII of the Plan, entitled “Settlement, Release, Injunction, and Related Provisions,” which is incorporated herein by reference.

Q.	What is the deadline to vote on the Plan?

The Voting Deadline with respect to the Plan is May 16, 2023, at 5:00 p.m. (prevailing Eastern Time).

R.	How do I vote for or against the Plan?

Detailed instructions regarding how to vote on the Plan are contained on the ballots distributed to Holders of Claims that are entitled to vote on the Plan. For your vote to be counted, your ballot must be properly completed, executed, and delivered as directed, so that the ballot containing your vote is actually received by the Solicitation Agent on or before the Voting Deadline, i.e., May 16, 2023, at 5:00 p.m., prevailing Eastern Time. See Article IX of this Disclosure Statement, entitled, “Solicitation, Voting, and Related Matters” which begins on page 42 for more information.

S.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Plan and recognizes that any party in interest may object to Confirmation of the Plan. The Confirmation Hearing will be scheduled by the Bankruptcy Court shortly after the commencement of the Chapter 11 Cases. All parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled.

T.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

U.	What is the effect of the Plan on the Debtors’ ongoing businesses?

The Debtors will seek to reorganize under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date of the Plan means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect and (2) all conditions to Consummation have been satisfied or waived (see Article IX of the Plan). On or after the Effective Date, and unless otherwise provided in the Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Plan will be deemed authorized and approved.

V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

As of the Effective Date, the term of the current members of the board of directors of LCI shall expire, such current directors shall be deemed to have resigned, and all of the directors for the initial term of the New Board shall be appointed. The New Board shall consist of the Debtors’ CEO and two (2) such other members to be appointed by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Plan?

If you have any questions regarding this Disclosure Statement or the Plan, please contact the Debtors’ Solicitation Agent, Omni Agent Solutions, via one of the following methods:

By electronic mail at:

lciinquiries@omniagnt.com

By telephone at:

(888) 481-0009 (toll free) or +1 (747) 293-0012 (international)

Copies of the Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at at https://omniagentsolutions.com/LCI (free of charge) or, following the commencement of the Chapter 11 Cases (if applicable), the Bankruptcy Court’s website at https://ecf.deb.uscourts.gov (for a fee).

X.	Do the Debtors recommend voting in favor of the Plan?

Yes. The Debtors believe that the Restructuring Transactions provide for a larger distribution to the Debtors’ stakeholders than would otherwise result from any other available alternative. The Debtors believe that the Restructuring Transactions (as set forth in the Plan), which contemplate a significant deleveraging of the Debtors’ balance sheet and will allow them to emerge from chapter 11 expeditiously, is in the best interest of all Holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Plan, as applicable.

IV.	The Debtors’ Restructuring Support Agreement and Plan

A.	Restructuring Support Agreement

On April 30, 2023, the Debtors and the Consenting Stakeholders entered into the Restructuring Support Agreement. The Debtors have since further documented the terms of the Restructuring Transactions contemplated thereby, including in the Plan, and have commenced solicitation of votes on the Plan.

The Restructuring Support Agreement and the Plan represent significant steps in the Debtors’ restructuring process. Pursuant to the Restructuring Support Agreement, the Restructuring Transactions are broadly supported by holders of secured claims and treat General Unsecured Claims as unimpaired. The Restructuring Support Agreement will allow the Debtors to proceed expeditiously through chapter 11 to a successful emergence. The Restructuring Transactions contemplated by the Restructuring Support Agreement and the Plan will eliminate approximately $597 million of the Debtors’ debt obligations. With a substantially deleveraged balance sheet, the Reorganized Debtors will be well positioned to implement the Company’s business plan and achieve long-term success.

B.	The Plan

The Plan contemplates the following key terms, among others described herein and therein:

1.	General Settlement of Claims and Interests

To the extent provided for by the Bankruptcy Code and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the First Lien Senior Secured Notes Claims, and Second Lien Term Loan Claims and (2) any claim to avoid, subordinate, or disallow any First Lien Senior Secured Notes Claims, and Second Lien Term Loan Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. To the extent provided for by the Bankruptcy Code, the Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

2.	Restructuring Transactions

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, as set forth in the Restructuring Transactions Memorandum or as otherwise reasonably acceptable to the Required Consenting Stakeholders, which may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, the Restructuring Support Agreement, and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents constituting the Plan Supplement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement, and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (4) the execution and delivery of the New Organizational Documents (including the New Stockholders Agreement); and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (5) the execution and delivery of the New RCF Documents and Takeback Exit Documents; (6) the execution and delivery of the New Warrant Agreement, including the issuance and distribution of the New Warrants; and (7) all other actions that the applicable Entities determine, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.  The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

3.	Sources of Consideration for Plan Distributions

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the New Common Stock; (3) the New Warrants; (4) the Takeback Exit Facility; and (5) the New RCF.

(a)	New Common Stock

On the Effective Date, Reorganized LCI shall issue the New Common Stock pursuant to the Plan. The issuance of the New Common Stock, including equity awards reserved for the Management Incentive Plan and the Short Term Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable.

All of the shares (or comparable units) of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms. As a condition to receiving the New Common Stock, Holders of Allowed First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims will be required to execute and deliver the New Stockholders Agreement; provided, however, that, notwithstanding any failure to execute the New Stockholders Agreement, any Entity that is entitled to and accepts a distribution of New Common Stock under the Plan, by accepting such distribution, will be deemed to have accepted and consented to the terms of the New Stockholders Agreement (solely in such Entity’s capacity as a stockholder of Reorganized LCI), without the need for execution by any party thereto. The New Stockholders Agreement will be effective as of the Effective Date and, as of such date, will be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock will be bound thereby in all respects. The New Common Stock will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

As of the Effective Date, the Reorganized Debtors will not be subject to any reporting requirements promulgated by the SEC.

(b)	Issuance of New Warrants

On the Effective Date, Reorganized LCI shall issue the New Warrants pursuant to the Plan. The New Warrants are not anticipated to have any value as of the Effective Date and are designed to provide incremental recovery to Holders of Second Lien Term Loan Claims solely to the extent the value of the reorganized Company provides Holders of First Lien Senior Secured Notes Claims a recovery on account of such Claims in the future at par plus accrued. This is reflected in the strike price of the New Warrants.

The issuance of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Warrants shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Warrants shall be deemed as its agreement to the New Warrant Agreement, as the same may be amended or modified from time to time following the Effective Date in accordance with its terms. The New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each Holder of New Warrants shall be bound thereby (without any further action or signature) in all respects, whether or not such Holder has executed the New Warrant Agreement. The New Warrants will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

(c)	Takeback Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Takeback Exit Facility pursuant to the Takeback Exit Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Takeback Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Takeback Exit Facility, including the Takeback Exit Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Takeback Exit Facility.

As of the Effective Date, all of the Liens and security interests to be granted by the Debtors in accordance with the Takeback Exit Documents: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the Takeback Exit Documents; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the Takeback Exit Documents, the Takeback Exit Facility agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the Takeback Exit Documents. The Takeback Exit Facility agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the Takeback Exit Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

(d)	New RCF

As part of the Restructuring Transactions, the Debtors and the Consenting Stakeholders agreed, for administrative convenience, to terminate the prepetition revolving credit facility and cash collateralize outstanding letters of credit. The Debtors will negotiate the terms of the New RCF to be put in place on the Effective Date during these chapter 11 cases.

On the Effective Date, the Reorganized Debtors shall enter into the New RCF pursuant to the New RCF Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the New RCF and the New RCF Documents; as applicable and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to take any and all actions necessary or appropriate to consummate the New RCF, including executing and delivering the New RCF Documents, in each case, without any further notice to or order of the Bankruptcy Court.

As of the Effective Date, and to the extent applicable, all of the Liens and security interests to be granted by the Debtors in accordance with the New RCF Documents, as applicable: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the New RCF Documents, as applicable; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the New RCF Documents, the New RCF Agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the New RCF Documents, as applicable. The New RCF Agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the New RCF Documents, as applicable, have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

4.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, no Reorganized Debtor shall be treated as being liable on any Claim that is discharged pursuant to the Plan.

5.	Directors and Officers of the Reorganized Debtors

As of the Effective Date, the term of the current members of the board of directors of LCI shall expire, such current directors shall be deemed to have resigned, and all of the directors for the initial term of the New Board shall be appointed. The New Board shall consist of the Debtors’ CEO and two (2) such other members to be appointed by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

6.	Management Incentive Plan

After the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan, which shall be designed, implemented, and determined by New Board, under which no less than 10% of the New Common Stock outstanding on the Effective Date (on a fully diluted and fully distributed basis, treating the Management Incentive Plan as fully allocated) will be reserved for grants made from time to time to the management or officers of the Reorganized Debtors. The Plan will provide that grants of at least 30% of the New Common Stock reserved under the Management Incentive Plan will be allocated within 60 days of the Effective Date.

On the Effective Date, the employment agreement for the Debtors’ CEO shall be amended to provide the Debtors’ CEO with the right to resign for “good reason” pursuant to the terms of such agreement in the event the terms and conditions (including allocation) of the award to the Debtors’ CEO under the Management Incentive Plan are not reasonably acceptable to the Debtors’ CEO. On the Effective Date, the employment agreements for the non-CEO Named Executive Officers shall be amended to provide the non-CEO Named Executive Officers with the right to resign for “good reason” pursuant to the terms of such agreements, in which case they will be entitled to 75% of their applicable severance payments, in the event the award to such Named Executive Officer under the Management Incentive Plan (i) is not on substantially similar terms and conditions (but not allocation) as the award reasonably acceptable to the Debtors’ CEO or (ii) provides for an allocation to such Named Executive Officer that is materially less than the award that the Debtors’ CEO recommends to the New Board in writing.

7.	Compensation and Benefits Programs

Except as otherwise set forth in the Plan, on the Effective Date, the Debtors shall assume all employment agreements or letters, indemnification agreements, severance agreements, retention agreements, or other agreements entered into with current and former officers and other employees, including the Short Term Incentive Plan.6 Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Existing Interests in any of the Debtors, which shall not constitute or be deemed to constitute Executory Contracts and shall be deemed terminated on the Effective Date;

[6]	“Short Term Incentive Plan” means the FY2023 short-term incentive plan for LCI’s employees in existence as of the effective date of the Restructuring Support Agreement, as amended by the CEO STI Side Letter Agreement. Any and all payments to be made under the Short Term Incentive Plan shall be made pursuant to the terms and conditions thereof, including continued service requirements and the satisfaction of any and all performance metrics contemplated thereby, as approved by the Board or Compensation Committee, as applicable.

(b)	Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; and

(c)	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Program.

V.	The Debtors’ Corporate History, Structure, and Business Overview

A.	Lannett’s Corporate History and Business Operations

Founded in the 1940’s, Lannett was one of the oldest generic drug manufacturers operating in the United States. Historically, the Company competed for an increasing share of the generic market, and grew to become a meaningful developer, manufacturer, marketer, and distributor of generic versions of brand pharmaceutical medicines that address a wide range of therapeutic areas. This growth was a result of additions to the Company’s lines of generic products from internal development and partners, new customer awards, driving higher unit sales, and a management emphasis looking to minimize unnecessary overhead and administrative costs. Today, Lannett is headquartered in Trevose, Pennsylvania, and employs approximately 500 employees. The Company’s top tier commercial platform is built upon a foundation of long-standing customer relationships, a nimble and reliable US-based supply chain, and exceptional product quality and customer service.

Since January 2018, the Company has launched 60 new products which have generated more than $620 million of aggregate revenue. The Company is focused on providing affordable high-quality products that improve and enhance people’s lives through its diversified portfolio of about 100 products, including tablet, capsule, and liquid oral generic medications, across diverse groups of therapeutic categories. Examples of the Company’s marketed products include generics such as Amphetamine Salts, Posaconazole, Fluphenazine, and Levothyroxine. Notably, around 50 percent of the Company’s products rank first, second, or third in market share.

The Company primarily generates revenue through filing and receiving approval and launch of abbreviated new drug applications (“ANDAs”), and launches of manufactured drugs from strategic partnerships, and from business and products acquired as a result of the purchases of Silarx Pharmaceuticals, Inc. and Kremers Urban Pharmaceuticals Inc., respectively, in 2015. A significant portion of the Company’s net sales are procured by entering into contracts with a handful of Group Purchasing Organizations (“GPOs”) which represent the major drug pharmaceutical wholesalers in the United States and procure the majority of the brands and generics sold in the United States which enable the Company to sell or ship its products to the GPOs’ members. Lannett’s customers also include direct purchasers such as generic pharmaceutical distributors, drug wholesalers, chain drug retailers, private label distributors, mail-order pharmacies, managed care organizations, hospital buying groups, governmental entities, and health maintenance organizations.

The Company currently maintains three primary facilities: (a) one 432,000 square foot facility in Seymour, Indiana which has a production capacity of approximately four billion doses based on the Company’s current product mix as of the Petition Date and plant configuration; and (b) two research and development facilities in Philadelphia, Pennsylvania—one of which contains the Company’s analytical research and development and quality control laboratories and is scheduled to close in 2023, and the other of which is currently not operating and is scheduled to be sold.

As further described below, Lannett is currently developing two new products, biosimilar7 Insulin glargine and biosimilar Insulin aspart, with strategic alliance partner YiChang HEC ChangJiang Pharmaceutical Co., Ltd, an HEC Group company (collectively “HEC”). Insulin glargine is a long-acting Insulin used to treat adults with Type 2 diabetes, as well as adults and pediatric patients with Type 1 diabetes, for the control of high blood sugar. Insulin aspart is a short-acting Insulin used to treat adults with Type 1 and Type 2 diabetes for the control of high blood sugar.

It is estimated that combined, the two products would compete in a U.S. market that currently approximates $3 billion in manufacturer reported combined sales of these insulins. As part of the effort to file a biosimilar Biologics License Application with the Food and Drug Administration (“FDA”), in June 2019, the Company initiated and successfully completed the first clinical study to directly compare the Lannett/HEC Insulin glargine to US Lantus®. Lannett anticipates submitting the Biologics License Application on account of the Insulin products to the FDA within the next several months but does not know for certain if or when the FDA will approve such products. The Insulin products are a key driver of the Debtors’ go-forward revenue expectations.

B.	Partnerships and Strategic Shift

Over the last few years, market dynamics have shifted dramatically in ways that have eroded some of the Company’s competitive advantages. To compete within the generic and/or biosimilar markets in the future, the Company needs to access more specialized technologies and capabilities for product development and lower cost manufacturing. As such, the Company has continued to build on existing partnerships and develop new ones to develop, manufacture, and distribute products, including the long-term strategic partnership with HEC.

In 2016, the Company and HEC forged a partnership to co-develop a biosimilar insulin glargine pharmaceutical product for the U.S. market, and to distribute other products in the U.S. market for HEC. The Company anticipates filing the Biologics License Application (i.e., the formal request to the FDA to introduce a biologic product into interstate commerce or a “BLA”) for the biosimilar Insulin glargine in calendar 2023 with a potential launch in calendar year 2024. In February 2021, the Company expanded its strategic relationship with HEC and added a new co-development agreement for biosimilar Insulin aspart, which is looking to launch around the end of calendar year 2025. In addition, the Company anticipates marketing other generic products developed by HEC with several launches expected over the next few years.

The Company has several other existing supply and development agreements with both international and domestic companies including Respirent for the development of generic combination drug and device products. In the past year, it has added several non-oral dosage forms through partnership, including Sevoflurane Inhalation Solution and Fludarabine injectable. Like its drug/device respiratory and injectable insulin development programs, these new dosage forms are subject to relatively less competition and, thus, offer the prospect of more relative value. In addition, the Company is currently in negotiations regarding similar agreements with other companies through which the Company expects to market and distribute future products. The Company intends to continue to capitalize on both its deep understanding of the market and strong customer relationships to build market share for such products.

[7]	Biosimilar drugs are drugs that are substantially similar to another biological product already approved. Unlike a generic version of a drug, a biosimilar drug is not an exact copy of a brand name drug. Rather, among other differences, biosimilar drugs are made from biological sources instead of chemical sources and require a different type of FDA approval than a generic drug.

Additionally, the Company, with the knowledge of its lenders, is currently considering the sale of certain assets and/or partnering of its Seymour pharmaceutical manufacturing plant. The Company currently seeks to sell the facility and its current contract manufacturing business to a pharmaceutical manufacturer of generic and brand medicines that could benefit from the site’s exceptional history of FDA compliance, and with whom it would partner to continue manufacturing its products at the site. The Company’s existing ANDAs and NDAs are not part of any potential sale. This shift reflects the Company’s broader strategic initiative to focus on less capital-intensive operations of the portfolio where profitability is often determined by both base operating cost and operational volume. The Company plans to leverage management’s expertise in identifying new product opportunities, leading development, and own intellectual property associated with Abbreviated New Drug Application (“ANDA”) and BLAs. In addition, the Company is focused on leveraging, where appropriate, select contract development and manufacturing organizations to access a diverse range of technologies with lower sustainable costs to manufacture higher-value often complex new products with more competitive, higher-margin cost structures.

C.	The Debtors’ Prepetition Organizational and Capital Structure

The Debtors’ current organizational structure is reflected, in simplified form, in the following chart.

As of the date of this Disclosure Statement, the Debtors have approximately $657.17 million in aggregate outstanding funded debt obligations. Each of the Debtors in these chapter 11 cases are obligors under the First Lien Indenture and the Second Lien Credit Agreement (as defined below).

Funded Debt[8]	Approximate Outstanding Principal Amount
First Lien Senior Secured Notes	$350.00 million
Second Lien Term Loan	$220.92 million
Convertible Notes	$86.25 million

Total Funded Debt Obligations	$657.17 million

[8]	Prior to the Petition Date, the Debtors were party to a $45 million revolving credit facility (the “Revolving Credit Facility”) with Wells Fargo Bank, National Association. As of May 1, 2023, there was no principal amount outstanding under the Revolving Credit Facility. On May 1, 2023, the $1.8 million of letters of credit issued thereunder were cash collateralized and the Revolving Credit Facility was terminated.

1.	First Lien Senior Secured Notes

Lannett, as issuer, certain subsidiaries of Lannett, as guarantors from time to time, and Wilmington Trust, National Association, as trustee and note collateral agent, are each party to the certain Indenture, dated as of April 22, 2021, supplemented April 22, 2021 (as the same may be amended, supplemented, restated, or otherwise modified from time to time).

The First Lien Senior Secured Notes are guaranteed by Debtor Kremers Urban Pharmaceuticals, Inc., Debtor Cody Laboratories, Inc., and Debtor Silarx Pharmaceuticals, Inc., and are secured on a first priority basis by substantially all of the Debtors’ assets. The First Lien Senior Secured Notes mature in April 2026, unless earlier redeemed or repurchased in accordance with their terms, and accrue interest at a rate of 7.750% per annum. As of the Petition Date, approximately $350.00 million in principal amount of the First Lien Senior Secured Notes are outstanding.

2.	Second Lien Term Loan Facility

Lannett, as borrower, certain subsidiaries of Lannett, as guarantors, the lenders party thereto, and Alter Domus (US) LLC, as Administrative Agent and collateral agent, are each party to that certain Second Lien Credit and Guaranty Agreement, dated as of April 22, 2021 (as further amended, supplemented, amended and restated, or otherwise modified from time to time, the “Second Lien Term Loan Facility”).

The Second Lien Term Loan is secured on a second-priority basis to the First Lien Senior Secured Notes by substantially all of the Debtors’ assets. The Second Lien Term Loan Facility matures on July 21, 2026, and accrues interest at a rate of 10% per annum. As of the Petition Date, approximately $220.92 million, plus applicable interest, fees, costs and expenses remains outstanding under the Second Lien Term Loan Facility.

3.	Convertible Notes

Lannett, as issuer and Wilmington Trust, National Association, as trustee, are each party to the certain Indenture, dated as of September 27, 2019 (as the same may be amended, supplemented, restated, or otherwise modified from time to time). The obligations under the Convertible Notes are unsecured. Interest on the Convertible Notes is payable semi-annually on each April 1 and October 1. The Convertible Notes are scheduled to mature in October 2026. As of the Petition Date, approximately $86.25 million in principal amount of the Convertible Notes are outstanding.

4.	Warrants

As of the Petition Date, warrants to purchase up to 2,070,000 shares of common stock (as defined below) at an exercise price of $27.52 per share are outstanding.

5.	Equity

As of the Petition Date, approximately 10.8 million shares of Lannett’s common stock, par value $0.001 per share (the “common stock”), are outstanding. On April 19, 2023, Lannett received a written notice from the New York Stock Exchange (“NYSE”) dated April 19, 2023 notifying the Company that the NYSE will commence proceedings to delist the Company’s common stock from the NYSE. The NYSE reached this determination pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company has fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization of at least $15,000,000 over a consecutive 30-trading day period. The NYSE suspended trading in the Company’s common stock immediately after the market close on April 19, 2023. Before being de-listed, Lannett’s common stock traded on the New York Stock Exchange under the ticker symbol “LCI”. The Company’s common stock now trades in the over-the-counter market.

VI.	Events Leading to the Chapter 11 Filings

A.	Industry Headwinds and the Significant Increase in International Low Cost Generic Competition

For decades, the Company was competitive in the United States solid oral dose generics market due to its reliable and high quality but not necessarily lowest cost supply chain, its flexibility, and nimble management. Its high-quality supply chain is evidenced by the Company’s impressive FDA inspection histories. From fiscal year 2001 to fiscal year 2017, the Company grew its total net sales from $12.1 million to $684.6 million including two significant acquisitions. In particular, the Company acquired the larger Kremers Urban Pharmaceutical business for approximately $1.2 billion in 2015. In recent years, the generic pharmaceuticals business has faced challenges resulting from significant increasing concentration of the purchasing network for pharmaceutical products and a trend toward managed healthcare, which has increased third-party payor cost-containment pressures, resulting in a decrease in the Company’s sales.

Most drastically, the Company has also faced notably accelerated global competition as new entrants emerged in the generic drug market, including with respect to the key products supplied by the Company, thereby significantly impacting value of the Company’s biggest product lines. The majority of these new market competitors arose largely due to low cost overseas suppliers, primarily from India, that provided new market participants with a lower cost core manufacturing base than the Company’s own core manufacturing base that had been acquired when prevailing market prices were appreciably higher. Today, the significant majority of medicines consumed in the United States are from these overseas competitors. These low-cost international Asian suppliers, combined with customer consolidation, eroded competitive advantages that previously drove Company growth. The impacts were felt across the industry and many of the Company’s peers struggled to keep up with a rapidly changing environment.

In recent years, like many other businesses today, the Company has faced disruption across its supply chain, including shipping delays, higher prices from suppliers, and reduced availability of materials, particularly excipients and packaging components. Several key suppliers of active pharmaceutical ingredients or other excipients were either significantly delayed or unable to provide key materials for both online and potential new products in the Company’s portfolio. These disruptions were often related to expanding compliance matters between such suppliers and the FDA. To a lesser extent, some fallout of the COVID-19 pandemic also impacted the costs of supply and the speed and effectiveness of working with the Company’s global supply network. The Company regularly communicates with its suppliers, third-party partners, customers, healthcare providers, and government official in order to respond rapidly to any issues as they arise.

B.	Previous Operational Restructuring Efforts

As a result of these industry headwinds, over the last five years, the Company has taken numerous steps to decrease costs and strengthen its core operations.

In June 2018, Lannett implemented a restructuring plan with respect to its wholly-owned subsidiary Cody Laboratories, Inc. (“Cody Labs”) to focus on a more select set of opportunities (the “Cody Restructuring Plan”). The Cody Restructuring Plan generated approximately $10 million of annualized cost savings. In September 2018, in response to the nonrenewal of one of the Company’s key distribution agreements, Lannett announced further restructuring initiatives including ceasing operations at Cody Labs, the closure of a plant and distribution center in Philadelphia, and further headcount reductions. These initiatives resulted in approximately $66 million of gross annualized cost savings over a two-year period, with $33 million re-invested towards the growth of the Company.

To address accelerating near-term competition and cross-industry pricing pressure with respect to certain of its key products, Lannett implemented a second restructuring and cost savings plan in July 2020 (the “2020 Restructuring Plan”) which enhanced manufacturing efficiencies, streamlined operations, and reduced the Company’s cost structure. The 2020 Restructuring Plan included the consolidation of the Company’s research and development function into a single location and resulted in annual cost savings in excess of $15 million.

In November 2021, following a record and extended period of industry decline, the Company endeavored to further optimize its operations, improve efficiencies, and reduce costs by implementing another restructuring and cost savings plan (the “2021 Restructuring Plan”). In connection with the 2021 Restructuring Plan, Lannett consolidated its manufacturing footprint by transferring certain liquid drug production from its Silarx Pharmaceuticals, Inc. (“Silarx”) facility in Carmel, New York to its main plant in Seymour, Indiana. Operations at the facility in Carmel, New York were ultimately sold in March 2022. The 2021 Restructuring Plan also provided for the scale back or discontinuance of several products manufactured by Silarx and Kremers Urban Pharmaceuticals, Inc., the scale back of the Company’s research and development operations, and a reduction in headcount. The 2021 Restructuring Plan is still in the process of being implemented and projects an annual cost savings of approximately $20 million.

In light of still challenging market conditions, in the fall of 2022, the Company, with the assistance of FTI Consulting, Inc., formulated a comprehensive business plan that contemplated a repositioning of its business (the “2022 Business Plan”). The goal of the 2022 Business Plan was to provide the Company sufficient liquidity runway to launch products in its pipeline that would in turn increase profitability in the coming years, without the need for an in-court restructuring.

C.	Negotiation and Entry into the Restructuring Support Agreement

In light of the Company’s declining stock price, the debt trading price, and market conditions, in mid-2022, the Company’s advisors began to receive outreach from counsel to the Ad Hoc Group to engage with the Company regarding the 2022 Business Plan and the Company’s future prospects. The Company initially focused its efforts on developing the 2022 Business Plan, and then began discussing that plan with counsel to the Ad Hoc Group. In early 2023, these conversations continued, including with respect to the Ad Hoc Group’ views on the feasibility of the 2022 Business Plan. The Ad Hoc Group became restricted on March 1, 2023 in order to more fully engage in these conversations.

In mid-March 2023, around the same time as significant market announcements related to the reduction of list prices of Insulin manufacturers, the Ad Hoc Group provided the Company a proposal to engage in a comprehensive restructuring, which included an equitization of the First Lien Senior Secured Noteholders and Second Lien Term Loan Lenders’ debt through chapter 11 proceedings. After analyzing available options in light of their projected business plan (and risks associated therewith) the Company ultimately decided to engage with the Ad Hoc Group to determine a path forward. Ultimately, the Company decided that a comprehensive restructuring solution to deleverage its balance sheet was necessary and began negotiating the terms of a transaction.

In light of those ongoing negotiations, the Company determined to defer a $1.9 million interest payment on the Convertible Notes that was due on April 3, 2023 and enter into the 30-day grace period. The Company also deferred payments due on account of their First Lien Senior Secured Notes ($13.6 million on April 17, 2023) and Second Lien Term Loan ($2.7 million on April 24, 2023). On April 19, 2023, the New York Stock Exchange announced that it was initiating proceedings to delist the Company’s common stock.

After extensive, arm’s-length negotiations, on April 30, 2023, the Debtors and the Consenting Stakeholders entered into the Restructuring Support Agreement.9 The Restructuring Support Agreement provides for a comprehensive in-court restructuring whereby the Restructuring Transactions would be implemented through a debt-for-equity exchange, as further detailed herein and in the Plan. Importantly, the Restructuring Support Agreement provided that all General Unsecured Claims, including employee and vendor obligations, would be paid in full in cash in the ordinary course of business.

The Restructuring Support Agreement provides for the reorganization of the Debtors as a going concern with a substantially deleveraged capital structure and sufficient liquidity to implement the Debtors’ go-forward business plan. Consummation of the Restructuring Transactions will reduce the Debtors’ debt obligations by more than $597 million and reduces annual cash interest expenses by approximately $42 million. The Restructuring Support Agreement represents the successful culmination of months of restructuring efforts and a significant compromise and continued commitment to the Debtors’ future by its key creditor constituencies.

VII.	Material Developments and Anticipated Events Relating to the Restructuring transactions and POTENTIAL Chapter 11 Cases

A.	Proposed Timeline

As part of the Restructuring Support Agreement, the Debtors agreed to the following milestones to ensure an orderly, timely implementation of the Restructuring Transactions:

Event	Date
Solicitation Commencement Date	May 2, 2023
Petition Date	May 4, 2023
Plan and Disclosure Statement to be filed with the Bankruptcy Court	Two (2) days after the Petition Date
Entry of the Cash Collateral Order	Five (5) days after the Petition Date
Voting Deadline	May 16, 2023 at 5:00 p.m. prevailing Eastern Time
Entry of Disclosure Statement Order and Confirmation Order	Forty (40) days after the Petition Date
Occurrence of the Effective Date	Forty-five (45) days after the Petition Date, subject to any regulatory and/or third-party approvals that are necessary to consummate the Restructuring Transactions

B.	First Day Relief

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors intend to file several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, facilitating the continuation of the Debtors’ relationships with employees, vendors, and customers in the ordinary course following the commencement of the Chapter 11 Cases. In such event, the First Day Motions, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at https://omniagentsolutions.com/LCI.

[9]	To facilitate entry into the Restructuring Agreement, the Debtors’ CEO agreed to modify the terms of his Short Term Incentive Plan, as described in the Lannett Company, Inc., Current Report (Form 8-K) (May 1, 2023).

VIII.	Risk Factors

Holders of Claims should read and consider carefully the risk factors set forth below before voting to accept or reject the Plan. Although there are many risk factors discussed below, these factors should not be regarded as constituting the only risks present in connection with the Debtors’ businesses or the Plan and its implementation.

A.	Bankruptcy Law Considerations

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to Holders of Allowed Claims under the Plan but will not necessarily affect the validity of the vote of the Impaired Classes to accept or reject the Plan or necessarily require a re-solicitation of the votes of Holders of Claims in such Impaired Classes.

1.	There Is a Risk of Termination of the Restructuring Support Agreement

The Restructuring Support Agreement contains provisions that give the Restructuring Support Parties (collectively or individually, as applicable) the ability to terminate the Restructuring Support Agreement upon the occurrence of certain events or if certain conditions are not satisfied, including the Debtors’ failure to use commercially reasonable efforts to achieve certain milestones. To the extent that events giving rise to termination of the Restructuring Support Agreement occur, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Plan, which could result in the loss of support for the Plan by important creditor constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Plan.

2.	Parties in Interest May Object to the Plan’s Classification of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

3.	The Conditions Precedent to the Effective Date of the Plan May Not Occur.

As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not met or waived, the Effective Date will not take place.

4.	The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	solicitation comply with applicable non-bankruptcy law;

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

•	the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

5.	The Debtors May Fail to Satisfy Vote Requirements

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the Holders of Allowed Claims as those proposed in the Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Plan.

6.	The Debtors May Not Be Able to Secure Confirmation of the Plan

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, holders of Allowed Claims against them or Interests would ultimately receive.

The Debtors, subject to the terms and conditions of the Plan and the Restructuring Support Agreement (including the requirement that the Plan be in form and substance acceptable to the Required Consenting Stakeholders (as defined in the Restructuring Support Agreement)), reserve the right to modify the terms and conditions of the Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Plan.

7.	Nonconsensual Confirmation

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Plan satisfies these requirements, and the Debtors may, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Plan may result in, among other things, increased expenses relating to professional compensation.

B.	Continued Risk Upon Confirmation

Even if the Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as deterioration or other changes in economic conditions, changes in the industry, changes in interest rates, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for the products and services the Debtors provide, and increasing expenses.

At the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Plan to achieve the Debtors’ state goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

1.	A Liquid Trading Market for the Shares of New Common Stock or New Warrants May Not Develop

The New Common Stock (including the MIP New Common Stock) and New Warrants will be new issuances of Securities, and there is no established trading market for those Securities. The New Common Stock and New Warrants will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company. As of the Effective Date, the Reorganized Debtors will not be subject to any reporting requirements promulgated by the SEC.

You may not be able to sell your New Common Stock or New Warrants at a particular time or at favorable prices. As a result, the Debtors cannot assure you as to the liquidity of any trading market for the New Common Stock or New Warrants. Accordingly, you may be required to bear the financial risk of your ownership of the New Common Stock or New Warrants indefinitely. If a trading market were to develop, future trading prices of the New Common Stock or New Warrants may be volatile and will depend on many factors, including:  (a) the Debtors’ operating performance and financial condition; (b) the interest of securities dealers in making a market for them; and (c) the market for similar Securities.

2.	Restricted Securities Issued under the Plan May Not Be Resold or Otherwise Transferred Unless They Are Registered Under the Securities Act or an Exemption from Registration Applies

To the extent that Securities issued pursuant to the Plan are not covered by section 1145(a)(1) of the Bankruptcy Code, such securities shall be issued pursuant to section 4(a)(2) under the Securities Act and will be deemed “restricted securities” that may not be sold, exchanged, assigned, or otherwise transferred unless they are registered, or an exemption from registration applies, under the Securities Act. Holders of such restricted securities may not be entitled to have their restricted securities registered and will be required to agree not to resell them except in accordance with an available exemption from registration under the Securities Act.

Under Rule 144 of the Securities Act, the resale of restricted securities is permitted if certain conditions are met, and these conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer, as defined in Rule 144. A non-affiliate who has not been an affiliate of the issuer during the preceding ninety (90) days may resell restricted securities under Rule 144 after a one-year holding period. An affiliate may resell restricted securities after a one-year holding period in a resale under Rule 144, but only if certain current public information regarding the issuer is available at the time of the sale and only if the affiliate also complies with the volume, manner of sale, and notice requirements of Rule 144.

The MIP New Common Stock will be issued pursuant to section 4(a)(2) under the Securities Act. Accordingly, shares of MIP New Common Stock will be deemed “restricted securities,” and, as such, subject to the transfer restrictions described in the above paragraph and discussed in more detail in Article XI of this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 47.

3.	Certain Holders of New Common Stock or New Warrants May Be Restricted in Their Ability to Transfer or Sell Their Securities

To the extent that shares of the New Common Stock or the New Warrants issued under the Plan are covered by section 1145(a)(1) of the Bankruptcy Code, such securities may be resold by the holders thereof without registration under the Securities Act unless the holder is an “underwriter,” as defined in section 1145(b) of the Bankruptcy Code with respect to such securities.

Securities issued in reliance upon section 1145 of the Bankruptcy Code are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities and (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and (b) are freely tradable and transferable by any holder thereof that, at the time of transfer, (1) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (2) has not been such an “affiliate” within ninety (90) days of such transfer, (3) has not acquired such securities from an “affiliate” within one year of such transfer and (4) is not an entity that is an “underwriter.”

Such affiliate holders would only be permitted to sell such securities without registration if they are able to comply with an applicable exemption from registration, including Rule 144 under the Securities Act. In addition, the New Common Stock and the New Warrants will be subject to the transfer restrictions contained in the New Organizational Documents.

The Debtors make no representation regarding the right of any Holder of New Common Stock to freely resell such securities. See Article XI of this Disclosure Statement, entitled “Certain Securities Law Matters,” which begins on page 47.

4.	Holders of the New Common Stock or New Warrants May Not Have Access to the Same Level of Information Available to Holders of Registered Securities

The New Common Stock and New Warrants will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company. As of the effective date, the Reorganized Debtors do not intend to exchange the New Common Stock in an exchange offer registered under the Securities Act and will not be subject to any reporting requirements promulgated by the SEC. As such, the information available to Holders of the New Common Stock and New Warrants may be less than would be required if such Securities were registered. Such a reduced availability of information could impair your ability to evaluate your ownership and the marketability of the New Common Stock and New Warrants.

5.	The Chapter 11 Cases May Be Converted to Cases under Chapter 7 of the Bankruptcy Code

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern at a later time in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

6.	The Debtors May Object to the Amount or Classification of a Claim

Except as otherwise provided in the Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any Holder of a Claim where such Claim is subject to an objection. Any Holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

7.	Contingencies Could Affect Distributions to Holders of Allowed Claims

The distributions available to Holders of Allowed Claims under the Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to Holders of Allowed Claims under the Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to Holders of Allowed Claims under the Plan.

8.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties is necessary to the success of the Debtors’ reorganization. The Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts that are important to the success of the Plan and have agreed to make further contributions, including by agreeing to massive reductions in the amounts of their claims against the Debtors’ estates and facilitating a critical source of post-emergence liquidity, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and Plan and the significant deleveraging and financial benefits that they embody.

9.	The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Businesses, as Well as Impair the Prospect for Reorganization on the Terms Contained in the Plan

Although the prepackaged Plan is designed to minimize the length of the Chapter 11 Cases, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan will be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Plan could itself have an adverse effect on the Debtors’ businesses. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities;

•	key customers may choose to switch to a competitor; and

•	suppliers, vendors, or other business partners could terminate their relationship with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Debtors’ businesses.

The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis, because of a challenge to the Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

10.	Risk of Non-Occurrence of the Effective Date

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur. As more fully set forth in Article IX of the Plan, the Effective Date of the Plan is subject to a number of conditions precedent. If such conditions precedent are not waived or met, the Effective Date will not take place.

11.	Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions that might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed. Among other things, estimates will fluctuate based on general economic and business conditions, capital market conditions, and industry-specific and company-specific factors (including the ability of Reorganized LCI to achieve strategic goals, objectives, and targets over applicable periods).

C.	Risks Related to Recoveries under the Plan

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results

The Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections (as defined herein) set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. Specifically, the Financial Projections are dependent on the Company obtaining FDA approval of products currently in development. That approval may not be obtained or may be delayed, which the Debtors believe would materially impact the projections, and by extension, the value of the Reorganized Debtors. If the Debtors do not achieve their projected financial results, the value of the New Common Stock may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	The New Common Stock and New Warrants are Subject to Dilution

The ownership percentage represented by the New Common Stock and New Warrants distributed on the Effective Date under the Plan will be subject to dilution by the Management Incentive Plan and the Short Term Incentive Plan. The New Common Stock is also subject to dilution in connection with the exercise of the New Warrants and the conversion or exercise of any other options, warrants, convertible securities or other securities that may be issued post emergence.

3.	Certain Significant Holders of Shares of New Common Stock May Have Substantial Influence Over the Reorganized Debtors Following the Effective Date

Assuming that the Effective Date occurs, Holders of Claims who receive distributions representing a substantial percentage of the aggregate outstanding shares of the New Common Stock may be in a position to influence matters requiring approval by the Holders of shares of New Common Stock, including, among other things, the election of directors, pursuant to the terms of the New Organizational Documents (including the New Stockholders Agreement). The Holders may have interests that differ from those of the other Holders of shares of New Common Stock and may vote in a manner adverse to the interests of other Holders of shares of New Common Stock. This concentration of ownership may facilitate or may delay, prevent, or deter a change of control of the Reorganized Debtors and consequently impact the value of the shares of New Common Stock. Such actions by Holders of a significant number of shares of New Common Stock may have a material adverse impact on the Reorganized Debtors’ businesses, financial condition, and operating results.

4.	Certain Tax Implications of the Plan

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement entitled “Certain United States Federal Income Tax Consequences of the Plan” which begins on page 50, to determine how certain tax implications of the Plan and the Chapter 11 Cases may affect the Debtors, the Reorganized Debtors, and certain Holders of Claims, as well as certain tax implications of owning and disposing of the consideration to be received pursuant to the Plan.

5.	The Debtors May Not Be Able to Accurately Report Their Financial Results

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under applicable law or otherwise. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

D.	Risks Related to the Debtors’ and the Reorganized Debtors’ Businesses

1.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness

While the Debtors do not anticipate significant debt as of the Effective Date, the Reorganized Debtors may obtain significant debt in the future. The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. Additionally, the Debtors’ biosimilar Insulin glargine and Insulin aspart products are forecasted to comprise a material portion of the Debtors’ business. These products have not yet been approved by the FDA, which is required before they are commercially launched. As such, the Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest and/or fees on their indebtedness. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

2.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

3.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity.  So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations.  A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors may be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases. If the chapter 11 proceedings last longer than anticipated, the Debtors may require debtor-in-possession financing to fund the Debtors’ operations. If the Debtors are unable obtain such financing in those circumstances, the chances of successfully reorganizing the Debtors’ businesses may be seriously jeopardized, the likelihood that the Debtors will instead be required to liquidate or sell their assets may be increased, and, as a result, creditor recoveries may be significantly impaired.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization.  Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed.  As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Plan will achieve the Debtors’ stated goals.

4.	Financial Results May Be Volatile and May Not Reflect Historical Trends

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as restructuring activities and expenses, contract terminations and rejections, and/or claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt “fresh start” accounting in accordance with Accounting Standards Codification 852 (“Reorganizations”) in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends. The Financial Projections contained in Exhibit D hereto do not currently reflect the impact of fresh start accounting, which may have a material impact on the Financial Projections.

5.	Recent Global Economic Trends, Especially in Response to the COVID-19 Pandemic, Could Adversely Affect the Debtors’ Business, Results of Operations, and Financial Condition

Recent global economic conditions, including disruption of financial markets, could adversely affect the Debtors’ business, results of operations, and financial condition, primarily through disrupting the labor pool and their customers’ businesses. Higher rates of unemployment and lower levels of business activity generally adversely affect the level of demand for certain of the Debtors’ products and services. In addition, continuation or worsening of general market conditions in the U.S. economy or other national economies important to the Debtors’ business may adversely affect the Debtors’ ability to fill all workforce positions needed to support future growth, as well the Debtors’ customers’ level of spending, ability to obtain financing for purchases, and ability to make timely payments to the Debtors for their products and services, which could require the Debtors to increase the Debtors’ allowance for doubtful accounts, negatively impact their days sales outstanding and adversely affect their results of operations.

Global financial markets have experienced significant volatility and losses as a result of the recent COVID-19 outbreak. Any resulting economic downturn could negatively impact customer demand and spending in the impacted regions and cause an oversupply of goods that could result in meaningful margin pressure. The Debtors are closely monitoring developments in connection with this outbreak. Restrictions on travel, quarantines and other measures imposed in response to the COVID-19 outbreak, as well as ongoing concern regarding the virus’ potential impact, have had and will likely continue to have a negative effect on economies and financial markets, including supply chain shortages and other business disruptions. The Debtors expect the outbreak will materially affect results in the current and potentially future operating periods; however, the duration and extent of potential supply chain, demand, and other disruptions is highly uncertain and will depend on future developments with respect to the spread and severity of the virus. An extended period of further economic deterioration could exacerbate the other risks described herein.

Additional effects of the recent conditions in the global economy include higher rates of unemployment, consumer hesitancy, and limited availability of credit, each of which may constrict the Debtors’ business operations. These have had an effect on the Debtors’ revenue growth and incoming payments, and the impact may continue. If these or other conditions limit the Debtors’ ability to grow revenue or cause the Debtors’ revenue to decline and the Debtors cannot reduce costs on a timely basis or at all, the Debtors’ operating results may be materially and adversely affected.

6.	The Reorganized Debtors May Not Be Able to Implement the Business Plan

While the Debtors believe that consummation of the Plan will put them in a strong position to implement their go-forward business plan, various factors beyond the Reorganized Debtors’ control may hinder or prevent their successful implementation of the business plan. In particular, the Reorganized Debtors’ successful implementation of the business plan depends significantly on obtaining FDA approval of products currently in development. That approval may not be obtained or may be delayed, materially impacting the projections. Additionally, given the nature of the Debtors’ customer arrangements, there can be no assurance that the Reorganized Debtors will maintain and grow their customer base. The inability to obtain approval of products in their pipeline, particularly the Insulin products described herein, or the erosion of the Reorganized Debtors’ customer base may materially and adversely affect their operating results and hinder or prevent their successful implementation of the business plan.

7.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases

The Reorganized Debtors will be party to, and may become parties to, litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to, nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

8.	The Loss of Key Personnel Could Adversely Affect the Debtors’ Operations

The Debtors’ operations are dependent on a relatively small group of key management personnel, including the Debtors’ executive officers. The Debtors’ recent liquidity issues and the Chapter 11 Cases have created distractions and uncertainty for key management personnel and employees. As a result, the Debtors have experienced and may continue to experience increased levels of employee attrition. Because competition for experienced personnel in the Debtors’ industry can be significant, the Debtors may be unable to find acceptable replacements with comparable skills and experience and the loss of such key management personnel could adversely affect the Debtors’ ability to operate their businesses. In addition, a loss of key personnel or material erosion of employee morale at the corporate and/or field levels could have a material adverse effect on the Debtors’ ability to meet customer and counterparty expectations, thereby adversely affecting the Debtors’ businesses and the results of operations.

IX.	Solicitation, Voting, and Related Matters

This Disclosure Statement is being distributed to Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims in connection with the solicitation of votes to accept or reject the Plan. This Disclosure Statement is accompanied by a ballot to be used for voting on the Plan.

A.	Holders of Claims Entitled to Vote on the Plan

Under the provisions of the Bankruptcy Code, not all Holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.D of this Disclosure Statement, entitled “Am I entitled to vote on the Plan?,” provides a summary of the status and voting rights of each Class (and, therefore, of each Holder within such Class absent an objection to the Holder’s Claim or Interest) under the Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Plan only from Holders of Claims in Class 3 and Class 4 (collectively, the “Voting Classes”). The Holders of Claims in the Voting Classes are Impaired under the Plan and may, if the Plan is confirmed and consummated, receive a distribution under the Plan. Accordingly, Holders of Claims in the Voting Classes have the right to vote to accept or reject the Plan.

The Debtors are not soliciting votes on the Plan from Holders of Claims or Interests in Classes 1, 2, 5, 6, 7, 8, 9, or 10.

B.	Voting Record Date

The Voting Record Date is April 21, 2023 (the “Voting Record Date”). The Voting Record Date is the date on which it will be determined which Holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim.

C.	Voting on the Plan

The Voting Deadline is May 16, 2023 at 5:00 p.m. (prevailing Eastern Time). In order to be counted as votes to accept or reject the Plan, all ballots must be properly executed, completed, and delivered as directed, so that your ballot containing your vote is actually received by the Solicitation Agent on or before the Voting Deadline. Ballots and consent forms may be delivered to the Solicitation Agent by one of the following methods:

By Regular Mail, Overnight Mail, or Hand Delivery to:

Lannett Company, Inc. Ballot Processing

c/o Omni Agent Solutions

5955 De Soto Ave., Suite 100

Woodland Hills, CA 91367

By Electronic Portal at: https://omniagentsolutions.com/LCI-ballots

If you have any questions about the voting process, please contact the Solicitation Agent at (888) 481-0009 (toll free) or +1 (747) 293-0012 (international) or via electronic mail to lciinquiries@omniagnt.com.

D.	Ballots and Consent Forms Not Counted

No ballot will be counted toward Confirmation of the Plan if, among other things: (1) it is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (2) it was transmitted by means other than as specifically set forth in the ballots; (3) it was cast by an entity that is not entitled to vote on the Plan; (4) it was sent to any person or entity other than the Solicitation Agent; (5) it is unsigned; or (6) it is not clearly marked to either accept or reject the Plan or it is marked both to accept and reject the Plan. Please refer to your ballot for additional requirements with respect to voting to accept or reject the Plan.

Any Ballot received after the Voting Deadline or THAT IS otherwise not in compliance with the SOLICITATION AND VOTING PROCEDURES PROVIDED IN THIS aRTICLE IX OF THE dISCLOSURE sTATEMENT will not be counted.

X.	Confirmation of the Plan

A.	Requirements for Confirmation of the Plan

Among the requirements for Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Plan is feasible; and (3) the Plan is in the “best interests” of Holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Plan has been proposed in good faith.

B.	Best Interests of Creditors/Liquidation Analysis

Often called the “best interests” test, section 1129(a)(7) of the Bankruptcy Code requires that a bankruptcy court find, as a condition to confirmation, that a chapter 11 plan provides, with respect to each impaired class, that each holder of a claim or an equity interest in such impaired class either (1) has accepted the plan or (2) will receive or retain under the plan property of a value that is not less than the amount that the non-accepting holder would receive or retain if the debtors liquidated under chapter 7.

Attached hereto as Exhibit C and incorporated herein by reference is a liquidation analysis (the “Liquidation Analysis”) prepared by the Debtors with the assistance of FTI. As reflected in the Liquidation Analysis, the Debtors believe that liquidation of the Debtors’ businesses under chapter 7 of the Bankruptcy Code would result in substantial diminution in the value to be realized by Holders of Claims or Interests as compared to distributions contemplated under the Plan. Consequently, the Debtors and their management believe that Confirmation of the Plan will provide a substantially greater return to Holders of Claims or Interests than would a liquidation under chapter 7 of the Bankruptcy Code.

If the Plan is not confirmed, and the Debtors fail to propose and confirm an alternative plan of reorganization, the Debtors’ businesses may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation may result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Any distribution to holders of Claims or Interests (to the extent holders of Interests would receive distributions at all) under a chapter 11 liquidation plan would most likely be substantially delayed. Most importantly, the Debtors believe that any distributions to creditors in a chapter 11 liquidation scenario would fail to capture the significant going-concern value of their businesses, which is reflected in the New Common Stock to be distributed under the Plan. Accordingly, the Debtors believe that a chapter 11 liquidation would not result in distributions as favorable as those under the Plan.

C.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Plan meets this feasibility requirement, the Debtors, with the assistance of FTI, have analyzed their ability to meet their respective obligations under the Plan. As part of this analysis, the Debtors have prepared the Financial Projections attached hereto as Exhibit D and incorporated herein by reference. Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors,” for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors. Specifically, the Financial Projections are dependent on the Company obtaining FDA approval of certain products currently in development. That approval may not be obtained, but revenue on account of such products is built into the Financial Projections.10

Based upon the Financial Projections (and the assumptions imbedded therein), the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Plan will meet the feasibility requirements of the Bankruptcy Code.

D.	Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.11

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III.E of the Plan, if a Class contains Claims eligible to vote and no holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims in such Class shall be deemed to have accepted the Plan.

E.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it so long as the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

[10]	The Financial Projections incorporate a risk-weighted adjustment (80% of management projections) to attempt to address this risk, but if FDA approval is not obtained, all revenue on account of any such products will be zero.

[11]	A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

If any Impaired Class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Plan or is deemed to have rejected the Plan, the Debtors may, with the prior consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), request Confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan or any Plan Supplement document, including the right to amend or modify the Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

1.	No Unfair Discrimination

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors pursue “cramdown” of the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, for all Plan Classes, the Plan either (a) provides substantially equivalent treatment to Classes of equal rank; or (b) treats Classes of equal rank differently only to the extent necessary for the Debtors’ successful reorganization under the Plan, including a consideration of commercial imperatives for the go-forward business. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

F.	Valuation of the Reorganized Debtors

In conjunction with formulating the Plan and satisfying its obligations under section 1129 of the Bankruptcy Code, the Debtors determined that it was necessary to estimate the post-confirmation going-concern value of the Debtors, which estimate is attached to this Disclosure Statement as Exhibit E (the “Valuation Analysis”).  The Valuation Analysis should be considered in conjunction with the risk factors discussed in Section VIII of this Disclosure Statement, entitled “Risk Factors,” and the Financial Projections. The Valuation Analysis is dated as of April 17, 2023, and is based on data and information as of that date. The Valuation Analysis is subject to various important qualifiers and assumptions that are set forth therein, and Holders of Claims and Interests should carefully review the information in the Valuation Analysis in its entirety.  The Debtors believe that the Valuation Analysis demonstrates that the Plan is “fair and equitable” to the non-accepting classes.  This valuation is not, and is not to be construed as, (1) a recommendation to any Holder of Claims as to how to vote on, or otherwise act with respect to, the Plan, (2) an opinion as to the fairness from a financial point of view of the consideration to be received pursuant to the Restructuring Transactions, or (3) an appraisal of the assets of the Reorganized Debtors.

XI.	Certain Securities Law Matters

As discussed herein, the Plan provides for Reorganized LCI’s distribution of (i) New Common Stock to (1) Holders of an Allowed First Lien Senior Secured Notes Claim and (2) Holders of Second Lien Term Loan Claim, in each case, on the Plan Effective Date and (ii) New Warrants to Holders of an Allowed Second Lien Term Loan Claim. The Debtors believe that the Securities to be issued under the Plan will constitute “securities,” as defined in section 2(a)(1) of the Securities Act, section 101 of the Bankruptcy Code and any applicable state securities law (a “Blue Sky Law”). The Debtors further believe that the offer, sale, issuance and distribution of the New Common Stock and New Warrants pursuant to the Plan is exempt from federal securities registration requirements under the Securities Act, the Bankruptcy Code and any applicable Blue Sky Law. The offering, issuance and distribution (if applicable) of any Securities before the Petition Date and any Securities issuable pursuant to the Management Incentive Plan or Short Term Incentive Plan (to the extent not issued pursuant to a registration statement) will be issued pursuant to section 4(a)(2) of, or other applicable exemption from, the Securities Act (collectively, the “Non-1145 Securities”). Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock and New Warrants after the Petition Date, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act (the “1145 Securities”).

The following discussion of the issuance and transferability of the New Common Stock and New Warrants relates solely to matters arising under federal and state securities laws. The rights of holders of New Common Stock and New Warrants, including the right to transfer such interests, will also be governed by the New Organizational Documents (including the Stockholders Agreement).

A.	Issuance of Securities under the Plan

Section 1145 of the Bankruptcy Code provides that Section 5 of the Securities Act and any state law requirements for the issuance of a security do not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization, (b) the recipients of the securities hold a claim against, an interest in, or claim for administrative expense against, the debtor, and (c) the securities are issued in exchange for a claim against or interest in a debtor or are issued principally in such exchange or partly for cash and property. The Debtors believe that the issuance of the 1145 Securities in exchange for the Claims described above satisfy the requirements of section 1145(a) of the Bankruptcy Code.

All Non-1145 Securities will be issued in reliance upon section 4(a)(2) of the Securities Act. Any shares of New Common Stock issued in reliance on section 4(a)(2) of the Securities Act will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

No registration statement for the 1145 Securities or the Non-1145 Securities will be filed under the Securities Act or any state securities laws. Recipients of the 1145 Securities and the Non-1145 Securities are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Law.

B.	Subsequent Transfers of 1145 Securities

The 1145 Securities may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer”: (a) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distribution of any security received or to be received in exchange for such claim or interest; (b) offers to sell securities offered or sold under a plan for the holders of such securities; (c) offers to buy securities offered or sold under a plan from the holders of such securities, if such offer to buy is (i) with a view to distribution of such securities and (ii) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (d) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act. In addition, a person who receives a fee in exchange for purchasing an issuer’s securities could also be considered an underwriter within the meaning of section 2(a)(11) of the Securities Act.

The definition of an “issuer” for purposes of whether a person is an underwriter under section 1145(b)(1)(D) of the Bankruptcy Code, by reference to section 2(a)(11) of the Securities Act, includes as “statutory underwriters” any person who, directly or indirectly, through one or more intermediaries, control, are controlled by, or any person under direct or indirect common control with, an issuer of securities. As a result, reference to “issuer,” as used in the definition of “underwriter” contained in section 2(a)(11) of the Securities Act, is intended to cover “Controlling Persons” of the issuer of the securities. “Control,” as defined in Rule 405 of the Securities Act, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer, director, or significant shareholder of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “Controlling Person” of the debtor or successor, particularly, with respect to officers and directors, if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor’s or its successor’s voting securities, through contract or otherwise. In addition, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of a class of securities of a reorganized debtor may be presumed to be a “Controlling Person” and, therefore, an underwriter.

Resales of 1145 Securities by entities deemed to be “underwriters” (which definition includes “Controlling Persons”) are not exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act, Blue Sky Laws, or other applicable law. Under certain circumstances, holders of 1145 Securities who are deemed to be “underwriters” may be entitled to resell their 1145 Securities in a public resale pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act. Generally, Rule 144 of the Securities Act would permit the public resale of securities received by such Person if the required holding period has been met and, under certain circumstances, current information regarding the issuer is publicly available and volume limitations, manner of sale requirements and certain other conditions are met, if applicable. Whether any particular Person would be deemed to be an “underwriter” (including whether the Person is a “Controlling Person”) with respect to any 1145 Securities would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be deemed an “underwriter” with respect to the 1145 Securities and, in turn, whether any Person may freely resell the 1145 Securities.

C.	Resales of Non-1145 Securities

The Non-1145 Securities will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act and applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and pursuant to applicable state securities laws. Generally, Rule 144 of the Securities Act would permit the resale of securities received by such person after a specified holding period if current information regarding the issuer is publicly available and certain other conditions are met, and, if such seller is an affiliate of the issuer or has been an affiliate within the preceding ninety (90) days, if volume limitations and manner of sale requirements are met. The Debtors express no view as to whether any person may freely resell any Non-1145 Securities.

All Non-1145 Securities will be issued in certificated or book-entry form and will bear a restrictive legend. Each certificate or book-entry representing, or issued in exchange for or upon the transfer, sale or assignment of, any Non-1145 Securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], AND THE OFFER AND SALE OF THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.”

The Reorganized Debtors will reserve the right to require certification or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the Non-1145 Securities. The Reorganized Debtors will also reserve the right to stop the transfer of any Non-1145 Securities if such transfer is not in compliance with Rule 144 or another applicable exemption from registration.

Notwithstanding anything to the contrary in this Disclosure Statement, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan or this Disclosure Statement, including, for the avoidance of doubt, whether the New Common Stock are exempt from the registration requirements of section 5 of the Securities Act.

In addition to the foregoing restrictions, the 1145 Securities and the Non-1145 Securities will also be subject to any applicable transfer restrictions contained in the New Organizational Documents (including the New Stockholders Agreement).

Persons who receive securities under the Plan are urged to consult their own legal advisor with respect to the restrictions applicable under the federal or state securities laws and the circumstances under which securities may be sold in reliance on such laws. The foregoing summary discussion is general in nature and has been included in this Disclosure Statement solely for informational purposes. The Debtors make no representations concerning, and do not provide, any opinions or advice with respect to the Securities or the bankruptcy matters described in this Disclosure Statement. In light of the uncertainty concerning the availability of exemptions from the relevant provisions of federal and state securities laws, we encourage each recipient of securities and party in interest to consider carefully and consult with its own legal advisors with respect to all such matters. Because of the complex, subjective nature of the question of whether a security is exempt from the registration requirements under the federal or state securities laws or whether a particular recipient of securities may be an underwriter, we make no representation concerning the ability of a person to dispose of the securities issued under the Plan.

D.	New Common Stock and Management Incentive Plan

The Confirmation Order shall authorize the board of the Reorganized LCI to adopt and enter into the Management Incentive Plan, which shall reserve 10% of the fully-diluted and fully-distributed New Common Stock (including the shares of New Common Stock issuable upon exercise of the New Warrants) for issuance pursuant to the Management Incentive Plan. The issuance of New Common Stock pursuant to the Management Incentive Plan will dilute all of the New Common Stock outstanding at the time of such issuance. The New Common Stock is also subject to dilution in connection with the exercise of the New Warrants and the conversion or exercise of any other options, warrants, convertible securities or other securities that may be issued post-emergence. New Common Stock issued under the Management Incentive Plan will be issued pursuant to a registration statement or an available exemption from registration under the Securities Act and other applicable law.

XII.	Certain United States Federal Income Tax Consequences of the Plan

A.	Introduction

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to the Debtors, Reorganized Debtors, and to certain Holders. The following summary does not address the U.S. federal income tax consequences to Holders not entitled to vote to accept or reject the Plan. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial authorities, published administrative positions of the U.S. Internal Revenue Service (the “IRS”), and other applicable authorities (collectively, “Applicable Tax Law”), all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Changes in these rules or new interpretations of the rules with retroactive effect could significantly affect the U.S. federal income tax consequences described herein. Due to the lack of definitive judicial and administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained and the Debtors have not requested, and do not intend to seek, a ruling or determination from the IRS as to any of the tax consequences of the Plan discussed below. The discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to certain Holders in light of their individual circumstances. This discussion also does not address tax issues with respect to such Holders that are subject to special treatment under the U.S. federal income tax laws (including, for example, accrual-method U.S. Holders (as defined below) that prepare an “applicable financial statement” (as defined in Section 451 of the IRC), banks, mutual funds, governmental authorities or agencies, Holders that are pass-through entities and beneficial owners of such Holders, subchapter S corporations, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, broker-dealers, small business investment companies, Persons who are related to the Debtors within the meaning of the IRC, Persons liable for alternative minimum tax, Persons using a mark-to-market method of tax accounting, Holders who are themselves in bankruptcy, real estate investment companies and regulated investment companies and those holding, or who will hold, consideration received pursuant to the Plan as part of a hedge, straddle, conversion, or other integrated transaction). No aspect of state, local, non-income, or non-U.S. taxation is addressed. Furthermore, this summary assumes that a Holder holds only Claims in a single Class and holds such Claims only as “capital assets” (within the meaning of section 1221 of the IRC). This summary also assumes that the various debt and other arrangements to which the Debtors and Reorganized Debtors are or will be a party will be respected for U.S. federal income tax purposes in accordance with their form, and, to the extent relevant, that the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the IRC. This summary does not discuss differences in tax consequences to Holders that act or receive consideration in a capacity other than any other Holder of a Claim of the same Class or Classes, and the tax consequences for such Holders may differ materially from that described below. The U.S. federal income tax consequences of the implementation of the Plan to the Debtors, Reorganized Debtors, and Holders of Claims described below also may vary depending on the nature of any Restructuring Transactions that the Debtors and/or Reorganized Debtors engage in. This summary does not address the U.S. federal income tax consequences to Holders (a) whose Claims are Unimpaired or otherwise entitled to payment in full under the Plan, (b) of Administrative Claims, or (c) that are deemed to reject the Plan.

For purposes of this discussion, a “U.S. Holder” is a Holder of a Claim that for U.S. federal income tax purposes is:  (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the IRC) has authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (within the meaning of section 7701(a)(30) of the IRC). For purposes of this discussion, a “Non-U.S. Holder” is any Holder that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a Holder, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity. Partnerships (or other pass-through entities) and partners (or other beneficial owners) of partnerships (or other pass-through entities) that are Holders are urged to consult their own respective tax advisors regarding the U.S. federal income tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER. ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.

B.	Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors and Reorganized Debtors.

1.	Characterization of the Restructuring Transactions

The transactions undertaken pursuant to the Plan are expected to be treated as a recapitalization of the Debtors. As a result, it is not expected that the Debtors will currently recognize gain or loss as a result of the Restructuring Transactions other than as a result of cancellation of indebtedness income (“COD Income”) (as described immediately below). The Debtors’ tax attributes will, subject to the rules discussed below regarding COD Income and section 382 of the IRC, survive the restructuring process and carry over to the Reorganized Debtors.

2.	Cancellation of Debt and Reduction of Tax Attributes

In general, absent an exception, a taxpayer will realize and recognize COD Income upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. The amount of COD Income, in general, is the excess of (a) the “adjusted issue price” (within the meaning of the Treasury Regulations) of the indebtedness satisfied, over (b) the sum of (i) the issue price of any new debt instruments of the taxpayer issued, (ii) the fair market value of other non-cash consideration (including stock of the taxpayer or a party related to the taxpayer), and (iii) the amount of cash, in each case, given in satisfaction of such indebtedness at the time of the exchange.

A taxpayer will not, however, be required to include COD Income in gross income pursuant to section 108 of the IRC if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding. Instead, as a consequence of such exclusion, a taxpayer must reduce its net operating losses (“NOLs”) and certain other tax attributes (collectively, “Tax Attributes”) and aggregate tax basis in assets (including the stock of subsidiaries) by the amount of COD Income that it excluded from gross income pursuant to section 108 of the IRC. Such reduction in Tax Attributes and aggregate tax basis occurs only after the tax for the year of the debt discharge has been determined. In general, Tax Attributes and aggregate tax basis will be reduced in the following order:  (a) NOLs and NOL carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets, which includes the stock of subsidiaries (but not below the amount of liabilities to which the debtor remains subject immediately after the discharge); (f) passive activity loss and credit carryovers; and (g) foreign tax credits carryovers. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the IRC. Interest expense deductions allowable under section 163(j) of the IRC (and carryforwards of any such deductions) (“163(j) Deductions”) are not subject to reduction under these rules. Any excess COD Income over the amount of available items described in clauses (a) through (g), above, will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact. Where the taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that certain tax attributes of other members of the group also be reduced.

The Debtors are expected to realize COD Income in connection with the Restructuring Transactions, with an attendant reduction in Tax Attributes (but in the case of tax basis where no election is made to reduce the basis of depreciable assets as described above, only to the extent such tax basis exceeds the amount of the Debtors’ liabilities, as determined for these purposes, immediately after the Effective Date). The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Plan because the amount of COD Income will depend, in part, on the issue price of new debt instruments and the value of non-cash consideration, neither of which can be determined until after the Plan is consummated. As a result, the total amount of attribute reduction as a result of the Plan cannot be determined until after the Effective Date. Depending on the amount of COD Income, some of the Reorganized Debtors’ tax basis in their assets may be reduced by COD Income that is not absorbed by the NOLs and other tax attributes.

3.	Limitation on NOLs, 163(j) Deductions, and Other Tax Attributes

After giving effect to the reduction in Tax Attributes and aggregate tax basis pursuant to excluded COD Income, the ability of the Reorganized Debtors to use any remaining Tax Attributes post-emergence may be subject to certain limitations under sections 382 and 383 of the IRC as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions consummated pursuant to the Plan.

Under sections 382 and 383 of the IRC, if the Debtors undergo an “ownership change” as defined under section 382 of the IRC, the amount of any remaining NOL carryforwards, tax credit carryforwards, 163(j) Deductions, and possibly certain other attributes (potentially including losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change and cost recovery deductions) of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre-Change Losses”) that may be utilized to offset future taxable income generally are subject to an annual limitation. For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then, generally, built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the following five years (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s (or consolidated group’s) net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10,000,000 or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change. While proposed Treasury Regulations could significantly modify the calculation and treatment of net unrealized built-in gains and losses, those regulations are not expected to apply to the Reorganized Debtors, and the remainder of this discussion assumes they will not apply.12

The rules of section 382 of the IRC are complicated, but an ownership change is expected to occur as a result of the Restructuring Transactions. If such an ownership change occurs, the ability of the Reorganized Debtors to use the Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the IRC applies.

[12]	The IRS issued proposed regulations in September 2019 that would revoke IRS Notice 2003-65 and make substantial changes to the way limitations under section 382 of the IRC are calculated. The changes would decrease the limitation set forth in section 382 of the IRC in most cases and potentially cause entities that would have had a net unrealized built-in gain under Notice 2003-65 to instead have a net unrealized built-in loss, which would result in additional limitations on the ability to deduct Pre-Change Losses. Additionally, the IRS issued further proposed regulations in January 2020 that would provide certain transition relief for the application of any finalized regulation. Under such transition relief, any finalized regulations would apply only to ownership changes occurring 31 days after the regulations are finalized and certain specified and identifiable transactions would be subject to a “grandfathering” rule that allows for application of the prior IRS Notice 2003-65 rules. Additionally, the “grandfathering” rule would also apply as long as a company files its chapter 11 case on or before the day that is 31 days following the issuance of final regulations, even where the applicable ownership change occurs more than 31 days after finalization of the regulations. The Debtors cannot predict whether these proposed regulations will be finalized (or in what form) prior to the filing of the chapter 11 cases.

(a)	General Section 382 Annual Limitation

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (a) the fair market value of the stock of the corporation (or parent of the consolidated group) immediately before the “ownership change” (with certain adjustments), and (b) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs, currently 3.04 percent for May, 2023). Under certain circumstances, the annual limitation may be increased to the extent that the corporation (or parent of the consolidated group) has an overall built-in gain in its assets at the time of the ownership change. If the corporation or consolidated group has such “net unrealized built-in gain” at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss, and deduction), any built-in gains recognized (or, according to the currently effective IRS Notice 2003-65, treated as recognized) during the following five year period (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year of such recognition, such that the loss corporation or consolidated group would be permitted to use its Pre-Change Losses against such built-in gain income in addition to its otherwise applicable annual limitation. Section 383 of the IRC applies a similar limitation to capital loss carryforwards and tax credits. Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. If the corporation or consolidated group does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s Pre-Change Losses (absent any increases due to recognized built-in gains). As discussed below, however, special rules may apply in the case of a corporation that experiences an ownership change as the result of a bankruptcy proceeding.

(b)	Special Bankruptcy Exceptions

Special rules may apply in the case of a corporation that experiences an “ownership change” as a result of a bankruptcy proceeding. An exception to the foregoing annual limitation rules generally applies when so-called “qualified creditors” of a debtor corporation in chapter 11 receive, in respect of their Claims, at least 50 percent of the vote and value of the stock of the debtor corporation (or a controlling corporation if also in chapter 11) as reorganized pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). If the requirements of the 382(l)(5) Exception are satisfied, a debtor’s Pre-Change Losses would not be limited on an annual basis, but, instead, NOL carryforwards and carryforwards of disallowed 163(j) Deductions would be reduced by the amount of any interest deductions claimed by the debtor during the three taxable years preceding the effective date of the plan of reorganization and during the part of the taxable year prior to and including the effective date of the plan of reorganization in respect of all debt converted into stock pursuant to the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses thereafter would be effectively eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of (a) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change or (b) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of the stock of a debtor corporation that undergoes an “ownership change” to be determined immediately before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that, under it, a debtor corporation is not required to reduce its NOL carryforwards and carryforwards of disallowed 163(j) Deductions by the amount of interest deductions claimed within the prior three-year period (and during the part of the taxable year prior to and including the effective date of the plan of reorganization), and a debtor corporation may undergo another change of ownership within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation would be determined under the regular rules for ownership changes.

The Debtors have not yet determined whether they qualify for, or if so whether they will elect out of, the 382(l)(5) Exception. Regardless of whether the Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the use of their Pre-Change Losses (if any) after the Effective Date may be adversely affected if an “ownership change” within the meaning of section 382 of the IRC were to occur after the Effective Date.

C.	Certain U.S. Federal Income Tax Consequences of the Plan to U.S. Holders of Allowed Claims Entitled to Vote

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of the Restructuring Transactions.

The U.S. federal income tax consequences to certain U.S. Holders of Claims will depend, in part, on whether, for U.S. federal income tax purposes, (a) the Claim surrendered constitutes a “security” of a Debtor, and (b) the consideration received constitutes stock or a “security” of the same entity against which the Claim is asserted (or, an entity that is a “party to a reorganization” with such entity).

Neither the IRC nor the Treasury Regulations promulgated thereunder define the term “security.” Whether a debt instrument constitutes a “security” is determined based on all relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that the instrument is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, the convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable, or contingent, and whether such payments are made on a current basis or accrued.

Due to the inherently factual nature of the determination, if relevant based on the form of the Restructuring Transactions, U.S. Holders are urged to consult their own tax advisors regarding the status of their Claims or the consideration received under the Plan as “securities” for U.S. federal income tax purposes.

1.	Consequences to Holders of First Lien Senior Secured Notes Claims (Class 3)

Pursuant to the Plan, in exchange for full and final satisfaction, settlement, release, and discharge of their Claims, each U.S. Holder of an Allowed First Lien Senior Secured Claim shall receive, in full and final satisfaction of such Allowed First Lien Senior Secured Notes Claim, its Pro Rata share of 97% of the Takeback Exit Facility and its Pro Rata share of 97% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants.

If (a) the First Lien Senior Secured Claims constitute “securities,” and (b) the Takeback Exit Facility constitutes a “security,” then a U.S. Holder of such a Claim is expected to be treated as receiving its distribution under the Plan in a transaction treated as a “recapitalization” for U.S. federal income tax purposes. A U.S. Holder of such Claim should not recognize gain or loss. In general, a U.S. Holder would obtain an initial tax basis in its share of the Takeback Exit Facility received in the exchange and the New Common Stock equal to its adjusted tax basis in its existing Claim surrendered (excluding any amounts attributable to accrued but untaxed interest on the applicable existing Claim), allocated among the Takeback Exit Facility and New Common Stock based on their relative fair market values. A U.S. Holder’s holding period for its interest in such Takeback Exit Facility and the New Common Stock received should include the holding period for the Claim exchanged therefore.

If (a) the First Lien Senior Secured Claims constitute “securities,” but (b) none of the Takeback Exit Facility constitutes a “security,” then a U.S. Holder of such a Claim is expected to be treated as receiving its distribution under the Plan in a transaction treated as a “recapitalization” for U.S. federal income tax purposes with the receipt of the Takeback Exit Facility treated as “boot” in such recapitalization . The U.S. Holder should not recognize loss but would recognize gain in an amount equal to the lessor of (a) the fair market value of the Takeback Exit Facility received and (b) the excess if any of (i) sum of the issue price of the Takeback Exit Facility (determined as discussed below under “—U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the New RCF and Takeback Exit Facility—Original Issue Discount”) and the fair market value of the New Common Stock over (ii) the U.S. Holder’s adjusted tax basis in its Claim. The character of any such gain as capital or ordinary will be determined by a number of factors including the tax status of the U.S. Holder, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim, and the potential application of the accrued interest and market discount rules discussed below. If any such recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The holding period for any interest in the Takeback Exit Facility received in the exchange should begin on the day following the date the U.S. Holder receives such interest. A U.S. Holder should obtain a tax basis in the Takeback Exit Facility equal to its fair market value. The holding period for the New Common Stock received in the exchange should include the holding period for the Claim exchanged therefor. A U.S. Holder should obtain an initial tax basis in the New Common Stock equal to its adjusted tax basis in its existing Claim surrendered, increased by the amount of any gain recognized pursuant to such exchange and decreased by the fair market value of the Takeback Exit Facility received.

If neither the First Lien Senior Secured Claims nor the Takeback Exit Facility constitute “securities,” then a U.S. Holder of such a Claim is expected to be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. The U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between the sum of (a) the issue price of the Takeback Exit Facility and (b) the fair market value of the New Common Stock, over the U.S. Holder’s adjusted tax basis in its Claim. The character of any such gain or loss as capital or ordinary will be determined by a number of factors including the tax status of the U.S. Holder, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim, and the potential application of the accrued interest and market discount rules discussed below. If any such recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The holding period for any interest in the Takeback Exit Facility and New Common Stock received in the exchange should begin on the day following the date the U.S. Holder receives such interest. A U.S. Holder should obtain a tax basis in the Takeback Exit Facility equal to its issue price. A U.S. Holder should obtain an initial tax basis in the New Common Stock equal to its fair market value.

2.	Consequences to Holders of Second Lien Term Loan Claims (Class 4)

Pursuant to the Plan, in exchange for full and final satisfaction, settlement, release, and discharge of their Claims, each U.S. Holder of an Allowed Second Term Loan Claim shall receive, in full and final satisfaction of such Allowed Second Lien Term Loan Claim: (1) its Pro Rata Share of 3% of the Takeback Exit Facility; (2) its Pro Rata share of 3% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants; and (3) its Pro Rata share of the New Warrants.

If (a) the Second Lien Senior Secured Claims constitute “securities,” and (b) the Takeback Exit Facility, , constitutes a “security,” then a U.S. Holder of such a Claim is expected to be treated as receiving its distribution under the Plan in a transaction treated as a “recapitalization” for U.S. federal income tax purposes. A U.S. Holder of such Claim should not recognize gain or loss. In general, a U.S. Holder would obtain an initial tax basis in its share of the Takeback Exit Facility, the New Common Stock and the New Warrants equal to its adjusted tax basis in its existing Claim surrendered (excluding any amounts attributable to accrued but untaxed interest on the applicable existing Claim), allocated among the Takeback Exit Facility, New Common Stock and New Warrants based on their relative fair market values. A U.S. Holder’s holding period for its interest in such Takeback Exit Facility, New Common Stock and New Warrants received should include the holding period for the Claim exchanged therefore.

If (a) the Second Lien Senior Secured Claims constitute “securities,” but (b) none of the Takeback Exit Facility received by a U.S. Holder constitutes a “security,” then a U.S. Holder of such a Claim is expected to be treated as receiving its distribution under the Plan in a transaction treated as a “recapitalization” for U.S. federal income tax purposes, a U.S. Holder with the receipt of the Takeback Exit Facility treated as “boot” in such recapitalization. The U.S. Holder should not recognize loss but would recognize gain in an amount equal to the lessor of (a) the fair market value of the Takeback Exit Facility received and (b) the excess, if any, of (i) the sum of the issue price of the Takeback Exit Facility (determined as discussed below under “—U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the Takeback Exit Facility—Original Issue Discount”), the fair market value of the New Common Stock and the fair market value of the New Warrants, over (ii) the U.S. Holder’s adjusted tax basis in its Claim. The character of any such gain as capital or ordinary will be determined by a number of factors including the tax status of the U.S. Holder, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim, and the potential application of the accrued interest and market discount rules discussed below. If any such recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The holding period for any interest in the Takeback Exit Facility received in the exchange should begin on the day following the date the U.S. Holder receives such interest. A U.S. Holder should obtain a tax basis in the Takeback Exit Facility equal to its fair market value. The holding period for the New Common Stock and the New Warrants received in the exchange should include the holding period for the Claim exchanged therefor. A U.S. Holder should obtain an initial tax basis in the New Common Stock and New Warrants equal to its adjusted tax basis in its existing Claim surrendered, increased by the amount of any gain recognized pursuant to such exchange and decreased by the fair market value of the Takeback Exit Facility received, allocated among the New Common Stock and New Warrants based on their relative fair market values.

If neither the Second Lien Senior Secured Claims nor the Takeback Exit Facility constitute “securities,” then a U.S. Holder of such a Claim is expected to be treated as receiving its distribution under the Plan in a taxable exchange under section 1001 of the IRC. The U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between the sum of (a) the issue price of the Takeback Exit Facility, (b) the fair market value of the New Common Stock and (c) the fair market value of the New Warrants, over the U.S. Holder’s adjusted tax basis in its Claim. The character of any such gain or loss as capital or ordinary will be determined by a number of factors including the tax status of the U.S. Holder, whether the Claim constitutes a capital asset in the hands of the U.S. Holder, whether and to what extent the U.S. Holder had previously claimed a bad-debt deduction with respect to its Claim, and the potential application of the accrued interest and market discount rules discussed below. If any such recognized gain or loss is capital in nature, it generally would be long-term capital gain if the U.S. Holder held its Claim for more than one year at the time of the exchange. The holding period for any interest in the Takeback Exit Facility, New Common Stock and New Warrants received in the exchange should begin on the day following the date the U.S. Holder receives such interest. A U.S. Holder should obtain a tax basis in the Takeback Exit Facility equal to its issue price. A U.S. Holder should obtain an initial tax basis in the New Common Stock and New Warrants equal to their respective fair market values.

3.	Accrued Interest

U.S. Holders should consult their own tax advisors regarding the treatment of the Restructuring Transactions for U.S. federal income tax purposes. To the extent that any amount received by a U.S. Holder of a Claim under the Plan is attributable to accrued interest or original issue discount (“OID”) during its holding period on the debt instruments constituting the surrendered Claim, the receipt of such amount should be taxable to the U.S. Holder as ordinary interest income (to the extent not already taken into income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the U.S. Holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.

If the fair market value of the consideration received by a U.S. Holder is not sufficient to fully satisfy all principal and interest on its Claims, the extent to which such consideration will be attributable to accrued interest is unclear. Under the Plan, the aggregate consideration to be distributed to the Claims will be allocated first to the principal amount of the Claims in each Class, with any excess allocated to unpaid interest that accrued on these Claims, if any. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, and certain case law generally indicates that a final payment on a distressed debt instrument that is insufficient to repay outstanding principal and interest will be allocated to principal, rather than interest. Certain Treasury Regulations treat payments as allocated first to any accrued but untaxed interest. The IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Plan. U.S. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

4.	Market Discount

In the case of a U.S. Holder that acquired its Claim with market discount, any gain recognized on the sale or exchange of such Claim generally will be treated as ordinary income to the extent of the market discount treated as accruing during such U.S. Holder’s holding period for such Claim. Any such market discount is generally the excess of the “revised issue price” of such Claim over such U.S. Holder’s initial tax basis in such Claim upon acquisition, if such excess equals or exceeds a statutory de minimis amount. Such market discount is generally treated as accruing during such U.S. Holder’s holding period for such Claim on a straight-line basis or, at the election of such U.S. Holder, on a constant yield basis, unless such U.S. Holder has previously elected to include such market discount in income as it accrues. For this purpose, the “revised issue price” of a Claim generally equals its issue price, increased by the amount of OID that has accrued over the term of the Claim. To the extent that Claims that were acquired with market discount are exchanged in a tax-free transaction for other property, any market discount that accrued on the Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount with respect to the exchanged debt instrument. U.S. Holders who acquired their Claims other than at original issuance should consult their own tax advisors regarding the possible application of the market discount rules to the Restructuring Transactions.

5.	U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of New Common Stock

(a)	Dividends on New Common Stock

Any distributions made on account of the New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of the Reorganized Debtors as determined under U.S. federal income tax principles. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent that a U.S. Holder receives distributions that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares of the New Common Stock. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as there are sufficient earnings and profits. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends-received deduction may be disallowed.

(b)	Sale, Redemption, or Repurchase of New Common Stock

Unless a non-recognition provision applies, and subject to the market discount rules discussed above, U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, or other taxable disposition of the New Common Stock. Such capital gain will be long-term capital gain if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder has held the New Common Stock for more than one year, taking into account the holding period rules described above. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

For a discussion of the potential “dividend equivalence” rules to redemptions or repurchases of the New Common Stock, see below.

6.	U.S. Federal Income Tax Treatment, and Ownership, Exercise, and Disposition of the New Warrants

A U.S. Holder that elects to exercise the New Warrants will be treated as purchasing, in exchange for its New Warrants and the amount of Cash funded by the U.S. Holder to exercise the New Warrants, the New Common Stock it is entitled to purchase pursuant to the New Warrants. Such purchase will generally be treated as the exercise of an option under general tax principles and the U.S. Holder therefore should not recognize income, gain or loss for U.S. federal income tax purposes. A U.S. Holder’s aggregate tax basis in the New Common Stock received upon exercise of a New Warrant will equal the sum of (a) the amount of Cash paid by the U.S. Holder to exercise its New Warrants plus (b) such U.S. Holder’s tax basis in its New Warrants immediately before such New Warrants are exercised. A U.S. Holder’s holding period in the New Common Stock will begin on the day after the exercise date of the New Warrants.

A U.S. Holder that elects not to exercise the New Warrants and instead allows the New Warrants to lapse may be entitled to claim a capital loss upon expiration of the New Warrants in an amount equal to the amount of tax basis allocated to the New Warrants, subject to any limitations on such U.S. Holder’s ability to utilize capital losses. Such U.S. Holders are urged to consult with their own tax advisors as to the tax consequences of either electing to exercise or electing not to exercise the New Warrants. Additionally, in the event that a U.S. Holder sells its New Warrants in a taxable transaction, the U.S. Holder will generally recognize gain or loss upon such sale in an amount equal to the difference between the amount realized upon such sale and the U.S. Holder’s tax basis in the New Warrants. Such gain or loss will be treated as gain or loss from the sale or exchange of property which has the same character as the New Common Stock to which the New Warrants relate, respectively, would have had in the hands of the U.S. Holder if such New Common Stock had been acquired by the U.S. Holder upon exercise. If such sale gives rise to capital gain or loss to the U.S. Holder, such gain or loss will be long-term or short-term in character based upon the length of time such U.S. Holder has held its New Warrants, as discussed above.

Each U.S. Holder should consult its own tax advisor regarding the proper characterization of the New Warrants for U.S. federal income tax purposes and the consequences to it of such treatment given its particular circumstances.

7.	U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of the New RCF and Takeback Exit Facility

(a)	Payments of Qualified Stated Interest

Payments or accruals on the New RCF, to the extent constituting “qualified stated interest” (as defined below), may be includible in the U.S. Holder’s gross income as ordinary interest income and taxable at the time that such payments are accrued or are received in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of the New RCF, at a single fixed rate of interest, or, subject to certain conditions, based on one or more interest indices.

(b)	Original Issue Discount

A debt instrument will be treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument. If the debt instrument’s stated interest is only “payable-in-kind,” the debt instrument’s stated redemption price at maturity will exceed its issue price, resulting in OID. Since the Takeback Exit Facility’s stated interest is payable in kind, a U.S. Holder generally (i) will be required to include the OID in gross income as ordinary interest income as it accrues on a constant yield to maturity basis over the term of the Takeback Exit Facility, in advance of the receipt of the cash attributable to such OID and regardless of the U.S. Holder’s method of accounting for U.S. federal income tax purposes, but (ii) will not be required to recognize additional income upon the receipt of any cash payment on the Takeback Exit Facility that is attributable to previously accrued OID that has been included in its income.

Where U.S. Holders receive debt instruments and also receive other property in an exchange (such as in exchange of an old debt instrument for a new debt instrument and stock), the “investment unit” rules may apply to the determination of the “issue price” for any such debt instrument. The U.S. Holders of the First Lien Senior Secured Notes Claims will receive New Common Stock and will be treated as receiving a debt instrument (the Takeback Exit Facility) as well as other property (i.e. New Common Stock). The U.S Holders of the Second Lien Senior Secured Notes Claims will receive both New Common Stock and New Warrants and will be treated as receiving a debt instrument (the Takeback Exit Facility) as well as other property (i.e., New Common Stock and New Warrants). Accordingly, the “investment unit” rules are expected to apply to determine the “issue price” of the Takeback Exit Facility. The issue price of the Takeback Exit Facility will depend, in part, on the issue price of the “investment unit” (i.e., the Takeback Exit Facility and the New Common Stock for the U.S. Holders of the First Lien Senior Secured Notes; and the Takeback Exit Facility, New Common Stock, and New Warrants for the U.S. Holders of the Second Lien Senior Secured Notes Claims), and the respective fair market values of the elements of consideration that compose the investment unit. The issue price of an investment unit is generally determined in the same manner as the issue price of a debt instrument. If the investment unit is treated as publicly traded, although unlikely, the issue price of the investment unit will generally be equal to the fair market value of the investment unit. If the investment unit is not treated as publicly traded, but either the First Lien Senior Secured Notes or Second Lien Senior Secured Notes are treated as publicly traded then the issue price of the investment unit will be determined based on the fair value of the Notes for which it is exchanged. Such issue price determined for the investment unit under the above rules is allocated among the elements of consideration making up the investment unit (i.e., the Takeback Exit Facility and the New Common Stock for the U.S. Holders of the First Lien Senior Secured Notes; and the Takeback Exit Facility, New Common Stock, and New Warrants for the U.S. Holders of the Second Lien Senior Secured Notes Claims) based on their relative fair market values, with such allocation determining the issue price of the Takeback Exit Facility. An issuer’s allocation of the issue price of an investment unit is binding on all U.S. Holders of the investment unit unless a U.S. Holder explicitly discloses a different allocation on a timely filed income tax return for the taxable year that includes the acquisition date of the investment unit.

(c)	Sale, Taxable Exchange or other Taxable Disposition

Upon the disposition of the New RCF or Takeback Exit Facility by sale, exchange, retirement, redemption or other taxable disposition, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (a) the amount realized on the disposition (other than amounts attributable to accrued but untaxed interest, which will be taxed as ordinary interest income to the extent not previously so taxed) and (b) the U.S. Holder’s adjusted tax basis in the New RCF or Takeback Exit Facility. The calculation of a U.S. Holder’s adjusted tax basis in the New RCF or Takeback Exit Facility is discussed above. A U.S. Holder’s adjusted tax basis will generally be increased by any accrued OID previously included in such U.S. Holder’s gross income and decreased by any payments on the New RCF or Takeback Exit Facility other than qualified stated interest. A U.S. Holder’s gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the New RCF or Takeback Exit Facility for longer than one year. Non-corporate taxpayers are generally subject to a reduced federal income tax rate on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

8.	Application of Dividend Equivalence Rules

The discussions above regarding the treatment of redemptions and repurchases of the New Common Stock are subject to the potential application of the “dividend equivalence” rules. As a general matter, if an issuer repurchases or redeems stock, such redemption or repurchase is treated as a sale and subject to the rules discussed above. However, in certain circumstances, a repurchase or redemption will be recharacterized as a distribution that is potentially subject to the dividend taxation rules discussed above. In general, such circumstances apply where the interest of a holder of stock being repurchased or redeemed in the earnings and profits of the issuer is not being sufficiently changed as a result of such repurchase or redemption. Particularly in the context of a company that is not publicly traded, this analysis is fact-specific and takes into account, among other things, a particular holder’s overlapping shareholdings in multiple series of stock. Accordingly, Holders of Claims receiving New Common Stock must take these dividend equivalence rules into account in evaluating the consequences of future repurchases and redemptions.

9.	Limitations on Use of Capital Losses

A U.S. Holder who recognizes capital losses will be subject to limits on their use of capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, losses from the sale or exchange of capital assets may only be used to offset capital gains. A corporate U.S. Holder who has more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years. Corporate U.S. Holders may only carry over unused capital losses for the five years following the capital loss year, but are allowed to carry back unused capital losses to the three years preceding the capital loss year.

10.	Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8 percent tax on, among other things, interest, dividends and gains from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts should consult their own tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of any consideration to be received under the Plan.

D.	Certain U.S. Federal Income Tax Consequences of the Plan to Non-U.S. Holders of Allowed Claims

The following discussion assumes that the Debtors will undertake the Restructuring Transactions currently contemplated by the Plan and includes only certain U.S. federal income tax consequences of the Plan to Non-U.S. Holders. This discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local, non-U.S., and non-income tax consequences of the consummation of the Plan and the Restructuring Transactions to such Non-U.S. Holder and the ownership and disposition of the New RCF, Takeback Exit Facility, New Common Stock and New Warrants, as applicable.

1.	Gain Recognition

Gain, if any, recognized by a Non-U.S. Holder on the exchange of its Claim generally will not be subject to U.S. federal income taxation unless (a) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year in which the Restructuring Transactions occur and certain other conditions are met or (b) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the exchange. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the exchange in the same manner as a U.S. Holder (except that the Medicare tax would generally not apply). In order to claim an exemption from or reduction of withholding tax, such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI (or such successor form as the IRS designates). In addition, if such a Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

2.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of New Common Stock

(a)	Dividends on New Common Stock

Any distributions made with respect to New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the issuer’s current or accumulated earnings and profits as determined under U.S. federal income tax principles (and thereafter first as a return of capital which reduces basis and then, generally, capital gain). Except as described below, such dividends paid with respect to stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (or if an income tax treaty applies, are not attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) will be subject to U.S. federal withholding tax at a rate of 30 percent (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid with respect to stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty).

(b)	Sale, Redemption, or Repurchase of New Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on the sale or other taxable disposition (including a cash redemption) of stock unless:

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

•	such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•	the issuer of such stock is or has been during a specified testing period a “U.S. real property holding corporation” (a “USRPHC”) under the FIRPTA rules (as defined and discussed below).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty). With respect to the third exception, the Debtors consider it unlikely, based on their current business plan and operations, that such rules currently apply or will apply in the future.

3.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Ownership, Exercise, and Disposition, of the New Warrants

The U.S. federal income tax treatment of the New Warrants to a Non-U.S. Holder are generally expected to be the same as those described above for U.S. Holders. However, in the event that a Non-U.S. Holder sells its New Warrants in a taxable transaction, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any gain realized on such sale unless:

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition or who is subject to special rules applicable to former citizens and residents of the United States;

•	such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

•	with respect to a sale of the New Warrants, the issuer of such New Warrants is or has been during a specified testing period a USRPHC under the FIRPTA rules (as defined and discussed below).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the New Warrants. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty). With respect to the third exception, the Debtors consider it unlikely, based on their current business plan and operations, that such rules currently apply or will apply in the future.

4.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Payments of Interest (Including Amounts Paid to Such Non-U.S. Holders under the Plan) and of Owning and Disposing of the New RCF or Takeback Exit Facility

The following discussion assumes that the “contingent payment debt instrument” rules do not apply to the New RCF or Takeback Exit Facility. Non-U.S. Holders should consult their own tax advisors regarding the application of these rules.

(a)	Payments of Interest (Including OID and Interest Attributable to Accrued but Untaxed Interest, Including Amounts Paid to Non-U.S. Holders under the Plan)

Subject to the discussion of backup withholding and FATCA, interest income (which, for purposes of this discussion of Non-U.S. Holders, includes OID and accrued but untaxed interest, including in each case any such amounts paid to a Non-U.S. Holder under the Plan) of a Non-U.S. Holder that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder will qualify for the so-called “portfolio interest exemption” and, therefore, will not be subject to U.S. federal income tax or withholding, provided that:

•	the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power in the Debtor obligor on a Claim (in the case of consideration received in respect of accrued but untaxed interest) or in the issuer of the New RCF or Takeback Exit Facility (in the case of interest payments with respect to the New RCF or Takeback Exit Facility) within the meaning of Section 871(h)(3) of the IRC and Treasury Regulations thereunder;[13]

•	the Non-U.S. Holder is not a controlled foreign corporation related to the issuer, actually or constructively through the ownership rules under Section 864(d)(4) of the IRC;

•	the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the beneficial owner gives the issuer or the issuer’s paying agent or other withholding agent an appropriate IRS Form W-8 (or suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a non-U.S. person.

If all of these conditions are not met, interest on the New RCF or Takeback Exit Facility paid to a Non-U.S. Holder or interest paid to a Non-U.S. Holder pursuant to the Plan that is not effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder will generally be subject to U.S. federal income tax and withholding at a 30 percent rate, unless an applicable income tax treaty reduces or eliminates such withholding and the Non-U.S. Holder claims the benefit of that treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

[13]	Currently proposed legislation would change this test to apply to a holder that actually or constructively owns 10 percent or more of the total combined voting power or value of the relevant debt issuer. The legislation as currently proposed would apply prospectively to debt instruments issued after enactment of the legislation. The Debtors cannot predict whether any such legislation will be enacted prior to the issuance of the New RCF or Takeback Exit Facility.

If interest on the New RCF or Takeback Exit Facility or interest paid to a Non-U.S. Holder pursuant to the Plan is effectively connected with a trade or business in the United States (“ECI”) carried on by the Non-U.S. Holder, the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder (and the 30 percent withholding tax described above will not apply, provided the appropriate statement (generally a properly executed IRS Form W-8ECI or suitable substitute or successor form or such other form as the IRS may prescribe) is provided to the issuer or the issuer’s paying agent or other withholding agent) unless an applicable income tax treaty provides otherwise. If a Non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty if the Non-U.S. Holder claims the benefit of the treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30 percent rate, or, if applicable, a lower treaty rate, on its effectively connected earnings and profits attributable to such interest (subject to adjustments).

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and, as applicable, must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

5.	FIRPTA

Under the Foreign Investment in Real Property Tax Act (“FIRPTA”), gain on the disposition of certain investments in U.S. real property is subject to U.S. federal income tax in the hands of Non-U.S. Holders and treated as ECI that is subject to U.S. federal net income tax even if a Non-U.S. Holder is not otherwise engaged in a U.S. trade or business.

With respect to New Common Stock and New Warrants, rules with respect to USRPHCs may apply. In general, a corporation is a USRPHC if the fair market value of the corporation’s U.S. real property interests (as defined in the IRC and applicable Treasury Regulations) equals or exceeds 50 percent of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of the 5-year period ending on the effective time of the applicable disposition or the period of time the Non-U.S. Holder held an interest in such corporation. Taxable gain from the disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and such Non-U.S. Holder’s adjusted tax basis in such interest) will constitute ECI. Further, the buyer of the New Common Stock or New Warrants may be required to withhold a tax equal to 15 percent of the amount realized on the sale. The amount of any such withholding would be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the Non-U.S. Holder properly and timely files a tax return with the IRS. With respect to the third exception, the Debtors consider it unlikely, based on their current business plan and operations, that such rules currently apply or will apply in the future.

6.	FATCA

Under legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30 percent on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019, that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Non-U.S. Holder should consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Non-U.S. Holder.

BOTH U.S. HOLDERS AND NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH HOLDERS’ EXCHANGE OF ANY OF ITS CLAIMS PURSUANT TO THE PLAN AND ON ITS OWNERSHIP OF NEW COMMON STOCK.

E.	Information Reporting and Back-Up Withholding

The Debtors and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Plan or in connection with payments made on account of consideration received pursuant to the Plan, and will comply with all applicable information reporting requirements. The IRS may make the information returns reporting such interest and dividends and withholding available to the tax authorities in the country in which a Non-U.S. Holder is resident. In general, information reporting requirements may apply to distributions or payments under the Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24 percent) with respect to distributions or payments made pursuant to the Plan unless that Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact; or (b) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder, and, for a Non-U.S. Holder, in the form of a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption)). Backup withholding is not an additional tax but is, instead, an advance payment that may be refunded to the extent it results in an overpayment of tax; provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of specified thresholds. Holders subject to the Plan are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the Holders’ tax returns.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XIII.	Recommendation

In the opinion of the Debtors, the Restructuring Transactions are preferable to all other available alternatives, maximize the value of each Debtor’s assets, and provide for the best recovery to the Debtors’ stakeholders. Accordingly, the Debtors recommend that all Holders of Claims entitled to vote on the Plan vote to accept the Plan and support Confirmation of the Plan.

Dated: May 2, 2023	LANNETT COMPANY, INC. on behalf of itself and all other Debtors

/s/ Timothy C. Crew
Name: Timothy C. Crew Title: Chief Executive Officer

Exhibit A

Plan of Reorganization

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
LANNETT COMPANY, INC., et al.,[1]	)	Case No. 23-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF LANNETT COMPANY, INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

	Howard A. Cohen (DE Bar No. 4082)	Nicole L. Greenblatt, P.C. (pro hac vice pending)
	Stephanie J. Slater (DE Bar No. 6922)	KIRKLAND & ELLIS LLP
	FOX ROTHSCHILD LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
	919 North Market Street	601 Lexington Avenue
	Wilmington, Delaware 19899	New York, New York 10022
	Telephone:	Telephone:	(212) 446-4800
	Facsimile:	Facsimile:	(212) 446-4900
Email:	hcohen@foxrothschild.com	Email:	nicole.greenblatt@kirkland.com
sslater@foxrothschild.com
and-
Proposed Co-Counsel for the Debtors
	and Debtors in Possession	Joshua M. Altman (pro hac vice pending)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200
		Email:	josh.altman@kirkland.com

Proposed Co-Counsel for the Debtors
and Debtors in Possession

Dated: May 2, 2023

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Lannett Company, Inc. (7699), Kremers Urban Pharmaceuticals, Inc. (0780), Cody Laboratories, Inc. (1425) and Silarx Pharmaceuticals, Inc. (1798). The location of the Debtors’ service address is: 1150 Northbrook Drive, Ste 155, Trevose, Pennsylvania 19053.

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1
A.	Defined Terms	1
B.	Rules of Interpretation	13
C.	Computation of Time	13
D.	Governing Law	13
E.	Reference to Monetary Figures	13
F.	Reference to the Debtors or the Reorganized Debtors	13
G.	Controlling Document	14
H.	Consultation, Information, Notice, and Consent Rights	14

Article II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		14
A.	Administrative Claims	14
B.	Professional Fee Claims	14
C.	Priority Tax Claims	15
D.	Payment of Statutory Fees	15
E.	Payment of Certain Fees and Expenses	16

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		16
A.	Classification of Claims and Interests	16
B.	Treatment of Claims and Interests	17
C.	Special Provision Governing Unimpaired Claims	20
D.	Elimination of Vacant Classes	20
E.	Voting Record Date and Voting Deadline	20
F.	Intercompany Interests	21
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	21
H.	Controversy Concerning Impairment	21
I.	Subordinated Claims and Interests	21

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		21
A.	General Settlement of Claims and Interests	21
B.	Restructuring Transactions	22
C.	Reorganized Debtors	22
D.	Sources of Consideration for Plan Distributions	23
E.	Corporate Existence	25
F.	Vesting of Assets in the Reorganized Debtors	25
G.	Cancellation of Existing Securities and Agreements	25
H.	Corporate Action	26
I.	New Organizational Documents	26
J.	New Stockholders Agreement	27
K.	Indemnification Obligations	27
L.	Directors and Officers of the Reorganized Debtors	27
M.	Effectuating Documents; Further Transactions	27
N.	Existing Letter of Credit Cash Collateralization	27
O.	Section 1146 Exemption	28
P.	Director and Officer Liability Insurance	28
Q.	Management Incentive Plan	28
R.	Preservation of Causes of Action	29
S.	Release of Avoidance Actions	29

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	30
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	31
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	31

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	32
E.	Insurance Policies	32
F.	Reservation of Rights	32
G.	Nonoccurrence of Effective Date	32
H.	Employee Compensation and Benefits	33
I.	Contracts and Leases Entered Into After the Petition Date	33

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		34
A.	Distributions on Account of Claims Allowed as of the Effective Date	34
B.	Disbursing Agent	34
C.	Rights and Powers of Disbursing Agent	34
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	34
E.	Manner of Payment	35
F.	Indefeasible Distributions	36
G.	Securities Law Matters	36
H.	Compliance with Tax Requirements	36
I.	Allocations	37
J.	No Postpetition Interest on Claims	37
K.	Foreign Currency Exchange Rate	37
L.	Setoffs and Recoupment	37
M.	Claims Paid or Payable by Third Parties	37

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		38
A.	Disputed Claims Process	38
B.	Allowance of Claims	38
C.	Claims Administration Responsibilities	39
D.	Estimation of Claims and Interests	39
E.	Adjustment to Claims or Interests without Objection	39
F.	Disallowance of Claims or Interests	39
G.	No Distributions Pending Allowance	40
H.	Distributions After Allowance	40

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		40
A.	Discharge of Claims and Termination of Interests	40
B.	Release of Liens	40
C.	Releases by the Debtors	41
D.	Releases by the Releasing Parties	42
E.	Exculpation	42
F.	Injunction	43
G.	Protections Against Discriminatory Treatment	43
H.	Document Retention	44
I.	Reimbursement or Contribution	44

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		44
A.	Conditions Precedent to the Effective Date	44
B.	Waiver of Conditions	45
C.	Effect of Failure of Conditions	45
D.	Substantial Consummation	45

Article X. EFFECT OF CONFIRMATION OF THE PLAN		45
A.	Jurisdiction and Venue	46
B.	Voting Report	46
C.	Judicial Notice	46
D.	Transmittal and Mailing of Materials; Notice	46
E.	Solicitation	46

iii

F.	Burden of Proof	46
G.	Bankruptcy Rule 3016(a) Compliance	47
H.	Securities Under the Plan	47
I.	Releases and Discharges	47
J.	Release and Retention of Causes of Action	47
K.	Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements	47
L.	Confirmation Hearing Exhibits	48
M.	Objections to Confirmation of the Plan	48
N.	Retention of Jurisdiction	48
O.	Plan Supplement	48

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		48
A.	Modification and Amendments	48
B.	Effect of Confirmation on Modifications	48
C.	Revocation or Withdrawal of Plan	48

Article XII. RETENTION OF JURISDICTION		49

Article XIII. MISCELLANEOUS PROVISIONS		50
A.	Immediate Binding Effect	50
B.	Additional Documents	51
C.	Statutory Committee and Cessation of Fee and Expense Payment	51
D.	Reservation of Rights	51
E.	Successors and Assigns	51
F.	Notices	51
G.	Term of Injunctions or Stays	52
H.	Entire Agreement	52
I.	Plan Supplement	52
J.	Nonseverability of Plan Provisions	53
K.	Votes Solicited in Good Faith	53
L.	Closing of Chapter 11 Cases	53
M.	Waiver or Estoppel	53

iv

INTRODUCTION

Lannett Company, Inc. (“LCI”) and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization (as may be altered, amended, modified, or supplemented from time to time in accordance with its terms and the Restructuring Support Agreement (as defined below), this “Plan”) for the resolution of the outstanding Claims against, and Interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and Its Debtor Affiliates. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion on the Debtors’ history, business, properties and operations, valuation, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.            “Administrative Claim” means a Claim against any of the Debtors arising on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) the Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

2.            “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to each Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

3.            “Agent” means any administrative agent, collateral agent, trustee or similar Entity under the First Lien Indenture or the Second Lien Term Loan Agreement, including any successors thereto.

4.            “Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against any Debtor that: (a) is deemed allowed under the Bankruptcy Code; (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; or (c) has been allowed by a Final Order of the Bankruptcy Court. For the avoidance of doubt, any Claim or Interest (or portion thereof), that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.

5.            “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent transfer laws.

1

6.            “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

7.            “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the District of Delaware.

8.            “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

9.            “Base Intercreditor Agreement” means that certain Base Intercreditor Agreement, dated as of December 7, 2020, by and among the Second Lien Agent and Wells Fargo Bank, National Association as administrative agent and collateral agent under the Revolving Credit Facility, which governs, among other things, the respective rights, interests, obligations, priority, and positions of the Term Loan Secured Parties and the ABL Secured Parties (each as defined in the Base Creditor Agreement) with respect to the assets and properties of the Debtors and other obligors.

10.          “Beachpoint Stakeholders” means those Consenting Stakeholders that are Affiliates of Beach Point Capital Management LP.

11.          “Brigade Stakeholders” means those Consenting Stakeholders that are Affiliates of Brigade Capital Management.

12.          “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of Delaware or the State of New York are closed for business as a result of federal, state, or local holiday.

13.          “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

14.          “Cash Collateral Orders” means, collectively, the interim order and final order, as applicable, of the Bankruptcy Court authorizing the Debtors to, among other things, use cash collateral (as defined in section 363(a) of the Bankruptcy Code).

15.          “Cashflow Intercreditor Agreement” means that certain Cash Flow Intercreditor Agreement, dated as of April 22, 2021 by and among the Agents (as amended, restated, or otherwise modified from time to time), which governs, among other things, the respective rights, interests, obligations, priority, and positions of the Holders of First Lien Senior Secured Notes Claims and the Holders of Second Lien Term Loan Claims with respect to the assets and properties of the Debtors and other obligors.

16.          “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

2

17.          “CEO STI Side Letter Agreement” means that certain side letter agreement dated as of April 30, 2023 by and among LCI and Tim Crew attached to the Restructuring Term Sheet as Annex 2.

18.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

19.          “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

20.          “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

21.          “Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

22.          “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

23.          “Combined Scheduling Order” means the order entered by the Bankruptcy Court scheduling a combined hearing on the Disclosure Statement and confirmation of the Plan, among other things.

24.          “Company Parties” means, collectively, Lannett Company, Inc., a company incorporated under the Laws of Delaware, Kremers Urban Pharmaceuticals, Inc., a company incorporated under the Laws of Indiana, Cody Laboratories, Inc., a company incorporated under the Laws of Wyoming, and Silarx Pharmaceuticals, Inc., a company incorporated under the Laws of New York, each in its capacity as a party to the Restructuring Support Agreement.

25.          “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs of the Debtors, and all amendments and modifications thereto (including any amendments entered into in connection with the Restructuring Support Agreement), applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and managers, in each case existing with the Debtors as of immediately prior to the Effective Date.

26.          “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

27.          “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

28.          “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider Confirmation of the Plan and approval of the Disclosure Statement and Solicitation Materials, as such hearing(s) may be adjourned or continued from time to time.

29.          “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and approving the Disclosure Statement and the Solicitation Materials, which order shall be in form and substance acceptable to the Debtors and the Required Consenting Stakeholders.

30.          “Consenting First Lien Noteholders” means holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, First Lien Senior Secured Note Claims, solely in their capacity as such, that have executed and delivered counterpart signature pages to the Restructuring Support Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors.

31.          “Consenting Second Lien Term Lenders” means holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, Second Lien Term Loan Claims, solely in their capacity as such, that have executed and delivered counterpart signature pages to the Restructuring Support Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors.

3

32.          “Consenting Stakeholders” means, collectively, the Consenting First Lien Noteholders and the Consenting Second Lien Term Lenders.

33.          “Consummation” means the occurrence of the Effective Date.

34.          “Convertible Notes” means indebtedness under that certain Indenture, by and among LCI, the lenders from time to time party thereto, and Wilmington Trust National Association, as trustee, dated as of September 27, 2019 (as further amended, supplemented, amended and restated, or otherwise modified from time to time.

35.          “Convertible Notes Claims” means any Claim against any Debtor derived from, based upon, or arising under the Convertible Notes.

36.          “Crossover Group” means that certain ad hoc group of certain Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims represented by the Crossover Group Advisors.

37.          “Crossover Group Advisors” means Sullivan and Cromwell LLP, Houlihan Lokey Inc., Potter Anderson & Corroon LLP, and any other professionals and/or consultants for the Crossover Group, if any, as may be mutually agreed to by the Crossover Group and the Debtors.

38.          “Cure” means all amounts, including an amount of $0, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

39.          “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) covering any of the Debtors’ current or former directors’, managers’, officers’ and/or employees’ liability and all agreements, documents, or instruments relating thereto.

40.          “Debtors” has the meaning set forth in the preamble.

41.          “Debtors’ CEO” means the chief executive officer of the LCI as of the day prior to the Effective Date.

42.          “Debtor Release” means the releases given on behalf of the Debtors and their Estates as set forth in Article VIII.C of the Plan.

43.          “Deerfield Stakeholders” means those Consenting Stakeholders that are Affiliates of Deerfield Mgmt III, L.P.

44.          “Disbursing Agent” means the Reorganized Debtors or, as applicable, the Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

45.          “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

46.          “Disputed” means, as to a Claim or an Interest, any Claim or Interest (or portion thereof): (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

47.          “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan (or their Permitted Designees).

4

48.          “Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date or such other date as agreed to by the Debtors and the Required Consenting Stakeholders.

49.          “Effective Date” means the date on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan and (b) the Plan is declared effective by the Debtors.

50.          “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

51.          “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

52.          “Exculpated Parties” means collectively, and in each case in its capacity as such, the Debtors and each Related Party of the Debtors; provided that Exculpated Parties shall not include non-Debtor Affiliates and such non-Debtor Affiliates’ Related Parties.

53.          “Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

54.          “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

55.          “Existing Interests” means any Interest in LCI existing immediately prior to the occurrence of the Effective Date.

56.          “Existing Letter of Credit” means any letter of credit issued and outstanding as of the Petition Date.

57.          “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

58.          “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

59.          “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

60.          “First Lien Agent” means the trustee and collateral agent under the First Lien Indenture, its successors, assigns, or any replacement trustee or agent appointed pursuant to the terms of the First Lien Indenture.

61.          “First Lien Senior Secured Notes” means notes outstanding under the First Lien Indenture.

5

62.          “First Lien Senior Secured Notes Claims” means any Claim against any Debtor derived from, based upon, or arising under the First Lien Indenture.

63.          “First Lien Indenture” means the Indenture, dated April 22, 2021, as amended, restated, or modified from time to time among the LCI, as borrower, the lenders from time to time party thereto, and Wilmington Trust, National Associate, as trustee.

64.          “General Unsecured Claim” means any Unsecured Claim against any of the Debtors that is not: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) a First Lien Senior Secured Notes Claim; (e) a Second Lien Term Loan Claim; (f) a Convertible Notes Claim; (g) an Intercompany Claim; or (h) a Section 510(b) Claim.

65.          “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

66.          “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

67.          “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

68.          “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

69.          “Intercompany Claim” means any Claim against any Debtor held by a Debtor or an Affiliate of a Debtor.

70.          “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

71.          “Intercreditor Agreements” means the Cash Flow Intercreditor Agreement and the Base Intercreditor Agreement.

72.          “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit or share in any Debtor and any other rights, options, warrants, rights, restricted stock awards, performance share awards, performance share units, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, stock-settled restricted stock units, cash-settled restricted stock units, other securities, agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor or any other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor (whether or not arising under or in connection with any employment agreement, separation agreement, or employee incentive plan or program of a Debtor as of the Petition Date and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security).

73.          “Joinder” means a joinder to the Restructuring Support Agreement substantially in the form attached thereto as Exhibit C.

74.          “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

75.          “L/C Issuer” means Wells Fargo Bank, National Association.

76.          “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

77.          “LCI” means Lannett Company, Inc. prior to the Effective Date.

78.          “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

6

79.          “Management Incentive Plan” means a management incentive plan for the Reorganized Debtors as contemplated by and consistent with Article IV.Q of the Plan.

80.          “MIP New Common Stock” means any New Common Stock issued pursuant to the Management Incentive Plan.

81.          “Named Executive Officer” means the three named executive officers of LCI as of the day before the Plan Effective Date.

82.          “New Board” means the board of directors or the board of managers, as applicable, of Reorganized LCI, which shall include the Debtors’ CEO and two (2) other directors who will be determined by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO. The identities of directors on the New Board as of the Effective Date shall be set forth in the Plan Supplement, to the extent known at the time of filing of the Plan Supplement, but in any event prior to the Effective Date.

83.          “New Common Stock” means the common equity interests of Reorganized LCI.

84.          “New Employment Agreements” has the meaning given to such term in Article V.H.1 of the Plan.

85.          “New Organizational Documents” means the forms of the organizational documents of the Reorganized Debtors, including certificates or articles of incorporation, bylaws, shareholder agreements, or other formation or governance documents in form and substance acceptable to the Required Consenting First Lien Noteholders and the Debtors and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

86.          “New RCF” means a new revolving credit facility established on the Effective Date to replace the Revolving Credit Facility.

87.          “New RCF Agent” means the administrative agent and collateral agent under the New RCF Documents.

88.          “New RCF Documents” means, collectively, all agreements, documents, and instruments entered into in connection with the New RCF, which shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

89.          “New Stockholders Agreement” means the definitive shareholders agreement or other applicable agreement (including all annexes, exhibits, and schedules thereto) governing the New Common Stock, which agreement shall be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

90.          “New Warrant Agreement” means that certain agreement governing the terms of the New Warrants, which shall be in form and substance acceptable to the Debtors, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Term Lenders.

91.          “New Warrants” means warrants to purchase 12.5% of the New Common Stock (subject to dilution by the Management Incentive Plan), with an initial exercise price per share struck at the equity value of Reorganized LCI implied by a total enterprise value of $315 million.

92.          “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

93.          “Other Secured Claim” means any Secured Claim other than a First Lien Senior Secured Notes Claim or a Second Lien Term Loan Claim.

7

94.          “Permitted Designee” means, with respect to any Holder of an Allowed First Lien Senior Secured Notes Claim or Allowed Second Lien Term Loan Claim, an entity that is designated (in writing in the form established by the Debtors to be delivered to the Solicitation Agent no less than 20 days prior to the Distribution Record Date, or such other date as agreed to by the Debtors and the Required Consenting Stakeholders) by such Holder to receive all or any portion of the distributions issuable to such Holder pursuant to Article III.B of the Plan.

95.          “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

96.          “Petition Date” means the first date on which any of the Debtors commence a Chapter 11 Case.

97.          “Plan Distribution” means a payment or distribution to Holders of Allowed Claims or other eligible Entities in accordance with the Plan (or their Permitted Designees).

98.          “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed with the Bankruptcy Court, and any additional documents Filed as amendments to the Plan Supplement, including the following, as applicable: (a) certain of the New Organizational Documents; (b) the New Stockholders Agreement; (c) the New Warrant Agreement; (d) the Takeback Exit Facility; (e) certain of the New RCF Documents, as applicable; (f) to the extent known, the identities of the members of the New Board; (g) the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (h) the Schedule of Proposed Cure Amounts; (i) the Schedule of Retained Causes of Action; and (j) the Restructuring Transactions Memorandum. To the extent any document to be set forth in the Plan Supplement is an exhibit to the Disclosure Statement, the Plan Supplement may cross-refer to such exhibit. The documents constituting the Plan Supplement shall be consistent with the terms of the Restructuring Support Agreement and the Restructuring Term Sheet, including any consent rights contained therein, as applicable. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement in accordance with this Plan and the Restructuring Support Agreement on or before the Effective Date. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full; provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G.

99.          “Prepetition Credit Agreements” means the First Lien Indenture and the Second Lien Term Loan Agreement.

100.        “Prepetition Secured Parties” means, collectively, each Holder of a First Lien Senior Secured Notes Claim and each Holder of Second Lien Term Loan Claim.

101.        “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

102.        “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

103.        “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

104.        “Professional Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

105.        “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

8

106.        “Professional Fee Claim” means any Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

107.        “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

108.        “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

109.        “Rejected Executory Contracts and Unexpired Leases Schedule” means, to the extent applicable, a schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases (if any) to be rejected by the Debtors pursuant to the Plan, which schedule (if any) shall be included in the Plan Supplement.

110.        “Related Parties” means, with respect to an Entity, collectively, (a) such Entity’s current and former Affiliates and (b) such Entity’s and such Entity’s current and former Affiliates’ directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns (whether by operation of law or otherwise), subsidiaries, current, former, and future associated entities, managed or advised entities, accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, managers, fiduciaries, trustees, employees, agents (including any disbursing agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, other representatives, and other professionals, representatives, advisors, predecessors, successors, and assigns, each solely in their capacities as such (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), and the respective heirs, executors, estates, servants and nominees of the foregoing.

111.        “Released Party” means each of, and in each case in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents; (e) the Releasing Parties; and (f) each Related Party of each Entity in clause (a) through this clause (e); provided, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

112.        “Releasing Party” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents; (e) all Holders of Claims that vote to accept the Plan; (f) all Holders of Claims or Interests that are presumed to accept the Plan and who do not affirmatively opt out of the releases provided by the Plan; (g) all Holders of Claims or Interests that are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (h) all Holders of Claims who abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (i) all Holders of Claims who vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; and (k) each Related Party of each Entity in clauses (a) through (i)  for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that, for the avoidance of doubt, each Holder of Claims and/or Interests that is party to or has otherwise signed the Restructuring Support Agreement shall not opt out of the releases.

113.        “Reorganized Debtors” means, collectively, the Debtors, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto, by merger, consolidation, or otherwise, including any new entity established in connection with the implementation of the Restructuring Transactions.

9

114.        “Required Consenting First Lien Noteholders” means, as of the relevant date, Consenting First Lien Noteholders holding at least 66.67% of the aggregate outstanding principal amount of First Lien Senior Secured Notes that are held by Consenting First Lien Noteholders; provided that Required Consenting First Lien Noteholders must include each of the Beach Point Stakeholders and Brigade Stakeholders.

115.        “Required Consenting Second Lien Lenders” means, as of the relevant date, Consenting Second Lien Term Lenders holding at least 66.67% of the aggregate outstanding principal amount of Second Lien Term Loan that are held by Consenting Second Lien Term Lenders; provided that Required Consenting Second Lien Term Lenders must include the Deerfield Stakeholders.

116.        “Required Consenting Stakeholders” means each of the Required Consenting Second Lien Term Lenders and the Required Consenting First Lien Noteholders.

117.        “Restructuring Documents” means the documents listed in section 3.01 of the Restructuring Support Agreement, in each case consistent with the Plan and the Restructuring Support Agreement (including any consent rights contained therein).

118.        “Restructuring Expenses” means, collectively, all of the Crossover Group’s and Agents’ reasonable and documented fees, costs and expenses incurred through the Effective Date in connection with the Restructuring Transactions, including, without limitation, all reasonable and documented fees, costs and expenses of the Crossover Group Advisors, in each case, without any requirement for the filing of retention applications in the Chapter 11 Cases, to be paid on the Effective Date.

119.        “Restructuring Transactions Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be (a) included in the Plan Supplement; and (b) consistent with the Plan and the Restructuring Support Agreement (including any consent rights contained therein).

120.        “Restructuring Support Agreement” means that certain Restructuring Support Agreement, entered into and dated as of April 30, 2023, by and among the Debtors and the Consenting Stakeholders, including all exhibits, schedules, and other attachments thereto, as such agreement may be further amended, modified, or supplemented from time to time, solely in accordance with its terms, which is attached as Exhibit B to the Disclosure Statement.

121.        “Restructuring Term Sheet” means that certain term sheet attached as Exhibit B to the Restructuring Support Agreement.

122.        “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan and Restructuring Support Agreement, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B of the Plan.

123.        “Revolving Credit Facility” means the revolving credit facility issued pursuant to the Revolving Credit Facility Agreement that was terminated on or around May 1, 2023.

124.        “Revolving Credit Facility Agreement” means that certain Credit and Guaranty Agreement among the Debtors, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, dated as of December 7, 2020, amended April 22, 2021 (as further amended, supplemented, amended and restated, or otherwise modified from time to time).

125.        “Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtors’ proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan.

10

126.        “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time and which shall be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

127.        “Second Lien Agent” means the administrative agent and collateral agent under the Second Lien Term Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Second Lien Term Loan Agreement.

128.        “Second Lien Term Loan” means the loans issued pursuant to the Second Lien Term Loan Agreement.

129.        “Second Lien Term Loan Agreement” means that certain Second Lien Credit and Guaranty Agreement, by and among LCI, as company, the guarantors thereunder, the lenders from time to time party thereto, and the Second Lien Agent, dated as of April 22, 2021, as amended and restated, supplemented, or otherwise modified from time to time prior to the Petition Date.

130.        “Second Lien Term Loan Documents” means the Second Lien Term Loan Agreement and all other “Loan Documents” as defined in the Second Lien Term Loan Agreement.

131.        “Second Lien Term Loan Claims” means any Claim against any Debtor derived from, based upon, or arising under the Second Lien Term Loan Documents and any fees, costs, and expenses that are reimbursable by any Debtor pursuant to the Second Lien Term Loan Documents.

132.        “Section 510(b) Claims” means any Claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code.

133.        “Secured Claim” means a Claim that is: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

134.        “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

135.        “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

136.        “Short Term Incentive Plan” means the FY2023 short-term incentive plan for LCI’s employees in existence as of the effective date of the Restructuring Support Agreement, as amended by the CEO STI Side Letter Agreement.

137.        “Solicitation Agent” means Omni Agent Solutions, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

138.        “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

139.        “Takeback Exit Documents” means, collectively, all agreements, documents, and instruments entered into in connection with the Takeback Exit Facility, which shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

11

140.        “Takeback Exit Facility” means a financing facility to be entered into by the Reorganized Debtors in the principal amount of $60 million, which shall (i) accrue interest, payable in-kind, at a rate of 2.00%, (ii) be secured by all assets of the Reorganized Debtors, (iii) mature on the date that is seven (7) years from the Plan Effective Date, and (iv) include an event of default in the event (x) any judgment or judgments are rendered against any one or more of the Reorganized Debtors in an amount in excess of $7,500,000 in the aggregate or (y) any Reorganized Debtor fails to pay and discharge any obligation or liability timely when due in excess of $5,000,000 in the aggregate and such obligation remains unpaid and past due for more than 90 days, and shall otherwise include customary terms and conditions for a facility of this kind and be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

141.        “Takeback Exit Facility Agent” means the administrative agent and collateral agent under the Takeback Exit Documents.

142.        “Third-Party Release” means the releases set forth in Article VIII.D of the Plan.

143.        “Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of the Restructuring Support Agreement and substantially in the form attached thereto as Exhibit D.

144.        “U.S. Trustee” means the United States Trustee for the District of Delaware.

145.        “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check within 180 calendar days of receipt; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution within 180 calendar days of receipt; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution prior to the deadline included in such request for information; or (d) timely taken any other action necessary to facilitate such distribution.

146.        “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

147.        “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

148.        “Voting Deadline” means May 16, 2023, at 5:00 p.m. (prevailing Eastern Time).

149.        “Voting Record Date” means April 21, 2023.

150.        “Voting Report” means the report certifying the methodology for the tabulation of votes and result of voting on the Plan.

12

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any party’s consent rights over any of the Restructuring Documents or any amendments thereto as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

13

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Restructuring Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Article II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on the date of such allowance or as soon as reasonably practicable thereafter, but in any event no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Professional Fee Claims.

1.            Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

14

2.            Professional Escrow Account.

No later than the Effective Date, the Debtors shall, establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

3.            Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.            Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business for the period after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	Payment of Statutory Fees.

All fees due and payable by the Debtors pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee.

15

E.	Payment of Certain Fees and Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein, in the Restructuring Support Agreement, and in the Cash Collateral Order without any requirement to file a fee application with the Bankruptcy Court and without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, invoices in the form of an invoice summary without time entries for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date without any requirement: (1) to file a fee application with the Bankruptcy Court; and (2) for review or approval by the Bankruptcy Court or any other party.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

This Plan constitutes a separate Plan proposed by each Debtor, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors (except for Class 10 Existing Interests, which shall only apply to LCI). All of the potential Classes for the Debtors are set forth herein. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	First Lien Senior Secured Notes Claims	Impaired	Entitled to Vote
Class 4	Second Lien Term Loan Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Convertible Notes Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

16

Class	Claims and Interests	Status	Voting Rights
Class 8	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Section 510(b) Claims	Impaired	Note Entitled to Vote (Deemed to Reject)
Class 10	Existing Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1.      Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, in consultation with the Crossover Group:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.      Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code, which renders such Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

17

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.      Class 3 – First Lien Senior Secured Notes Claims

(a)	Classification: Class 3 consists of all First Lien Senior Secured Notes Claims.

(b)	Allowed Amount: As of the Effective Date, the First Lien Senior Secured Notes Claims shall be Allowed and deemed to be Allowed Claims in the amount of approximately $350 million of principal plus applicable interest, fees, costs, expenses, and premiums owed under the First Lien Indenture through the Effective Date.

(c)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed First Lien Senior Secured Notes Claim, each Holder of an Allowed First Lien Senior Secured Notes Claim shall receive, in full and final satisfaction of such Allowed First Lien Senior Secured Notes Claim, its Pro Rata share of 97% of the Takeback Exit Facility and its Pro Rata share of 97% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed First Lien Senior Secured Notes Claims are entitled to vote to accept or reject the Plan.

4.      Class 4 – Second Lien Term Loan Claims

(a)	Classification: Class 4 consists of all Second Lien Term Loan Claims.

(b)	Allowed Amount: As of the Effective Date, the Second Lien Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the amount of approximately $220.92 million of principal plus applicable interest, fees, costs, expenses, and premiums owed under the Second Lien Term Loan Agreement through the Effective Date.

(c)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Second Lien Term Loan Claim, each Holder of an Allowed Second Lien Term Loan Claim shall receive, in full and final satisfaction of such Allowed Second Lien Term Loan Claim: (1) its Pro Rata Share of 3% of the Takeback Exit Facility; (2) its Pro Rata share of 3% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants; and (3) its Pro Rata share of the New Warrants.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Second Lien Term Loan Claims are entitled to vote to accept or reject the Plan.

5.      Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

18

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall, at the option of the applicable Debtor, be either (i) Reinstated or (ii) paid in full in Cash on the later of (x) the Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6.      Class 6 – Convertible Notes Claims

(a)	Classification: Class 6 consists of all Convertible Notes Claims.

(b)	Allowed Amount: As of the Effective Date, the Convertible Notes Claims shall be Allowed and deemed to be Allowed Claims in the amount of approximately $86.25 million of principal plus applicable interest, fees, costs, expenses, and premiums owed under the Convertible Notes through the Effective Date.

(c)	Treatment: On the Effective Date, all Allowed Convertible Notes Claims shall be canceled, released, and extinguished, and will be of no further force or effect, without any distribution to Holders of Convertible Notes Claims.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Allowed Convertible Notes Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7.      Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Intercompany Claim, each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders), either Reinstated, converted to equity, or otherwise set off, settled distributed, contributed, canceled, or released, in each case, in accordance with the Restructuring Steps Memorandum; provided that no distributions shall be made on account of any Intercompany Claims.

(c)	Voting: Class 7 is Unimpaired under the Plan if Intercompany Claims are Reinstated or Impaired under the Plan if Intercompany Claims are canceled. Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.      Class 8 – Intercompany Interests

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)	Treatment: On the Effective Date, Intercompany Interests shall, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders), be (i) Reinstated or (ii) set off, settled, addressed, distributed, contributed, merged, canceled, or released, in each case in accordance with the Restructuring Steps Memorandum.

19

(c)	Voting: Class 8 is Unimpaired under the Plan. Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.      Class 9 – Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Allowed Section 510(b) Claims, if any, shall be canceled, released, and extinguished, and will be of no further force or effect, without any distribution to Holders of Section 510(b) Claims.

(c)	Voting: Class 9 is Impaired under the Plan. Holders (if any) of Allowed Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders (if any) are not entitled to vote to accept or reject the Plan.

10.    Class 10 – Existing Interests

(a)	Classification: Class 10 consists of all Existing Interests.

(b)	Treatment: On the Effective Date and without the need for any further corporate or limited liability company action or approval of any board of directors, board of managers, members, shareholders or officers of any Debtor or Reorganized Debtor, as applicable, all Existing Interests shall be canceled, released, and extinguished and will be of no further force or effect, without any distribution to Holders of Existing Interests.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Existing Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Record Date and Voting Deadline.

The Voting Record Date is April 21, 2023. The Voting Record Date is the date on which it will be determined which Holders of Claims in the voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim.

20

The Voting Deadline is May 16, 2023, at 5:00 p.m. (prevailing Eastern Time). In order to be counted as votes to accept or reject the Plan, all ballots must be:  (a) electronically submitted utilizing the electronic portal maintained by the Solicitation Agent on or before the Voting Deadline; or (b) properly executed, completed, and delivered (by first class mail, overnight courier, personal delivery, or via electronic mail) so that the ballots are actually received by the Solicitation Agent on or before the Voting Deadline.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions (if any) on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, unless otherwise set forth in the Restructuring Transactions Memorandum, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI hereof and the Restructuring Support Agreement, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests or reclassifying Claims to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Intercreditor Agreements. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

To the extent provided for by the Bankruptcy Code and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the First Lien Senior Secured Notes Claims, and Second Lien Term Loan Claims and (2) any claim to avoid, subordinate, or disallow any First Lien Senior Secured Notes Claims, and Second Lien Term Loan Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. To the extent provided for by the Bankruptcy Code, the Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

21

B.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, as set forth in the Restructuring Transactions Memorandum or as otherwise reasonably acceptable to the Required Consenting Stakeholders, which may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, the Restructuring Support Agreement, and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents constituting the Plan Supplement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement, and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (4) the execution and delivery of the New Organizational Documents (including the New Stockholders Agreement); and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (5) the execution and delivery of the New RCF Documents and Takeback Exit Documents; (6) the execution and delivery of the New Warrant Agreement, including the issuance and distribution of the New Warrants; and (7) all other actions that the applicable Entities determine, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.  The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, including the Takeback Exit Documents and New RCF Documents, shall have the right and authority, without further order of the Bankruptcy Court, to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the boards of directors or boards of managers of the applicable Reorganized Debtors deem appropriate.

22

D.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the New Common Stock; (3) the New Warrants; (4) the Takeback Exit Facility; and (5) the New RCF.

1.      Issuance of New Common Stock.

On the Effective Date, Reorganized LCI shall issue the New Common Stock pursuant to the Plan. The issuance of the New Common Stock, including equity awards reserved for the Management Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable.

All of the shares (or comparable units) of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms. As a condition to receiving the New Common Stock, Holders of Allowed First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims will be required to execute and deliver the New Stockholders Agreement; provided, however, that, notwithstanding any failure to execute the New Stockholders Agreement, any Entity that is entitled to and accepts a distribution of New Common Stock under the Plan, by accepting such distribution, will be deemed to have accepted and consented to the terms of the New Stockholders Agreement (solely in such Entity’s capacity as a stockholder of Reorganized LCI), without the need for execution by any party thereto. The New Stockholders Agreement will be effective as of the Effective Date and, as of such date, will be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock will be bound thereby in all respects. The New Common Stock will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

As of the Effective Date, the Reorganized Debtors will not be subject to any reporting requirements promulgated by the SEC.

2.      Issuance of New Warrants.

On the Effective Date, Reorganized LCI shall issue the New Warrants pursuant to the Plan. The issuance of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Warrants shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Warrants shall be deemed as its agreement to the New Warrant Agreement, as the same may be amended or modified from time to time following the Effective Date in accordance with its terms. The New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each Holder of New Warrants shall be bound thereby (without any further action or signature) in all respects, whether or not such Holder has executed the New Warrant Agreement. The New Warrants will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

23

3.      Takeback Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Takeback Exit Facility pursuant to the Takeback Exit Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Takeback Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Takeback Exit Facility, including the Takeback Exit Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Takeback Exit Facility.

As of the Effective Date, all of the Liens and security interests to be granted by the Debtors in accordance with the Takeback Exit Documents: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the Takeback Exit Documents; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the Takeback Exit Documents, the Takeback Exit Facility agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the Takeback Exit Documents. The Takeback Exit Facility agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the Takeback Exit Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law.

4.      New RCF.

On the Effective Date, the Reorganized Debtors shall enter into the New RCF pursuant to the New RCF Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the New RCF and the New RCF Documents; as applicable and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to take any and all actions necessary or appropriate to consummate the New RCF, including executing and delivering the New RCF Documents, in each case, without any further notice to or order of the Bankruptcy Court.

As of the Effective Date, and to the extent applicable, all of the Liens and security interests to be granted by the Debtors in accordance with the New RCF Documents, as applicable: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the New RCF Documents, as applicable; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the New RCF Documents, the New RCF Agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the New RCF Documents, as applicable. The New RCF Agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the New RCF Documents, as applicable, have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law.

24

E.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Restructuring Support Agreement and the consent rights therein (which are incorporated herein pursuant to Article I.H), and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, no Reorganized Debtor shall be treated as being liable on any Claim that is discharged pursuant to the Plan.

G.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan or Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests shall be canceled, and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Agents shall be released from all duties and obligations thereunder; provided, however, that notwithstanding any provision of the Plan or Confirmation Order to the contrary, including, without limitation, Article VIII of the Plan, Confirmation, or the occurrence of the Effective Date, any credit document or agreement, including, without limitation, the First Lien Indenture and the Second Lien Term Loan Documents, that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing Holders of Allowed Claims to receive distributions under the Plan; (b) allowing and preserving the rights of the Agents to make and the Holders to receive distributions pursuant to the Plan; (c) permitting the Agents to enforce any obligation (if any) owed to such Agents under the Plan; (d) preserving the Agents’ respective rights to compensation, participations, reimbursement and indemnification as against any money or property distributable to the Holders of Claims, including permitting an Agents’ right to maintain, enforce, and exercise their charging liens or other priority of payment, if any, against such distribution; (e) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Agents against any person other than the Debtors and their Affiliates, including with respect to indemnification, participations, reimbursements or contribution from the Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims, pursuant and subject to the terms of the First Lien Indenture and the Second Lien Term Loan Documents, as in effect on the Effective Date, and preserving all exculpations of the Prepetition First Lien Agent and the Prepetition Second Lien Agent (f) permitting the Agents to enforce any obligation (if any) owed to the Agents under the Plan; (g) permitting the Agents to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (h) permitting the Agents to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (1) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan or Confirmation Order; and (2) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The Agents shall be discharged and shall have no further duty, obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Agents and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Agents shall be relieved of and released from any obligations and duties arising thereunder.

25

H.	Corporate Action.

Subject to the Restructuring Support Agreement, on or before the Effective Date, as applicable, all actions contemplated under the Plan (including the Restructuring Transactions Memorandum and the other documents contained in the Plan Supplement) shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption or assumption, as applicable, of the Compensation and Benefits Programs; (2) the selection of the directors and officers for the Reorganized Debtors, including the appointment of the New Board; (3) the authorization, issuance and distribution of the Takeback Exit Facility, the New RCF, as applicable, the New Common Stock, the New Warrants, and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the implementation of the Restructuring Transactions; (5) the entry into the Takeback Exit Documents and the New RCF Documents, as applicable; (6) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (7) the adoption of the New Organizational Documents (including the New Stockholders Agreement); (8) the assumption, assumption and assignment, or rejection (to the extent applicable), as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Warrants, the New Warrant Agreement, the New Organizational Documents (including the New Stockholders Agreement), the Takeback Exit Documents, the New RCF Documents, as applicable, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under nonbankruptcy law.

I.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents (including the New Stockholders Agreement) shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable authorities in its respective jurisdiction of organization if and to the extent required in accordance with the applicable laws of such jurisdiction. The New Organizational Documents will, among other things, (a) authorize the issuance of the New Common Stock and (b) prohibit the issuance of non-voting equity Securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents.

26

J.	New Stockholders Agreement.

From and after the Effective Date, all holders of New Common Stock shall be subject to the terms and conditions of the New Stockholders Agreement.

K.	Indemnification Obligations.

All indemnification provisions currently in place consistent with applicable law (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) as of the Petition Date for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall, to the fullest extent permitted by applicable law (including being subject to the limitations of the Delaware General Corporation Law, including the limitations contained therein on a corporation’s ability to indemnify officers and directors), be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

L.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of LCI shall expire, such current directors shall be deemed to have resigned, and all of the directors for the initial term of the New Board shall be appointed. The New Board shall consist of the Debtors’ CEO and two (2) such other members to be appointed by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the new Takeback Exit Facility entered into, the New RCF, as applicable, entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Existing Letter of Credit Cash Collateralization.

On the Effective Date, all undrawn Existing Letters of Credit and all obligations related thereto shall either be returned to the applicable L/C Issuer or cash collateralized.

27

O.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the New Warrants, (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Takeback Exit Facility and the New RCF, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise adversely affect the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

Q.	Management Incentive Plan.

After the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan, which shall be designed, implemented, and determined by New Board, under which no less than 10% of the New Common Stock outstanding on the Effective Date (on a fully diluted and fully distributed basis, treating the Management Incentive Plan as fully allocated) will be reserved for grants made from time to time to the management or officers of the Reorganized Debtors. The Plan will provide that grants of at least 30% of the New Common Stock reserved under the Management Incentive Plan will be allocated within 60 days of the Effective Date.

On the Effective Date, the employment agreement for the Debtors’ CEO shall be amended to provide the Debtors’ CEO with the right to resign for “good reason” pursuant to the terms of such agreement in the event the terms and conditions (including allocation) of the award to the Debtors’ CEO under the Management Incentive Plan are not reasonably acceptable to the Debtors’ CEO. On the Effective Date, the employment agreements for the non-CEO Named Executive Officers shall be amended to provide the non-CEO Named Executive Officers with the right to resign for “good reason” pursuant to the terms of such agreements, in which case they will be entitled to 75% of their applicable severance payments, in the event the award to such Named Executive Officer under the Management Incentive Plan (i) is not on substantially similar terms and conditions (but not allocation) as the award reasonably acceptable to the Debtors’ CEO or (ii) provides for an allocation to such Named Executive Officer that is materially less than the award that the Debtors’ CEO recommends to the New Board in writing.

28

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released or exculpated herein (including, without limitation, by the Debtors) pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. The Reorganized Debtors may settle any such Cause of Action without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute between the Reorganized Debtors and the Entity against whom the Reorganized Debtors are asserting the Cause of Action regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation (to the extent applicable) of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.Q include any Claim or Cause of Action with respect to, or against, a Released Party or Exculpated Party.

S.	Release of Avoidance Actions.

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall release any and all Avoidance Actions, and the Debtors, the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue any and all Avoidance Actions, except for Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors.

29

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected (to the extent applicable) will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected (to the extent applicable) by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, and related Cure amounts with respect thereto, or rejections (to the extent applicable) of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Proposed Cure Amounts or the Rejected Executory Contracts and Unexpired Leases Schedule (if any), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein or in the Plan Supplement, assumptions or rejections (to the extent applicable) of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld) and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld) at any time up to forty-five (45) days after the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall file with the Bankruptcy Court and serve on the applicable counterparty notice regarding any change to the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or the Schedule of Proposed Cure Amounts, as applicable, and the counterparty shall have fourteen (14) days from service of such notice to file an objection with the Bankruptcy Court.

30

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

If certain, but not all, of a contract counterparty’s Executory Contracts or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, to the extent applicable, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including pursuant to the Plan or the Confirmation Order, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall, in accordance with the Schedule of Proposed Cure Amounts, pay all Cure costs (if any) relating to Executory Contracts and Unexpired Leases that are being assumed under the Plan in the ordinary course of business. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure costs that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed on or before fourteen (14) days after the Filing of the Schedule of Proposed Cure Amounts or fourteen (14) days after notice of a change to the Schedule of Proposed Cure Amounts. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Debtor or Reorganized Debtor, without the need for any objection by the Debtors or Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure costs shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the applicable Cure costs. The Reorganized Debtors also may settle any Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or as otherwise scheduled for hearing by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

31

If there is any dispute regarding any Cure costs, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure costs shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, with the consent of the Required Lenders, which consent shall not be unreasonably withheld, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute. If the Bankruptcy Court determines that the Allowed Cure cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the Schedule of Proposed Cure Amounts, the Debtors shall have the right (with the consent of the Required Lenders, which consent shall not be unreasonably withheld) to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date subject to the applicable counterparty’s right to object to such rejection.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption, or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

To the extent applicable, rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases (if any).

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection (to the extent applicable), the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

32

H.	Employee Compensation and Benefits.

1.      Compensation and Benefits Programs.

Except as otherwise set forth herein, on the Effective Date, the Debtors shall assume all employment agreements or letters, indemnification agreements, severance agreements, retention agreements, or other agreements entered into with current and former officers and other employees, including the Short Term Incentive Plan. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Existing Interests in any of the Debtors, which shall not constitute or be deemed to constitute Executory Contracts and shall be deemed terminated on the Effective Date;

(b)	Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; and

(c)	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Program.

2.      Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law.

I.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

33

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.6 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

B.	Disbursing Agent.

All Plan Distributions shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

All Plan Distributions to any Disbursing Agent on behalf of the Holders of Claims listed on the Claims Register (or the Permitted Designees of such Holder, as applicable) shall be deemed completed by the Debtors when received by such Disbursing Agent. The Plan Distributions shall be made to any such Holders (or the Permitted Designees of such Holder, as applicable) at the direction of the applicable Disbursing Agent.

C.	Rights and Powers of Disbursing Agent.

1.      Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.      Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.      Record Date for Distribution.

On the Distribution Record Date, the Claims Register and the loan registers maintained by the Agents shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register or such loan registers as of the close of business on the Distribution Record Date (or the Permitted Designees of such Holders, as applicable). If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.      Delivery of Distributions in General.

Except as otherwise provided herein, distributions payable to Holders of Allowed Claims shall be made by the Disbursing Agent to the Permitted Designee of each such Holder as of the Distribution Record Date or, if such Holder has not identified a Permitted Designee, to such Holder at the address for each such Holder (or its Permitted Designee) as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

34

3.      Minimum Distributions.

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims (or their Permitted Designees) hereunder shall be adjusted as necessary to account for the foregoing rounding.

4.      Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims (or its Permitted Designee, as applicable) is returned as undeliverable, no distribution to such Holder (or its Permitted Designee, as applicable) shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder (or its Permitted Designee, as applicable), at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such unclaimed distribution comprises New Common Stock, such New Common Stock shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent shall adjust the number of shares of New Common Stock outstanding as of the date of such cancelation to ensure that the distributions of New Common Stock contemplated under the Plan are given full force and effect.

5.      Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been canceled in accordance with Article IV.F hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be canceled solely with respect to the Debtors and such cancelation shall not alter the obligations or rights of any non-Debtor third parties (other than the Foreign Guarantor Subsidiaries) in respect of one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and reimbursement and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment.

1.            Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated by the Plan or the Plan Supplement, all distributions of the New Common Stock to the Holders of the applicable Allowed Claims (or their Permitted Designees) under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2.            All distributions of Cash, as applicable, to the Holders of the applicable Allowed Claims (or their Permitted Designees) under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

35

3.            At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Indefeasible Distributions.

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback or turnover provisions.

G.	Securities Law Matters.

The offering, issuance and distribution (if applicable) of any Securities before the Petition Date and any Securities issuable pursuant to the Management Incentive Plan (to the extent not issued pursuant to a registration statement) will be issued pursuant to section 4(a)(2) of the Securities Act. Any Securities distributed pursuant to section 4(a)(2) under the Securities Act will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act or applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and applicable state securities laws and subject to any restrictions in the New Organizational Documents, the New Stockholders Agreement and the New Warrant Agreement, as applicable.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Securities issuable pursuant to the Plan, excluding the MIP New Common Stock, after the Petition Date, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, such Securities (other than the MIP New Common Stock) will be freely tradable in the U.S. without registration under the Securities Act by the recipients thereof, subject to the provisions of (1) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) any other applicable regulatory approvals, and (3) any restrictions in the Reorganized Debtors’ New Organizational Documents (including the New Stockholders Agreement) and the New Warrant Agreement, as applicable.

Recipients of the New Common Stock and New Warrants are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

Notwithstanding anything to the contrary in the Plan, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock, the New Warrants and any MIP New Common Stock are exempt from the registration requirements of section 5 of the Securities Act.

Recipients of the New Common Stock, including any MIP New Common Stock, and New Warrants are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

H.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate (subject to reasonable consultation with the Required Consenting Stakeholders). The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

36

I.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

K.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

L.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all Claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XIII.F hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

M.	Claims Paid or Payable by Third Parties.

1.            Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

37

2.            Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.            Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (1) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (2) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors (in consultation with the Required Consenting Stakeholders) or the Reorganized Debtors may elect to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

38

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.Q of the Plan.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.

D.            Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

39

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. On or as soon as reasonably practicable after the next Distribution Date after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Restructuring Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

B.	Release of Liens.

Except as otherwise provided in the Takeback Exit Documents and the New RCF Documents, as applicable, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

40

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall, at the sole cost and expense of the Reorganized Debtors, take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, the Takeback Exit Facility Agent, or the New RCF Agent, as applicable, that are necessary or desirable to record or effectuate the cancelation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Debtor or other Entity, or that any holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan; or (c) any matters retained by the Debtors and the Reorganized Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, the Released Parties’ contribution to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for a hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

41

D.	Releases by the Releasing Parties.

As of the Effective Date, each Releasing Party is deemed to have, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or the Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; or (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

E.	Exculpation.

Notwithstanding anything contained in the Plan to the contrary, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

42

F.	Injunction.

Effective as of the Effective Date, all Entities that have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (4) asserting any right of setoff or subrogation of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date or has filed a Proof of Claim or proof of Interest indicating that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities released, settled or subject to exculpation pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Takeback Exit Facility and the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement, the Takeback Exit Facility, and the New RCF, as applicable) executed to implement the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

43

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.	the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect and there shall be no breach or other event that would give rise to a right to terminate the Restructuring Support Agreement as to all parties thereto for which notice has been given in accordance with the terms thereof;

2.	the Bankruptcy Court shall have entered the Cash Collateral Orders;

3.	the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the Restructuring Support Agreement (including the consent rights therein), which shall be a Final Order;

4.	each Restructuring Document shall have been executed (or deemed executed) or Filed, as applicable, in form and substance consistent with the Restructuring Support Agreement and the Plan, and shall not have been modified in a manner inconsistent therewith, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Restructuring Documents shall have been satisfied or duly waived in writing in accordance with the terms of the applicable Restructuring Document;

5.	all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed (or deemed executed);

6.	the New Common Stock shall have been issued;

7.	the New Warrants shall have been issued in accordance with the New Warrant Agreement.

8.	the Takeback Exit Documents shall have been duly executed and delivered by all of the Entities that are parties thereto (provided that Holders of Allowed First Lien Senior Secured Notes Claims and Holders of Allowed Second Lien Term Loan Claims shall be deemed to be parties to the Takeback Exit Documents without the requirement to deliver signature pages thereto) and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Takeback Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of the Takeback Exit Documents and the closing of the Takeback Exit Facility shall have occurred;

44

9.	the New RCF Documents, as applicable, shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the Effective Date) to the effectiveness of the New RCF shall have been satisfied or duly waived and the closing of the New RCF shall have occurred.

10.	all undrawn Existing Letters of Credit shall be cash collateralized, to the extent not already cash collateralized;

11.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the Restructuring Transactions;

12.	all fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses; and

13.	all fees, expenses, and other amounts payable to the Consenting Stakeholders pursuant to the Restructuring Support Agreement and the Agents pursuant to the Cash Collateral Orders and the Plan, including, without limitation, the Restructuring Expenses, shall have been paid in full.

B.	Waiver of Conditions.

Any one or more of the conditions to Consummation set forth in this Article IX, except for the condition set forth in Article IX.A.12, may be waived by the Debtors with the prior written consent (e-mail from counsel being sufficient) of the Required Consenting Stakeholders without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by the Debtors, or any Holders of Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims against or Interests in the Debtors, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

Article X.
EFFECT OF CONFIRMATION OF THE PLAN

Upon entry of the Confirmation Order, the Bankruptcy Court shall be deemed to have made and issued on the Confirmation Date the following findings of fact and conclusions of law as though made after due deliberation and upon the record at the Confirmation Hearing. Upon entry of the Confirmation Order, any and all findings of fact in the Plan shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law in the Plan shall constitute conclusions of law even if they are stated as findings of fact.

45

A.	Jurisdiction and Venue.

On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the District of Delaware was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Voting Report.

Prior to the Confirmation Hearing, the Solicitation Agent filed the Voting Report. All procedures used to distribute Solicitation Materials to the applicable Holders of Claims and to tabulate the ballots were fair and conducted in accordance with the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, Laws, and regulations. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class entitled to vote on the Plan has voted to accept the Plan.

C.	Judicial Notice.

The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including all pleadings and other documents Filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases (including the Confirmation Hearing). Resolutions of any objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All entries on the docket of the Chapter 11 Cases shall constitute the record before the Bankruptcy Court for purposes of the Confirmation Hearing.

D.	Transmittal and Mailing of Materials; Notice.

Due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Hearing, and the release and exculpation provisions set forth in Article VIII of the Plan, along with all deadlines for voting on or objecting to the Plan, in compliance with Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b) and the Scheduling Order, has been given to (1) all known Holders of Claims and Interests, (2) parties that requested notice in accordance with Bankruptcy Rule 2002, (3) all parties to Unexpired Leases and Executory Contracts, and (4) all taxing authorities listed in the Claims Register. Such transmittal and service were appropriate, adequate, and sufficient. Adequate and sufficient notice of the Confirmation Hearing and other dates, deadlines, and hearings described in the Scheduling Order was given in compliance with the Bankruptcy Rules and such order, and no other or further notice is or shall be required.

E.	Solicitation.

Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Scheduling Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, Laws, and regulations. The Debtors and the Released Parties solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and they participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of New Common Stock, the New Warrants and any debt securities that were offered or sold under the Plan and, pursuant to section 1125(e) of the Bankruptcy Code, and no Released Party is or shall be liable on account of such solicitation for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale, or purchase of such debt securities.

F.	Burden of Proof.

The Debtors, as proponents of the Plan, have satisfied their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard. The Debtors have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

46

G.	Bankruptcy Rule 3016(a) Compliance.

The Plan is dated and identifies the proponents thereof, thereby satisfying Bankruptcy Rule 3016(a).

H.	Securities Under the Plan.

Pursuant to the Plan, and without further corporate or other action, the New Common Stock, the New Warrants and any debt issued or assumed by the Reorganized Debtors will be issued, entered into, or assumed, as applicable, on the Effective Date subject to the terms of the Plan.

I.	Releases and Discharges.

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by Holders of Claims and Interests, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (1) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (2) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (3) is an integral element of the transactions incorporated into the Plan; (4) confers material benefit on, and is in the best interests of, the Debtors, their Estates, and their creditors; (5) is important to the overall objectives of the Plan to finally resolve all Claims and Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; (6) is consistent with sections 105, 1123, 1129, and all other applicable provisions of the Bankruptcy Code; (7) is given and made after due notice and opportunity for hearing; and (8), without limiting the foregoing, with respect to the releases and injunctions in Article VIII of the Plan, are (a) essential elements of the Restructuring Transactions and Plan, terms and conditions without which the Consenting Stakeholders would not have entered into the Restructuring Support Agreement and (b) narrowly tailored. Further, the injunction set forth in Article VIII.F is an essential component of the Plan, the product of long-term negotiations, and achieved by the exchange of good and valuable consideration in the Chapter 11 Cases.

J.	Release and Retention of Causes of Action.

It is in the best interests of Holders of Claims and Interests that the provisions in Article VIII of the Plan be approved.

K.	Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements.

All documents and agreements necessary to implement the Plan and the Restructuring Transactions, including the Restructuring Support Agreement, are essential elements of the Plan, are necessary to consummate the Plan and the Restructuring Transactions, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s length, are fair and reasonable, and are hereby reaffirmed and approved, and, subject to the occurrence of the Effective Date and execution and delivery in accordance with their respective terms, shall be in full force and effect and valid, binding, and enforceable in accordance with their respective terms, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, or other action under applicable law, regulation, or rule.

47

L.	Confirmation Hearing Exhibits.

All of the exhibits presented at the Confirmation Hearing have been properly received into evidence and are a part of the record before the Bankruptcy Court.

M.	Objections to Confirmation of the Plan.

Any and all objections to Confirmation have been withdrawn, settled, overruled, or otherwise resolved.

N.	Retention of Jurisdiction.

The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

O.	Plan Supplement.

All of the documents contained in the Plan Supplement comply with the terms of the Plan, and the filing and notice of such documents was adequate, proper, and in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Article XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement (which are incorporated herein pursuant to Article I.H), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and shall constitute a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent rights therein (which are incorporated herein pursuant to Article I.H), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain, and including the Allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection (to the extent applicable) of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

48

Article XII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection (to the extent applicable) of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (to the extent applicable) or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.	ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

8.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

49

11.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.M hereof;

13.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.	determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

15.	enter an order concluding or closing the Chapter 11 Cases;

16.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date; and

22.	enforce all orders previously entered by the Bankruptcy Court.

As of the Effective Date, notwithstanding anything in this Article XII to the contrary, the New Organizational Documents and the New Stockholders Agreement and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

Article XIII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims against or Interests in the Debtors (irrespective of whether such Holders have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

50

B.	Additional Documents.

Subject to and in accordance with the Restructuring Support Agreement, on or before the Effective Date, (1) the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement and (2) the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims against the Debtors receiving distributions pursuant to the Plan, and all other parties in interest, shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Committee and Cessation of Fee and Expense Payment

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members or advisors to any statutory committee after the Confirmation Date.

D.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity; provided that nothing in this Article XIII.E modifies section 524(e) of the Bankruptcy Code.

F.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Lannett Company, Inc. 1150 Northbrook Drive, Suite 155 Trevose, Pennsylvania 19053 Attention: Timothy C. Crew Samuel H. Israel (tim.crew@lannett.com) (samuel.israel@lannett.com)

Kirkland & Ellis LLP
601 Lexington Avenue

New York, New York 10022

Attention:    Nicole L. Greenblatt, P.C.

(nicole.greenblatt@kirkland.com)

and

Kirkland & Ellis LLP
300 North LaSalle Street

Chicago, Illinois 60654

51

Attention:   Joshua M. Altman

(josh.altman@kirkland.com)

and

Fox Rothschild LLP

919 North Market Street, Suite 300

Wilmington, Delaware 19899

Attention:   Howard A. Cohen

Stephanie J. Slater

hcohen@foxrothschild.com

sslater@foxrothschild.com

Counsel to the Consenting Stakeholders
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Attention: Ari B. Blaut; Benjamin S. Beller E-mail address: blauta@sullcrom.com; bellerb@sullcrom.com
United States Trustee
Office of the United States Trustee 844 King Street, Suite 2207 Wilmington, Delaware 19801

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date and provided such notice was sent, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests. Notwithstanding anything herein to the contrary, the Reorganized Debtors shall provide notice of any documents to all Entities whose rights are affected by any such document Filed by the Reorganized Debtors.

G.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://omniagentsolutions.com/LCI or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

52

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting Stakeholders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Consenting Stakeholders, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, rule 3022-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

53

Dated: May 2, 2023	Lannett Company, Inc.
on behalf of itself and all other Debtors

/s/ Timothy C. Crew
Name: Timothy C. Crew Title: Chief Executive Officer

54

Exhibit B

Restructuring Support Agreement

Execution Version

THIS RESTRUCTURING SUPPORT AGREEMENT AND THE DOCUMENTS ATTACHED HERETO COLLECTIVELY DESCRIBE A PROPOSED RESTRUCTURING OF THE COMPANY PARTIES THAT WILL BE EFFECTUATED THROUGH FILING Prepackaged CHAPTER 11 CASES IN THE BANKRUPTCY COURT (AS DEFINED BELOW).

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER, ACCEPTANCE, OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS, OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE, OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAW, INCLUDING SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY RESTRUCTURING TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of April 30, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (iii) of this preamble, collectively, the “Parties”):1

i.	Lannett Company, Inc., a company incorporated under the Laws of Delaware (“LCI”), Kremers Urban Pharmaceuticals, Inc., a company incorporated under the Laws of Indiana, Cody Laboratories, Inc., a company incorporated under the Laws of Wyoming, and Silarx Pharmaceuticals, Inc., a company incorporated under the Laws of New York (the Entities in this clause (i), collectively, the “Company Parties”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

ii.	the undersigned holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, First Lien Senior Secured Note Claims, solely in their capacity as such, that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting First Lien Noteholders”), who collectively hold at least 80% of the aggregate outstanding principal amount of First Lien Senior Secured Notes Claims; and

iii.	the undersigned holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, Second Lien Term Loan Claims, solely in their capacity as such, that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting Second Lien Term Lenders” and, together with the Consenting First Lien Noteholders, the “Consenting Stakeholders”), who collectively hold 100% of the aggregate outstanding principal amount of Second Lien Term Loan Claims.

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto (together with the exhibits and appendices annexed to such term sheet, the “Restructuring Term Sheet,” and, such transactions as described in this Agreement, the Restructuring Term Sheet, and the Plan, to the extent applicable, the “Restructuring Transactions”);

WHEREAS, the Company Parties shall implement the Restructuring Transactions through pre-packaged chapter 11 cases by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.                    Definitions and Interpretation.

1.01.            Definitions. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Restructuring Term Sheet, as applicable. The following terms shall have the following definitions:

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.

2

“Agent” means any administrative agent, collateral agent, trustee or similar Entity under the First Lien Senior Secured Notes or the Second Lien Term Loan, including any successors thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date (or, in the case of any Consenting Stakeholder that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Stakeholder becomes a party hereto) to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Beachpoint Stakeholders” means those Consenting Stakeholders that are Affiliates of Beach Point Capital Management LP.

“Brigade Stakeholders” means those Consenting Stakeholders that are Affiliates of Brigade Capital Management.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral Order(s)” means the interim and/or final, as applicable, orders of the Bankruptcy Court approving the use of cash collateral, in each case, which shall be in form and substance acceptable to the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

3

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Company Claims/Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including, but not limited to, the First Lien Senior Secured Notes Claims and the Second Lien Term Loan Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement with a Company Party, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions, including those certain Confidentiality Agreements between LCI and certain holders of First Lien Senior Secured Note Claims and Second Lien Term Loan Claims, as may be amended pursuant to their terms.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129.

“Consenting First Lien Noteholders” has the meaning set forth in the preamble of this Agreement.

“Consenting Second Lien Term Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Debtors’ CEO” means the chief executive officer of LCI as of the day before the Plan Effective Date.

4

“Deerfield Stakeholders” means those Consenting Stakeholders that are Affiliates of Deerfield Mgmt III, L.P..

“Definitive Documents” means the documents listed in Section 4.01.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement as a disclosure statement meeting the applicable requirements of the Bankruptcy Code and, to the extent necessary, approving the related Solicitation Materials, which order may be the Confirmation Order.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Financing” means, if applicable, the Takeback Exit Facility (as defined in the Restructuring Term Sheet), the New RCF (as defined in the Restructuring Term Sheet) or such other exit financing consistent with the Restructuring Term Sheet and any additional exit financing that may be obtained by Reorganized LCI, as determined by, and on terms and conditions acceptable to the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

“Exit Financing Documents” means, collectively, all agreements, documents, and instruments entered into in connection with the Exit Financing, which shall be in form and substance acceptable to the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified or amended, and as to which the time to appeal, seek leave to appeal, or seek certiorari has expired and no appeal or petition for certiorari or motion for leave to appeal has been timely taken, or as to which any appeal that has been taken or any petition for certiorari or motion for leave to appeal that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari or leave to appeal could be sought or the new trial, reargument, leave to appeal or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

5

“First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file upon the commencement of the Chapter 11 Cases.

“First Lien Indenture” means the Indenture, dated April 22, 2021, as amended, restated, or modified from time to time among the Company, as borrower, the lenders from time to time party thereto, and Wilmington Trust, National Associate, as trustee.

“First Lien Senior Secured Notes” means notes outstanding under the First Lien Indenture.

“First Lien Senior Secured Notes Claims” means any Claim on account of the First Lien Indenture.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“LCI” means Lannett Company, Inc.

“Milestones” means the applicable milestones referenced in Section 3.01 and set forth in the Restructuring Term Sheet, as such may be extended in accordance with the terms of this Agreement.

“Named Executive Officers” means the three named executive officers of LCI as of the day before the Plan Effective Date.

“New Organizational Documents” means the forms of the organizational documents of Reorganized LCI, including certificates or articles of incorporation, bylaws, shareholder agreements, or other formation or governance documents, which shall be consistent with the terms set forth in Restructuring Term Sheet and in form and substance acceptable to the Required Consenting First Lien Noteholders and the Debtors and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

“New Warrant Agreement” has the meaning set forth in the Restructuring Term Sheet, and which shall be in form and substance acceptable to the Debtors, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Term Lenders.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

6

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a Governmental Body, or any legal entity or association.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint pre-packaged chapter 11 plan of reorganization for the Debtors, substantially in the form attached hereto as Exhibit B (which may be amended, modified, and supplemented consistent with this Agreement).

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, subject to the terms and conditions provided in this Agreement, that will be filed by the Debtors with the Bankruptcy Court.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Related Party” has the meaning set forth in the Restructuring Term Sheet.

“Released Parties” has the meaning set forth in the Restructuring Term Sheet.

“Releases” means the releases, injunction, and exculpation provisions set forth in Article VIII of the Plan, and substantially on the terms and conditions set forth in the Plan Releases and Exculpation section set forth in Annex 1 of the Restructuring Term Sheet.

“Releasing Parties” has the meaning set forth in the Restructuring Term Sheet.

“Reorganized LCI” means either LCI, as reorganized pursuant to the Plan if applicable, or any successor or assign thereto, by merger, consolidation, or otherwise on and after the Plan Effective Date, or one or more new entities, as determined by the Company Parties and the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Term Lenders.

“Required Consenting First Lien Noteholders” means, as of the relevant date, Consenting First Lien Noteholders holding at least 66.67% of the aggregate outstanding principal amount of First Lien Senior Secured Notes that are held by Consenting First Lien Noteholders; provided that Required Consenting First Lien Noteholders must include each of the Beach Point Stakeholders and Brigade Stakeholders.

7

“Required Consenting Second Lien Term Lenders” means, as of the relevant date, Consenting Second Lien Term Lenders holding at least 66.67% of the aggregate outstanding principal amount of Second Lien Term Loan that are held by Consenting Second Lien Term Lenders; provided that Required Consenting Second Lien Term Lenders must include the Deerfield Stakeholders.

“Required Consenting Stakeholders” means each of the Required Consenting Second Lien Term Lenders and the Required Consenting First Lien Noteholders.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions Memorandum” means one or more written documents (which may be in the form of a written memorandum or a PowerPoint or similar presentation format) illustrating the various Restructuring Transactions, which documents may be amended from time to time prior to the Plan Effective Date in accordance with this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Second Lien Term Loan” means loans outstanding under the loan agreement, dated April 22, 2021, as amended, supplemented, amended and restated, or otherwise modified from time to time, between the Company, as borrower, and Alter Domus (US) LLC, as administrative agent and collateral agent.

“Second Lien Term Loan Agreement” means that certain Second Lien Credit and Guaranty Agreement, by and among LCI, as company, the guarantors thereunder, the lenders from time to time party thereto, and the administrative agent thereunder, dated as of April 22, 2021, as amended and restated, supplemented, or otherwise modified from time to time prior to the Petition Date.

“Second Lien Term Loan Claims” means any Claim on account of the Second Lien Term Loan.

“Securities Act” means the Securities Act of 1933, as amended.

“Short Term Incentive Plan” means the FY2023 short-term incentive plan for LCI’s employees in existence as of the Execution Date, as amended by the CEO STI Side Letter Agreement (as defined in the Restructuring Term Sheet).

“Solicitation Commencement Date” means the date that the Company Parties commence solicitation of votes to approve or reject the Plan.

“Solicitation Materials” means, as applicable, any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

8

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 13.01, 13.02, 13.03, or 13.04.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit D.

“U.S. Trustee” means the Office of the United States Trustee.

1.02.       Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)            unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)            unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified or replaced from time to time in accordance with this Agreement; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)            unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)            the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)            references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

9

(i)             the use of “include” or “including” is without limitation, whether stated or not; and

(j)             the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

(k)            the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 16.10 other than counsel to the Company Parties.

Section 2.              Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)            each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)            holders of at least 80% of the aggregate outstanding principal amount of First Lien Senior Secured Notes Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(c)            holders of 100% of the aggregate outstanding principal amounts of the Second Lien Term Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties;

(d)            counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 16.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2(a), (b), (c), and (d) have occurred; and

(e)            The Company Parties shall have paid all reasonable and documented fees and out of pocket expenses and all agreed and unpaid professional retainer amounts of counsel to the Consenting Stakeholders and Consenting Stakeholder’s financial advisor in accordance with their respective fee letters or engagement letters for which an invoice has been received by the Company Parties on or before the date that is two (2) Business Days prior to the Agreement Effective Date.

Section 3.              Milestones

3.01.         The Consenting Stakeholders’ support for the Restructuring Transactions shall be subject to the timely satisfaction of the Milestones as set forth in the Restructuring Term Sheet, which, except as otherwise provided therein, may be extended with the prior written consent (email shall suffice, including from respective counsel) of the Company Parties and the Consenting Stakeholders.

10

Section 4.               Definitive Documents.

4.01.         The Definitive Documents governing the Restructuring Transactions shall include, as applicable, this Agreement and all other agreements, instruments, pleadings, filings, notices, letters, affidavits, applications, orders (whether proposed or entered), forms, questionnaires and other documents (including all exhibits, schedules, supplements, appendices, annexes, instructions and attachments thereto) that are utilized to implement or effectuate, or that otherwise relate to, the Restructuring Transactions (including all amendments, modifications, and supplements made thereto from time to time), including each of the following:

(a)            the Cash Collateral Orders (and related motion(s));

(b)            the Disclosure Statement;

(c)            the Disclosure Statement Order (and related motion(s));

(d)            the Solicitation Materials;

(e)            the Plan;

(f)            the Plan Supplement;

(g)            the Confirmation Order;

(h)            the Exit Financing Documents, as applicable;

(i)             the New Warrant Agreement;

(j)             the New Organizational Documents;

(k)            the Restructuring Transactions Memorandum;

(l)             all pleadings filed by the Company Parties in connection with the Chapter 11 Cases (and related orders), including the First Day Pleadings and all orders sought pursuant thereto, but not including ministerial notices and similar ministerial documents, retention applications, fee applications, fee statements, any similar pleadings or motions relating to the retention or fees of any professional, or statements of financial affairs and schedules of assets and liabilities;

(m)           any and all filings with or requests for regulatory or other approvals from any Governmental Body; and

(n)            such other agreements, instruments, and documents as may be necessary or reasonably desirable to consummate and document the Restructuring Transactions.

4.02.         The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Further, unless otherwise expressly provided herein, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be in form and substance reasonably acceptable to the Company Parties and the Required Consenting Stakeholders.

11

Section 5.               Commitments of the Consenting Stakeholders.

5.01.        General Commitments, Forbearances, and Waivers.

(a)            During the Agreement Effective Period, subject to the terms and conditions hereof, each Consenting Stakeholder agrees, in respect of all of its Company Claims/Interests, to:

(i)            support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)           not, and not direct any other person to, exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims/Interests other than in accordance with this Agreement and the Definitive Documents;

(iii)          use commercially reasonable efforts to support the Company Parties’ efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(iv)          use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(v)           use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.02(b);

(vi)          give any notice, order, instruction, or direction to the Agent necessary to give effect to the Restructuring Transactions;

(vii)         subject to the consent rights provided hereunder, negotiate in good faith and use commercially reasonable efforts to execute, deliver, and implement the Definitive Documents and any other necessary agreements that are consistent with this Agreement to which it is required to be a party in a timely manner to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement; and

(viii)        with respect to the Consenting Second Lien Term Lenders and the interest payment due on April 24, 2023 pursuant to the Second Lien Term Loan Agreement, extend the five business day grace period provided in Section 8.1(c) of the Second Lien Term Loan Agreement to 10 business days.

12

(b)            During the Agreement Effective Period, each Consenting Stakeholder agrees, subject to the terms and conditions hereof, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:

(i)            object to, delay, impede, or take any other action, directly or indirectly, that is reasonably likely to interfere with, delay, or impede the acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)           propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)          execute or file any motion, pleading, agreement, instrument, order, form, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Restructuring Transactions;

(iv)          initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(v)           exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Company Claims/Interests other than in accordance with this Agreement and the Definitive Documents;

(vi)          oppose or object to the retention of, and compensation with respect to, the Company’s professionals in the Chapter 11 Cases (including the Debtors’ legal advisors, financial advisor, and investment banker) to the extent the Debtors are in compliance with the budget requirements set forth in the Cash Collateral Order;

(vii)         exercise any right or remedy, directly or indirectly, for the enforcement, collection, or recovery of any of the First Lien Senior Secured Notes Claims or Second Lien Term Loan Claims against or Interests in the Company Parties, including in connection with any payment obligations of the Company Parties under the First Lien Indenture or Second Lien Term Loan that come due, if any, during the Agreement Effective Period;

(viii)        object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code;

(ix)          object to any First Day Pleadings and “second day” pleadings consistent with this Agreement filed by the Debtors in furtherance of the Restructuring Transactions, including any motion seeking approval of entry of the Cash Collateral Order(s);

(x)           announce publicly their intention to not support the Restructuring Transactions; or

(xi)          take any action that is inconsistent in any material respect with the Restructuring Transactions.

13

5.02.         Commitments with Respect to Chapter 11 Cases.

(a)            During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms agrees (subject to the terms and conditions hereof) that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)            vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)           to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election;

(iii)          to the extent it is required to elect to opt in to the Releases, elect to opt in to the Releases by timely delivering its duly executed and completed ballot(s) indicating such election;

(iv)          not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i)–(iii) above; and

(v)           support and take all actions reasonably necessary or reasonably requested by the Company Parties to facilitate the solicitation and approval of the Disclosure Statement, and acceptance, confirmation, consummation, and implementation of the Plan and the Restructuring Transactions.

(b)            During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims/Interests, subject to the terms and conditions hereof, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement.

Section 6.               Additional Provisions Regarding the Consenting Stakeholders’ Commitments.

6.01.         Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)            affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the U.S. Trustee);

(b)            impair or waive the rights of any Consenting Stakeholder to assert or raise any objection not inconsistent with this Agreement in connection with the Restructuring Transactions or the Chapter 11 Cases;

(c)            prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

14

(d)            limit the ability of a Consenting Stakeholder to purchase, sell, or enter into any transaction regarding the Company Claims/Interests, subject to the terms hereof;

(e)            require any Consenting Stakeholder to (i) incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to any Consenting Stakeholder or its Affiliates; or (ii) provide any information that it reasonably determines to be sensitive or confidential, in each case, other than as contemplated by the terms of this Agreement;

(f)            be construed to prohibit any Consenting Stakeholder from either itself or through any representatives or agents, soliciting, initiating, negotiating, facilitating, proposing, continuing, or responding to any proposal to purchase or sell Company Claims/Interests, so long as such Consenting Stakeholder complies with Section 9 hereof; or

(g)            prohibit any Consenting Stakeholder from taking any other action that is not inconsistent with this Agreement.

Section 7.               Commitments of the Company Parties.

7.01.         Affirmative Commitments. Subject to Section 8, during the Agreement Effective Period, subject to the terms and conditions hereof, the Company Parties agree to:

(a)            support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(b)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)            use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(d)            negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)            use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f)            provide counsel for the Consenting Stakeholders a reasonable opportunity under applicable circumstances to review draft copies of all substantive pleadings and proposed orders, including, the First Day Pleadings and all Definitive Documents;

(g)            continue ordinary course practices to maintain good standing under the jurisdiction in which each Company Party and each of its subsidiaries is incorporated or organized and continue to operate the business in the ordinary course of business customary in the normal course of ordinary operations consistent with past practice taking into account the Chapter 11 Cases and Restructuring Transactions;

15

(h)            cooperate in good faith and coordinate with the Consenting Stakeholders to structure and implement the Restructuring Transactions in a tax efficient manner and take all reasonable actions necessary or reasonably requested by the Consenting Stakeholders to facilitate the consummation of the Restructuring Transactions;

(i)             negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative provisions or agreements to address any legal, financial, strategic or structural impediment that may arise that would prevent, hinder, impede, delay, or be reasonably necessary to effectuate the consummation of the Restructuring Transactions;

(j)             use commercially reasonable efforts to oppose any party or person taking or seeking to take any actions contemplated in Section 7.02 of this Agreement;

(k)            pay in full and in cash all fees, costs, and expenses in accordance with Section 16.21 of this Agreement and the Cash Collateral Order(s);

(l)             timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order: (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; or (iii) dismissing any of the Chapter 11 Cases;

(m)           timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; and

(n)            comply with the terms, conditions, and obligations of the Cash Collateral Order(s) once entered by the Bankruptcy Court.

7.02.         Negative Commitments. Subject to Section 8, during the Agreement Effective Period, subject to the terms and conditions hereof, each of the Company Parties shall not directly or indirectly:

(a)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)            take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement or the Plan;

(c)            modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(d)            file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

16

(e)            amend, alter, supplement, restate or otherwise modify any Definitive Document in a manner inconsistent with this Agreement;

(f)            settle any material litigation without the consent of the Required Consenting Stakeholders; or

(g)            without the prior written consent (email being sufficient) of the Required Consenting Stakeholders, (i) enter into, terminate, or otherwise modify any material operational contract, lease, or other arrangement other than in the ordinary course of business or (ii)(a) make any payment to any officer or employee of any Company Party out of the ordinary course of business, (b) agree to, or incur, any material increase in the compensation payable or to become payable to any officer or employee of any Company Party, or (c) materially increase the benefits of any such officer or employee (except for increases in the compensation of non-officer employees in the ordinary course of business and consistent with past practice). For the avoidance of doubt, any payments to any officer or employee of any Company Party made in accordance with agreements or arrangements specifically disclosed to the Consenting Stakeholders, in existence as of the Execution Date, and contemplated to be assumed under the Plan shall constitute payments in the ordinary course of business.

Section 8.               Additional Provisions Regarding Company Parties’ Commitments.

8.01.         Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement. The Company Parties shall give prompt written notice to the Consenting Stakeholders of any determination made in accordance with this Section 8.01

8.02.         Notwithstanding anything to the contrary in this Agreement (but subject to Section 8.01), each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided that if any Company Party receives an Alternative Restructuring Proposal, then such Company Party shall, on a professional eyes only basis (x) provide counsel to the Consenting Stakeholders a copy of any written offer or proposal (and notice and a description of any oral offer or proposal) for any Alternative Restructuring Proposal within two (2) days of the Company Parties’ or their advisors’ receipt of such offer or proposal, (y) provide such information to the foregoing advisors regarding any discussions relating to an Alternative Restructuring Proposal (including copies of any materials provided to such parties hereunder) as necessary to keep counsel to the Consenting Stakeholders reasonably informed as to the status and substance of such discussions, and (z) respond promptly to reasonable information requests and questions from counsel to the Consenting Stakeholders relating to such Alternative Restructuring Proposal.

17

8.03.         Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9.               Transfer of Interests and Securities.

9.01.         During the Agreement Effective Period, no Consenting Stakeholder shall Transfer (a) any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests or (b) other rights that such Consenting Stakeholder has by virtue of being a holder of a Company Claim/Interest (including any voting or consent rights), to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)            in the case of any Company Claims/Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder; and

(b)            either (i) the transferee executes and delivers to counsel to the Company Parties and counsel to the Consenting Stakeholders, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred and the identity of the parties to the proposed Transfer) to counsel to the Company Parties and counsel to the Consenting Stakeholders at or before the time of the proposed Transfer.

9.02.         Upon compliance with the requirements of Section 9.01, the transferee shall be deemed a “Consenting Stakeholder” and a “Party” under this Agreement, and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.         This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties and counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and counsel to the Consenting Stakeholders within five (5) Business Days of such acquisition.

18

9.04.         This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.         Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee. For the avoidance of doubt, if a Qualified Marketmaker acquires any Company Claims/Interests from a Consenting Stakeholder and is unable to transfer such Company Claims/Interests within the five (5) Business Day period referred to above, the Qualified Marketmaker shall execute and deliver a Transfer Agreement in respect of such Company Claims/Interests.

9.06.         Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10.            Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)            it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Stakeholder’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9 hereof);

19

(b)            it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)            such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)            it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law;

(e)            it has not relied upon any other Party in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement; and

(f)            solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer (as defined in Rule 144A of the Securities Act), (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act, (iii) understands that the securities contemplated by this Agreement have not been registered under the Securities Act as of the date hereof and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act; and (iv) will not be acquiring the securities contemplated by this Agreement as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 11.            Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, a Joinder, or a Transfer Agreement on the Plan Effective Date:

(a)            it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)            except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

20

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)            except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 12.            Representation of Company Parties.

12.01.       Company Parties Representations. The Company Parties jointly represent that, prior to the Execution Date, they provided the Ad Hoc Group with all governing documentation in respect of the Short Term Incentive Plan, which documentation consists of: (a) the Form 10-K for Lannett Company, Inc., dated June 30, 2022; (b) the Lannett Proxy Statement 2023, dated November 29, 2022; (c) employee communications on the FY2023 Short-Term Incentive (STI) Plan Overview; and (d) the WTW August 16 summary of the Short Term Incentive Program as reviewed and approved by the Compensation Committee of the Company on or around August 16, 2022.

Section 13.            Termination Events.

13.01.       Consenting Stakeholder Termination Events. This Agreement may be terminated (a) with respect to the Consenting First Lien Noteholders, by the Required First Lien Noteholders, (b) with respect to the Consenting Second Lien Term Lenders, by the Required Consenting Second Lien Term Lenders, and (c) with respect to any Consenting Stakeholder, by such Consenting Stakeholder, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a)            the occurrence of a breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that remains uncured for fifteen (15) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b)            the occurrence of an Event of Default under and as defined in the Cash Collateral Order(s) for which the Consenting Stakeholders have not provided a forbearance or that has not been cured (if susceptible to cure) or waived in accordance with the terms thereof; provided, that the right to terminate this Agreement under this Section 13.01(b) shall not be available to any Consenting Stakeholder if the occurrence of such Event of Default is caused by, or results from, the material breach by such Consenting Stakeholder of its covenants, agreements, or other obligations under the Cash Collateral Order(s);

(c)            any of the Milestones (as may have been extended in accordance with the terms hereof) is not achieved, except where such Milestone has been waived or extended in accordance with the terms hereof; provided, that the right to terminate this Agreement under this Section 13.01(c) shall not be available to any Consenting Stakeholder if the failure of such Milestone to be achieved is caused by, or results from, the material breach by such Consenting Stakeholder of its covenants, agreements, or other obligations under this Agreement;

21

(d)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(e)            the commencement of an involuntary bankruptcy case against any Company Party under the Bankruptcy Code, if such involuntary case is not dismissed within forty-five (45) calendar days after the filing thereof, or if a court order grants the relief sought in such involuntary case;

(f)            the Company Parties’ exclusive right to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to section 1121 of the Bankruptcy Code, including all extensions thereof, expires or is terminated by order of the Bankruptcy Court or otherwise;

(g)            this Agreement or any Definitive Document is amended, waived, or modified in any manner not consistent in any material respect with the terms of this Agreement;

(h)            any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement to be unenforceable;

(i)             the rejection of this Agreement, or the filing of a motion by a Company Party seeking such relief;

(j)             any Definitive Document or any document or agreement necessary to consummate the Restructuring Transactions is not satisfactory to the Required Consenting Stakeholders (and the Company Parties do not revise such Definitive Document, document or agreement as reasonably requested by the Required Consenting Stakeholders) or the Company withdraws the Plan without the consent of the Required Consenting Stakeholders;

(k)            any Company Party files, amends, or modifies a pleading seeking approval of, any Definitive Document or authority to amend or modify any Definitive Document, in a manner that is materially inconsistent with, or constitutes a material breach of, this Agreement without the prior written consent of the Required Consenting Stakeholders and such motion or pleading has not been withdrawn within five (5) Business Days of such filing;

(l)             any Company Party (i) makes a public announcement that it is proceeding with an Alternative Restructuring Proposal, (ii) files a motion with the Bankruptcy Court seeking the approval of an Alternative Restructuring Proposal or supports (or fails to timely object to) another party in filing or seeking approval of an Alternative Restructuring Proposal, (iii) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by an executed term sheet, an executed letter of intent or similar binding documentation) an Alternative Restructuring Proposal without the consent of the Required Consenting Stakeholders, or (iv) notifies the Consenting Stakeholders pursuant to Section 8 hereof of its determination to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with this Agreement;

22

(m)           any Company Party files a motion, application, or adversary proceeding (or a Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party other than the Consenting Stakeholders) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the First Lien Senior Secured Notes or Second Lien Term Loan or asserting any other cause of action against the Consenting Stakeholders, as applicable, or with respect to or relating to such First Lien Senior Secured Notes or Second Lien Term Loan, or the prepetition liens securing any of the First Lien Senior Secured Notes or the Second Lien Term Loan, other than an order approving the transactions as contemplated by this Agreement or the Plan, as applicable;

(n)            the Bankruptcy Court enters any order authorizing the use of cash collateral or postpetition financing that is not in a form and substance acceptable to the Required Consenting Stakeholders;

(o)            (A) any of the Confirmation Order, order(s) approving the Disclosure Statement or Solicitation Materials, or any other material order entered by the Bankruptcy Court is reversed, stayed, dismissed, vacated, reconsidered, modified or amended without the consent of the Required Consenting Stakeholders, or (B) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(p)            the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for fourteen (14) days after entry of such order;

(q)            the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Stakeholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement; or

(r)            the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset of any Company Party or that would materially and adversely affect any Company Party’s ability to operate their businesses in the ordinary course.

23

13.02.       Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties or, as applicable, in accordance with this Section 13.02, any Consenting Stakeholder, upon prior written notice to all Parties or any Consenting Stakeholder in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(a)            the breach in any material respect by one or more of the Consenting Stakeholders of any provision set forth in this Agreement that remains uncured for a period of fifteen (15) Business Days after the receipt by the Consenting Stakeholders of notice of such breach; provided, however, that the Company Parties may elect to terminate this Agreement solely with respect to the breaching Consenting Stakeholders so long as the non-breaching Consenting Stakeholders continue to hold or control at least 66 2/3% of the aggregate outstanding principal amount of the First Lien Senior Secured Notes Claims and at least 66 2/3% of the aggregate outstanding principal amount of the Second Lien Term Loan Claims;

(b)            a Company Party or the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that to take any action or to refrain from taking any action with respect to the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)            the filing of any motion, application, pleading, or adversary proceeding by any Consenting Stakeholder with the Bankruptcy Court (or any Consenting Stakeholder supports any such motion, application, pleading, or adversary proceeding filed or commenced by any third party) that (i) is inconsistent in any material respect with this Agreement or the Restructuring Term Sheet or (ii) seeks approval of any Definitive Document or authority to amend or modify any Definitive Document in a manner that is materially inconsistent with or not permitted by this Agreement (including with respect to the consent rights afforded the Company Parties under this Agreement) without the consent of the Company Parties, and such motion or pleading has not been withdrawn within five (5) Business Days of such filing; provided, however, that so long as the non-breaching Consenting Stakeholders continue to hold or control at least 66 2/3% of the aggregate outstanding principal amount of the First Lien Senior Secured Notes Claims and the Second Lien Term Loan Claims, such termination shall be effective only with respect to such breaching Consenting Stakeholder;

(d)            the entry of an order by the Bankruptcy Court (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (iii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iv) rejecting this Agreement.

(e)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(f)            the Bankruptcy Court enters an order denying confirmation of the Plan and such order remains in effect for fourteen (14) days after entry of such order.

13.03.       Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Stakeholders; and (b) each Company Party.

24

13.04.       Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the Plan Effective Date.

13.05.       Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 13.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 13.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.02(c) or Section 13.02(e). Nothing in this Section 13.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.02(e).

Section 14.            Amendments and Waivers.

(a)            This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b)            This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed (which may be provided via email) by: (a) each Company Party, (b) the Required Consenting First Lien Noteholders and (c) solely to the extent the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, including any Consenting Second Lien Term Lender, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement.

25

(c)            Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d)            The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15.            Mutual Releases. The Parties agree to support the Releases, which shall not be binding or effective in any respect until the occurrence of the Plan Effective Date.

Section 16.            Miscellaneous

16.01.       Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02.       Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

16.03.       Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

16.04.       Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

26

16.05.       GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

16.06.       Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.07.       Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.08.       Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.09.       Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Other than with respect to the Persons referenced in Section 16.11, there are no third-party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

16.10.       Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to a Company Party, to:

Lannett Company, Inc.
1150 Northbrook Drive, Suite 155

Trevose, Pennsylvania 19053
Attention: Samuel Israel
E-mail address: Samuel.Israel@lannett.com

27

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Nicole Greenblatt
E-mail address: ngreenblatt@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Joshua Altman
E-mail address: josh.altman@kirkland.com

(b)            if to a Consenting First Lien Noteholders, to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Ari Blaut; Benjamin S. Beller

E-mail address: blauta@sullcrom.com; bellerb@sullcrom.com

(c)            if to the Second Lien Term Lenders, to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Ari Blaut; Benjamin S. Beller

E-mail address: blauta@sullcrom.com; bellerb@sullcrom.com

Any notice given by delivery, mail, or courier shall be effective when received.

16.11.       Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms for the benefit of the Company Parties (including for the benefit of any Person acting on behalf of any of the Company Parties, including any financial or other professional advisor of any of the foregoing) that (i) it has the requisite knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of the securities that may be acquired by it pursuant to the Restructuring Transactions contemplated hereby and has had such opportunity as it has deemed adequate to obtain such information as is necessary to permit such Party to evaluate the merits and risks of the securities that may be acquired by it pursuant to the Restructuring Transactions contemplated hereby, and (ii) its decision to execute this Agreement and participate in any of the Restructuring Transactions contemplated hereby has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company Parties and/or the Restructuring Transactions, and such decision is not in reliance upon any representations or warranties of any other Person (or such other Person’s financial or other professional advisors) other than those contained in the Definitive Documents.

28

16.12.            Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

16.13.            Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16.14.            Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.15.            Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

16.16.            Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.17.            Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.18.            Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

29

16.19.            Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 16 and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

16.20.            Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 4.02, Section 14, or otherwise, including a written approval by the Company Parties or any of the Consenting Stakeholders, as applicable, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

16.21.            Fees and Expenses. The Debtors shall pay in full in cash all reasonable and documented fees and expenses when due of the Consenting Stakeholders (regardless of whether such fees and expenses are incurred before or after the Petition Date), including the reasonable and documented fees and expenses of (a) Sullivan & Cromwell LLP, as legal counsel, (b) Houlihan Lokey Inc., as investment banker and (c) one local counsel (in the case of the foregoing (a)-(c) solely as and to the extent provided for in such advisors’ engagement letters (which agreements shall not be terminated by the Debtors before the termination of this Agreement)), and any such other advisors or consultants as may be reasonably retained on behalf of the Consenting Stakeholders with the consent of the Debtors (not to be unreasonably withheld, delayed or conditioned) and, in each case, seek to pay such fees and expenses in connection with the Cash Collateral Order(s) and the Confirmation Order.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

30

Company Parties’ Signature Page to
the Restructuring Support Agreement

Lannett Company, inc.

Kremers urban Pharmaceuticals, inc.

Cody laboratories, inc.

Silarx Pharmaceuticals, Inc.

By:	/s/ Timothy C. Crew

Name:	Timothy C. Crew

Authorized Signatory

[Consenting Stakeholder Signature Pages]

Exhibit A

Restructuring Term Sheet

Execution Version

LANNETT COMPANY, INC.

RESTRUCTURING TERM SHEET

This term sheet (this “Restructuring Term Sheet”) contains certain material terms and conditions of the proposed restructuring (the “Restructuring Transactions”) of Lannett Company, Inc. (“LCI”) and certain of its direct and indirect subsidiaries (together with LCI, the “Company” or the “Debtors”). This Restructuring Term Sheet does not address all terms, conditions or other provisions that would be required in connection with the Restructuring Transactions or that will be set forth in the Definitive Documents, which are subject to agreement in accordance with the restructuring support agreement to which this Restructuring Term Sheet is attached (the “Restructuring Support Agreement”).1

THIS RESTRUCTURING TERM SHEET IS NOT AN OFFER, ACCEPTANCE OR SOLICITATION WITH RESPECT TO ANY SECURITIES, LOANS OR OTHER INSTRUMENTS OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE LAW, INCLUDING SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THE Restructuring SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THE Restructuring SUPPORT AGREEMENT.

Restructuring Transactions Overview
Restructuring Transactions Overview

The Restructuring Transactions will be consummated pursuant to the Definitive Documents through confirmation of a pre-packaged chapter 11 plan (the “Plan”) in voluntary cases to be commenced by the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court” and such cases, the “Chapter 11 Cases”).

The Plan will provide for an equitization of the Debtors’ funded secured debt, such that the pro forma capital structure will be as follows:

(a)             The Debtors will enter into the New RCF (as defined below) with capacity and terms substantially consistent with the Revolving Credit Facility[2] to ensure access to liquidity;

(b)             A Takeback Exit Facility in a principal amount of $60 million will be allocated among the First Lien Senior Secured Noteholders and Second Lien Term Loan Lenders; and

[1]	Terms used but not defined herein shall have the definitions ascribed to them in the Restructuring Support Agreement or the exhibits, annexes and schedules thereto.

[2]	The “Revolving Credit Facility” means that certain Credit and Guaranty Agreement among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent (the “RCF Agent”), dated as of December 7, 2020, amended April 22, 2021 (as further amended, supplemented, amended and restated, or otherwise modified from time to time), to be terminated effective as of May 1, 2023.

(c)             New Common Stock and New Warrants will be allocated to First Lien Senior Secured Noteholders and Second Lien Term Loan Lenders, as well as to certain members of management pursuant to the Management Incentive Plan (as defined below).

The Plan will also provide that all General Unsecured Claims, including trade claims of all of the Debtors’ business partners, will be paid in full in the ordinary course of business and otherwise left unimpaired by the process.

All Convertible Notes Claims, Existing Equity, and Section 510(b) Claims will be cancelled, released, and extinguished without any distribution.

The Restructuring Transactions, which are supported by at least 80% of the aggregate amount of First Lien Senior Secured Notes Claims and 100% of the aggregate amount of the Second Lien Term Loan Claims, are subject to the Definitive Documents, the terms of the Restructuring Support Agreement (including the exhibits thereto) and the Plan, and the consent rights set forth therein.

The effective date of the Restructuring Transactions (the “Plan Effective Date”) will be the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with its terms and the Plan has been substantially consummated.

From and after the Plan Effective Date, the Debtors shall be referred to herein as the “Reorganized Debtors.” From and after the Plan Effective Date, LCI, or a new entity formed to directly or indirectly acquire substantially all of the assets or stock of the Debtors, shall be referred to herein as “Reorganized LCI.”

Claims and Interests to be Addressed

Outstanding indebtedness of and Interests in the Debtors that will be restructured or otherwise addressed pursuant to the Restructuring Transactions include:

•       First Lien Senior Secured Notes Claims ($350 million): comprising indebtedness under that certain Indenture, among the Company, the noteholders from time to time party thereto (the “First Lien Senior Secured Noteholders”), and Wilmington Trust, National Association, as trustee (the “First Lien Trustee”), dated as of April 22, 2021 (as further amended, supplemented, amended and restated, or otherwise modified from time to time, the “First Lien Senior Secured Notes”), consisting of senior secured notes in an estimated aggregate principal amount outstanding of approximately $350 million (“First Lien Senior Secured Notes Claims”);

2

•       Second Lien Term Loan Claims ($220.92 million): comprising indebtedness under that certain Second Lien Credit and Guaranty Agreement, among the Company, the lenders from time to time party thereto (the “Second Lien Term Loan Lenders”), and Alter Domus (US) LLC, as administrative agent and collateral agent (the “Second Lien Agent”), dated as of April 22, 2021 (as further amended, supplemented, amended and restated, or otherwise modified from time to time, the “Second Lien Term Loan”), consisting of term loans in an estimated aggregate principal amount outstanding of approximately $220.92 million, plus applicable interest, fees, costs, expenses and premiums (the “Second Lien Term Loan Claims”);

•       all General Unsecured Claims;

•       Convertible Notes Claims ($86.25 million): comprising indebtedness under that certain Indenture, by and among the Company, the lenders from time to time party thereto, and Wilmington Trust, National Association, as trustee (the “Convertible Notes Trustee”), dated as of September 27, 2019 (as further amended, supplemented, amended and restated, or otherwise modified from time to time, the “Convertible Notes”), consisting of convertible notes in an estimated aggregate amount of approximately $86.25 million (the “Convertible Notes Claims”);

•       Existing Equity: comprising the outstanding Interests[3] in LCI (the “Existing Equity”).

Cash Collateral	The First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims will consent to the Company’s use of cash collateral of the First Lien Senior Secured Noteholders and Second Lien Term Lenders to fund the Chapter 11 Cases on the terms set forth in the Cash Collateral Orders, which shall be in form and substance acceptable to the Company and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.
New RCF	On the Plan Effective Date, the Company will put in place a new revolving credit facility (the “New RCF”) with capacity and terms substantially consistent with the Revolving Credit Facility and terms acceptable to the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

[3]	“Interest” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement), including, for the avoidance of doubt, the warrants issued pursuant to that certain issuance agreement, dated as of April 22, 2021, by and among LCI and the other parties thereto, and any warrants issued in exchange for or replacement of such warrants pursuant to the terms thereof.

3

Takeback Exit Facility	On the Plan Effective Date, the Reorganized Debtors shall enter into a “takeback” exit financing facility in the principal amount of $60 million, which shall (i) accrue interest, payable in-kind, at a rate of 2.00%, (ii) be secured by all assets of the Reorganized Debtors, (iii) mature on the date that is seven (7) years from the Plan Effective Date, and (iv) include an event of default in the event (x) a judgment or judgments are rendered against any one or more of the Reorganized Debtors in an amount in excess of $7,500,000 in the aggregate or (y) a Reorganized Debtor or Reorganized Debtors fail to pay and discharge any obligation or liability timely when due in excess of $5,000,000 in the aggregate and such obligation remains unpaid and past due for more than 90 days, and shall otherwise include customary terms and conditions for a facility of this kind and be acceptable to the Company and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders (the “Takeback Exit Facility”).
New Common Stock and New Warrants

On the Plan Effective Date, Reorganized LCI shall issue a single class of common equity interests (the “New Common Stock”). The New Common Stock shall be distributed in accordance with this Restructuring Term Sheet, the Restructuring Transactions Memorandum, and the Plan.

The Plan will provide for a distribution of new warrants (“New Warrants”) issued pursuant to a new warrant agreement (the “New Warrant Agreement”) to holders of Second Lien Term Loan Claims. The New Warrants will be exercisable into 12.5% of the New Common Stock, calculated as of the Plan Effective Date (subject to dilution on account of the Management Incentive Plan), at a price implied by a post-Restructuring Transactions equity value of $315 million.

Any New Common Stock and any New Warrants (including any shares of New Common Stock issuable upon the exercise thereof) issued under the Plan shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to section 4(a)(2) thereunder, and will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act or applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and applicable state securities laws and subject to any restrictions in the New Organizational Documents.

Private Company	On the Plan Effective Date, Reorganized LCI shall be a private, non-SEC-reporting corporation.

4

Treatment of Claims[4] and Equity Interests
Each holder of an allowed Claim or Interest, as applicable, shall receive the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Interest.
Administrative, Priority and Priority Tax Claims	On or as soon as practicable after the later to occur of (i) the Plan Effective Date and (ii) the date such claim becomes allowed (or as otherwise set forth in the Plan), each holder of an administrative, priority or priority tax claim will either be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.
Other Secured Claims[5]	Allowed Other Secured Claims shall receive either (i) payment in cash in full of the unpaid portion of their allowed Other Secured Claims, (or if payment is not then due, in accordance with the terms of such allowed Other Secured Claims), (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code, (iii) the collateral securing such allowed Other Secured Claim, plus any interest thereon required to be paid under section 506(b) of the Bankruptcy Code, or (iv) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.
First Lien Senior Secured Notes Claims $350 million	On the Plan Effective Date, each holder of an allowed First Lien Senior Secured Notes Claim shall receive on account of such allowed First Lien Senior Secured Notes Claim its pro rata share of (x) 97% of the Takeback Exit Facility and (y) 97% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Warrants.
Second Lien Term Loan Claims $220.92 million	On the Plan Effective Date, each holder of an allowed Second Lien Term Loan Claim shall receive on account of such Second Lien Term Loan Claim its pro rata share of (x) 3% of the Takeback Exit Facility, (y) 3% of the New Common Stock, subject to dilution on account of the Management Incentive Plan and the New Warrants, and (z) the New Warrants.
General Unsecured Claims	The Debtors, with the support of the Consenting Stakeholders, will seek authority to pay all trade claims in the ordinary course of business and, on the Plan Effective Date, each holder of an allowed General Unsecured Claim will have such allowed General Unsecured Claim reinstated or paid in full in cash and, thereby, shall be rendered unimpaired as set forth in section 1124 of the Bankruptcy Code.
Convertible Notes Claims $86.25 million	On the Plan Effective Date, each allowed Convertible Notes Claim shall be cancelled, released, and extinguished without any distribution and will be of no further force or effect.

[4]	“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any Debtors.

[5]	“Other Secured Claim” means any secured Claim against the Debtors, other than the RCF Claims, First Lien Senior Secured Notes Claims, or Second Lien Term Loan Claims.

5

Equity Interests, and Section 510(b) Claims[6]	On the Plan Effective Date, all Existing Equity, and Section 510(b) Claims shall be cancelled, released, and extinguished without any distribution and will be of no further force or effect.
Intercompany Claims/Interests	Intercompany Claims and Intercompany Interests shall be reinstated unless otherwise agreed by the Debtors and the Required Consenting Stakeholders.[7]
Other Terms
Executory Contracts and Unexpired Leases

The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Plan Effective Date (either pursuant to the Plan or a separate motion) will be deemed assumed pursuant to section 365 of the Bankruptcy Code.

The Crossover Group[8] and the Debtors will cooperate with respect to the contract assumption process and the provision of adequate assurance of future performance to all trade partners.

Employment Agreements, Retention Agreements, and Short-Term Incentive Plan

The Plan will provide that the Reorganized Debtors will assume all existing employment agreements (including with respect to all severance arrangements set forth therein), all retention agreements, and the Short Term Incentive Plan (as defined in the Restructuring Support Agreement) on the terms and conditions in effect as of the Execution Date (as defined in the Restructuring Support Agreement); provided that the Debtors’ CEO has agreed to modify his individual payment terms under the Short Term Incentive Plan pursuant to that certain side letter agreement, dated as of April 30, 2023 (the “CEO STI Side Letter Agreement”), attached hereto as Annex 2.

Any and all payments to be made under the Short Term Incentive Plan shall be made pursuant to the terms and conditions thereof, including continued service requirements and the satisfaction of any and all performance metrics contemplated thereby, as approved by the Board or Compensation Committee, as applicable.

[6]	“Section 510(b) Claims” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a security; or (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim; provided that a Section 510(b) Claim shall not include any Claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Equity Interest.

[7]	“Intercompany Claim” means any Claim against any Debtor held by a Debtor or an affiliate of a Debtor. “Intercompany Interest” means an Equity Interest in a Debtor held by another Debtor.

[8]	The “Crossover Group” means that certain ad hoc group of holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims (each as defined below), represented by Sullivan & Cromwell LLC, as counsel, and Houlihan Lokey, Inc., as financial advisor.

6

Management Incentive Plan

The Plan will provide for the establishment of a customary management equity incentive plan (the “Management Incentive Plan”), designed, implemented, and determined by New Board, under which no less than 10% of the New Common Stock outstanding on the Effective Date (on a fully diluted and fully distributed basis, treating the Management Incentive Plan as fully allocated) will be reserved for grants made from time to time to the management or officers of Reorganized LCI.  The Plan will provide that grants of at least 30% of the New Common Stock reserved under the Management Incentive Plan will be allocated within 60 days of the Plan Effective Date.

The Consenting Stakeholders further agree that the employment agreement for the Debtors’ CEO shall be amended on the Plan Effective Date to provide the Debtors’ CEO with the right to leave for “good reason” pursuant to the terms of such agreement in the event the terms and conditions (including allocation) of the award to the Debtors’ CEO under the MIP are not reasonably acceptable to the Debtors’ CEO.

The Consenting Stakeholders further agree that the employment agreements for the Named Executive Officers shall be amended on the Plan Effective Date to provide the Named Executive Officers with the right to leave for “good reason” pursuant to the terms of such agreements, in which case they will be entitled to 75% of their applicable severance, in the event the award to such Named Executive Officer under the Management Incentive Plan (i) is not on substantially similar terms and conditions (but not allocation) as the award reasonably acceptable to the Debtors’ CEO or (ii) provides for an allocation to such Named Executive Officer that  is materially less than the award that the Debtors’ CEO reasonably recommended to the New Board in writing.

Indemnification Obligations	The Plan will provide for the assumption of all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, board resolutions, indemnification agreements, or employment contracts) for the current and former directors, managers, and officers of the Company and any affiliates, which assumption shall be irrevocable and shall survive the Plan Effective Date.
Avoidance Actions	The Plan will provide for the vesting in Reorganized Debtors of all of the Debtors’ rights to commence and pursue any and all claims and causes of action (except for any claims and causes of action released or exculpated pursuant to the Plan), including without limitation, any claims and causes of action arising under sections 544, 545, 547, 548, and 550 of the Bankruptcy code, and other litigation.
Plan Releases and Exculpation	The Plan shall include release and exculpation provisions (and related definitions) substantially in the form set forth in Annex 1 to this Restructuring Term Sheet.
New Organizational Documents and Governance

Reorganized LCI will be managed by a board of directors (the “New Board” and each director on such New Board, a “Director”) comprised of three (3) Directors, one of whom will be the Debtors’ CEO and two (2) of whom will be determined by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO.

The New Organizational Documents and any other documentation evidencing the corporate governance for Reorganized LCI and any direct or indirect subsidiary thereof, including charters, bylaws, limited liability company agreements, shareholder agreements, and/or other organization documents of such entities will be satisfactory to the Consenting Stakeholders and consistent with the Restructuring Support Agreement (including the consent rights set forth therein) and will provide for customary minority investor protections, including customary tag along rights and anti-dilution protections.

7

Restructuring Transactions Implementation Provisions
Tax Structure	The terms of the Restructuring Transactions will be structured to maximize tax efficiencies for each of the Debtors and the Consenting Stakeholders, as agreed to by the Debtors and the Required Consenting Stakeholders and in accordance with the Plan and the Plan Supplement.
Definitive Documents	This Restructuring Term Sheet does not include a description of all of the terms, conditions, and other provisions that will be contained in the Definitive Documents (as defined in the Restructuring Support Agreement), which shall be in form and substance subject to the consent rights set forth herein and in the Restructuring Support Agreement.
Milestones

The Restructuring Transactions through the Plan shall be effectuated in accordance with the following deadlines (each a “Milestone,” and collectively, the “Milestones”):

(a)     The Solicitation Commencement Date shall occur no later than May 2, 2023.

(b)    The Petition Date shall occur no later than May 4, 2023.

(c)    The Debtors shall complete solicitation of the Plan no later than May 16, 2023.

(d)    The Plan and related disclosure statement (the “Disclosure Statement”) shall have been filed no later than two (2) days after the Petition Date.

(e)    The interim Cash Collateral Order shall have been entered by no later than five (5) days after the Petition Date.

(f)    The final Cash Collateral Order and order approving the adequacy of the Disclosure Statement on a final basis and confirming the Plan, each in form and substance acceptable to the Company Parties and the Required Consenting Stakeholders, shall have been entered no later than forty (40) days after the Petition Date.

The substantial consummation of the Plan shall have occurred no later than forty-five (45) days after the Petition Date, subject to any regulatory and/or third-party approvals that are necessary to consummate the Restructuring.

Fees and Expenses	The Debtors shall pay all reasonable and documented fees and expenses of Sullivan & Cromwell LLP, Houlihan Lokey, Inc. one local counsel and any other professionals necessary to represent the Crossover Group in connection with the Chapter 11 Cases (the “Crossover Group Advisors”), in each case, in accordance with the terms of their applicable engagement letters. The Debtors shall also pay all reasonable and documented fees and expenses of the Agents, in each case, in accordance with the terms of the applicable debt documents.

8

Annex 1

Plan Release and Exculpation Provisions

Releases by the Debtors

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Debtor or other Entity, or that any holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan; or (c) any matters retained by the Debtors and the Reorganized Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, the Released Parties’ contribution to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for a hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

Releases by the Releasing Parties

As of the Effective Date, each Releasing Party is deemed to have, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or the Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; or (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

11

Exculpation

Notwithstanding anything contained in the Plan to the contrary, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

*    *    *    *    *    *

Certain Definitions Related to Release and Exculpation Provisions

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to each Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent transfer laws.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

“Exculpated Parties” means collectively, and in each case in its capacity as such, the Debtors and each Related Party of the Debtors; provided that Exculpated Parties shall not include non-Debtor Affiliates and such non-Debtor Affiliates’ Related Parties.

12

“Related Parties” means, with respect to an Entity, collectively, (a) such Entity’s current and former Affiliates and (b) such Entity’s and such Entity’s current and former Affiliates’ directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns (whether by operation of law or otherwise), subsidiaries, current, former, and future associated entities, managed or advised entities, accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, managers, fiduciaries, trustees, employees, agents (including any disbursing agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, other representatives, and other professionals, representatives, advisors, predecessors, successors, and assigns, each solely in their capacities as such (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), and the respective heirs, executors, estates, servants and nominees of the foregoing.

“Released Parties” means each of, and in each case in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents; (e) the Releasing Parties; and (f) each Related Party of each Entity in clause (a) through this clause (e); provided, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

“Releasing Parties” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents; (e) all Holders of Claims that vote to accept the Plan; (f) all Holders of Claims or Interests that are presumed to accept the Plan and who do not affirmatively opt out of the releases provided by the Plan; (g) all Holders of Claims or Interests that are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (h) all Holders of Claims who abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (i) all Holders of Claims who vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; and (k) each Related Party of each Entity in clauses (a) through (i) for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that, for the avoidance of doubt, each Holder of Claims and/or Interests that is party to or has otherwise signed the Restructuring Support Agreement shall not opt out of the releases

13

Annex 2

CEO STI Side Letter Agreement

Exhibit B

Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
LANNETT COMPANY, INC., et al.,[1]	)	Case No. 23-[_____] (___)
)
Debtors.	)	(Joint Administration Requested)
)

JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF LANNETT COMPANY, INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

	Howard A. Cohen (DE Bar No. 4082)	Nicole L. Greenblatt, P.C. (pro hac vice pending)
	Stephanie J. Slater (DE Bar No. 6922)	KIRKLAND & ELLIS LLP
	FOX ROTHSCHILD LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
	919 North Market Street	601 Lexington Avenue
	Wilmington, Delaware 19899	New York, New York 10022
	Telephone:	Telephone:	(212) 446-4800
	Facsimile:	Facsimile:	(212) 446-4900
Email:	hcohen@foxrothschild.com	Email:	nicole.greenblatt@kirkland.com
sslater@foxrothschild.com
-and-
Proposed Co-Counsel for the Debtors
	and Debtors in Possession	Joshua M. Altman (pro hac vice pending)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200
		Email:	josh.altman@kirkland.com

Proposed Co-Counsel for the Debtors
and Debtors in Possession

Dated: April 30, 2023

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Lannett Company, Inc. (7699), Kremers Urban Pharmaceuticals, Inc. (0780), Cody Laboratories, Inc. (1425) and Silarx Pharmaceuticals, Inc. (1798). The location of the Debtors’ service address is: 1150 Northbrook Drive, Ste 155, Trevose, Pennsylvania 19053.

Article I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, and governing law		1
A.	Defined Terms	1
B.	Rules of Interpretation	12
C.	Computation of Time	13
D.	Governing Law	13
E.	Reference to Monetary Figures	13
F.	Reference to the Debtors or the Reorganized Debtors	13
G.	Controlling Document	14
H.	Consultation, Information, Notice, and Consent Rights	14

Article II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		14
A.	Administrative Claims	14
B.	Professional Fee Claims	14
C.	Priority Tax Claims	15
D.	Payment of Statutory Fees	15
E.	Payment of Certain Fees and Expenses	16

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		16
A.	Classification of Claims and Interests	16
B.	Treatment of Claims and Interests	17
C.	Special Provision Governing Unimpaired Claims	20
D.	Elimination of Vacant Classes	20
E.	Voting Record Date and Voting Deadline	20
F.	Intercompany Interests	21
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	21
H.	Controversy Concerning Impairment	21
I.	Subordinated Claims and Interests	21

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		21
A.	General Settlement of Claims and Interests	21
B.	Restructuring Transactions	22
C.	Reorganized Debtors	22
D.	Sources of Consideration for Plan Distributions	23
E.	Corporate Existence	25
F.	Vesting of Assets in the Reorganized Debtors	25
G.	Cancellation of Existing Securities and Agreements	25
H.	Corporate Action	26
I.	New Organizational Documents	26
J.	New Stockholders Agreement	27
K.	Indemnification Obligations	27
L.	Directors and Officers of the Reorganized Debtors	27
M.	Effectuating Documents; Further Transactions	27
N.	Existing Letter of Credit Cash Collateralization	27
O.	Section 1146 Exemption	28
P.	Director and Officer Liability Insurance	28
Q.	Management Incentive Plan	28
R.	Preservation of Causes of Action	29
S.	Release of Avoidance Actions	29

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	30
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	31
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	31

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	32
E.	Insurance Policies	32
F.	Reservation of Rights	32
G.	Nonoccurrence of Effective Date	32
H.	Employee Compensation and Benefits	33
I.	Contracts and Leases Entered Into After the Petition Date	33

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		33
A.	Distributions on Account of Claims Allowed as of the Effective Date	33
B.	Disbursing Agent	34
C.	Rights and Powers of Disbursing Agent	34
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	34
E.	Manner of Payment	35
F.	Indefeasible Distributions	36
G.	Securities Law Matters	36
H.	Compliance with Tax Requirements	36
I.	Allocations	37
J.	No Postpetition Interest on Claims	37
K.	Foreign Currency Exchange Rate	37
L.	Setoffs and Recoupment	37
M.	Claims Paid or Payable by Third Parties	37

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		38
A.	Disputed Claims Process	38
B.	Allowance of Claims	38
C.	Claims Administration Responsibilities	39
D.	Estimation of Claims and Interests	39
E.	Adjustment to Claims or Interests without Objection	39
F.	Disallowance of Claims or Interests	39
G.	No Distributions Pending Allowance	40
H.	Distributions After Allowance	40

Article VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		40
A.	Discharge of Claims and Termination of Interests	40
B.	Release of Liens	40
C.	Releases by the Debtors	41
D.	Releases by the Releasing Parties	42
E.	Exculpation	43
F.	Injunction	43
G.	Protections Against Discriminatory Treatment	43
H.	Document Retention	44
I.	Reimbursement or Contribution	44

Article IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		44
A.	Conditions Precedent to the Effective Date	44
B.	Waiver of Conditions	45
C.	Effect of Failure of Conditions	45
D.	Substantial Consummation	45

Article X. EFFECT OF CONFIRMATION OF THE PLAN		45
A.	Jurisdiction and Venue	46
B.	Voting Report	46
C.	Judicial Notice	46
D.	Transmittal and Mailing of Materials; Notice	46
E.	Solicitation	46

iii

F.	Burden of Proof	46
G.	Bankruptcy Rule 3016(a) Compliance	47
H.	Securities Under the Plan	47
I.	Releases and Discharges	47
J.	Release and Retention of Causes of Action	47
K.	Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements	47
L.	Confirmation Hearing Exhibits	48
M.	Objections to Confirmation of the Plan	48
N.	Retention of Jurisdiction	48
O.	Plan Supplement	48

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		48
A.	Modification and Amendments	48
B.	Effect of Confirmation on Modifications	48
C.	Revocation or Withdrawal of Plan	48

Article XII. RETENTION OF JURISDICTION		49

Article XIII. MISCELLANEOUS PROVISIONS		50
A.	Immediate Binding Effect	50
B.	Additional Documents	51
C.	Statutory Committee and Cessation of Fee and Expense Payment	51
D.	Reservation of Rights	51
E.	Successors and Assigns	51
F.	Notices	51
G.	Term of Injunctions or Stays	52
H.	Entire Agreement	52
I.	Plan Supplement	52
J.	Nonseverability of Plan Provisions	53
K.	Votes Solicited in Good Faith	53
L.	Closing of Chapter 11 Cases	53
M.	Waiver or Estoppel	53

iv

INTRODUCTION

Lannett Company, Inc. (“LCI”) and the other above-captioned debtors and debtors in possession (collectively, the “Debtors”) propose this joint prepackaged chapter 11 plan of reorganization (as may be altered, amended, modified, or supplemented from time to time in accordance with its terms and the Restructuring Support Agreement (as defined below), this “Plan”) for the resolution of the outstanding Claims against, and Interests in, the Debtors. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Reference is made to the accompanying Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and Its Debtor Affiliates. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion on the Debtors’ history, business, properties and operations, valuation, projections, risk factors, a summary and analysis of the Plan and the transactions contemplated thereby, and certain related matters.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, and governing law

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.              “Administrative Claim” means a Claim against any of the Debtors arising on or after the Petition Date and before the Effective Date for a cost or expense of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) the Allowed Professional Fee Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

2.              “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to each Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

3.              “Agent” means any administrative agent, collateral agent, trustee or similar Entity under the First Lien Indenture or the Second Lien Term Loan Agreement, including any successors thereto.

4.              “Allowed” means, with respect to a Claim or Interest, any Claim or Interest (or portion thereof) against any Debtor that: (a) is deemed allowed under the Bankruptcy Code; (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; or (c) has been allowed by a Final Order of the Bankruptcy Court. For the avoidance of doubt, any Claim or Interest (or portion thereof), that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.

5.              “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes or common law, including fraudulent transfer laws.

1

6.              “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

7.              “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware presiding over the Chapter 11 Cases, or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of the Judicial Code, the United States District Court for the District of Delaware.

8.              “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

9.              “Base Intercreditor Agreement” means that certain Base Intercreditor Agreement, dated as of December 7, 2020, by and among the Second Lien Agent and Wells Fargo Bank, National Association as administrative agent and collateral agent under the Revolving Credit Facility, which governs, among other things, the respective rights, interests, obligations, priority, and positions of the Term Loan Secured Parties and the ABL Secured Parties (each as defined in the Base Creditor Agreement) with respect to the assets and properties of the Debtors and other obligors.

10.            “Beachpoint Stakeholders” means those Consenting Stakeholders that are Affiliates of Beach Point Capital Management LP.

11.            “Brigade Stakeholders” means those Consenting Stakeholders that are Affiliates of Brigade Capital Management.

12.            “Business Day” means any day other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in the State of Delaware or the State of New York are closed for business as a result of federal, state, or local holiday.

13.            “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

14.            “Cash Collateral Orders” means, collectively, the interim order and final order, as applicable, of the Bankruptcy Court authorizing the Debtors to, among other things, use cash collateral (as defined in section 363(a) of the Bankruptcy Code).

15.            “Cashflow Intercreditor Agreement” means that certain Cash Flow Intercreditor Agreement, dated as of April 22, 2021 by and among the Agents (as amended, restated, or otherwise modified from time to time), which governs, among other things, the respective rights, interests, obligations, priority, and positions of the Holders of First Lien Senior Secured Notes Claims and the Holders of Second Lien Term Loan Claims with respect to the assets and properties of the Debtors and other obligors.

16.            “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

2

17.            “CEO STI Side Letter Agreement” means that certain side letter agreement dated as of April 30, 2023 by and among LCI and Tim Crew attached to the Restructuring Term Sheet as Annex 2.

18.            “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

19.            “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

20.            “Claims Register” means the official register of Claims maintained by the Solicitation Agent or the clerk of the Bankruptcy Court.

21.            “Class” means a class of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

22.            “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

23.            “Combined Scheduling Order” means the order entered by the Bankruptcy Court scheduling a combined hearing on the Disclosure Statement and confirmation of the Plan, among other things.

24.            “Company Parties” means, collectively, Lannett Company, Inc., a company incorporated under the Laws of Delaware, Kremers Urban Pharmaceuticals, Inc., a company incorporated under the Laws of Indiana, Cody Laboratories, Inc., a company incorporated under the Laws of Wyoming, and Silarx Pharmaceuticals, Inc., a company incorporated under the Laws of New York, each in its capacity as a party to the Restructuring Support Agreement.

25.            “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, wages, compensation, and benefit plans and policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive and retention plans, programs, and payments, life and accidental death and dismemberment insurance plans and programs of the Debtors, and all amendments and modifications thereto (including any amendments entered into in connection with the Restructuring Support Agreement), applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and managers, in each case existing with the Debtors as of immediately prior to the Effective Date.

26.            “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

27.            “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

28.            “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider Confirmation of the Plan and approval of the Disclosure Statement and Solicitation Materials, as such hearing(s) may be adjourned or continued from time to time.

29.            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, and approving the Disclosure Statement and the Solicitation Materials, which order shall be in form and substance acceptable to the Debtors and the Required Consenting Stakeholders.

30.            “Consenting First Lien Noteholders” means holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, First Lien Senior Secured Note Claims, solely in their capacity as such, that have executed and delivered counterpart signature pages to the Restructuring Support Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors.

31.            “Consenting Second Lien Term Lenders” means holders of, or investment advisors, sub-advisors, or managers of funds or accounts that hold, Second Lien Term Loan Claims, solely in their capacity as such, that have executed and delivered counterpart signature pages to the Restructuring Support Agreement, a Joinder, or a Transfer Agreement to counsel to the Debtors.

3

32.            “Consenting Stakeholders” means, collectively, the Consenting First Lien Noteholders and the Consenting Second Lien Term Lenders.

33.            “Consummation” means the occurrence of the Effective Date.

34.            “Convertible Notes” means indebtedness under that certain Indenture, by and among LCI, the lenders from time to time party thereto, and Wilmington Trust National Association, as trustee, dated as of September 27, 2019 (as further amended, supplemented, amended and restated, or otherwise modified from time to time.

35.            “Convertible Notes Claims” means any Claim against any Debtor derived from, based upon, or arising under the Convertible Notes.

36.            “Crossover Group” means that certain ad hoc group of certain Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims represented by the Crossover Group Advisors.

37.            “Crossover Group Advisors” means Sullivan and Cromwell LLP, Houlihan Lokey Inc., Potter Anderson & Corroon LLP, and any other professionals and/or consultants for the Crossover Group, if any, as may be mutually agreed to by the Crossover Group and the Debtors.

38.            “Cure” means all amounts, including an amount of $0, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

39.            “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) covering any of the Debtors’ current or former directors’, managers’, officers’ and/or employees’ liability and all agreements, documents, or instruments relating thereto.

40.            “Debtors” has the meaning set forth in the preamble.

41.            “Debtors’ CEO” means the chief executive officer of the LCI as of the day prior to the Effective Date.

42.            “Debtor Release” means the releases given on behalf of the Debtors and their Estates as set forth in Article VIII.C of the Plan.

43.            “Deerfield Stakeholders” means those Consenting Stakeholders that are Affiliates of Deerfield Mgmt III, L.P.

44.            “Disbursing Agent” means the Reorganized Debtors or, as applicable, the Entity or Entities selected by the Debtors or the Reorganized Debtors to make or facilitate distributions pursuant to the Plan.

45.            “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

46.            “Disputed” means, as to a Claim or an Interest, any Claim or Interest (or portion thereof): (a) that is not Allowed; (b) that is not disallowed by the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

47.            “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims entitled to receive distributions under the Plan (or their Permitted Designees).

4

48.            “Distribution Record Date” means the record date for purposes of determining which Holders of Allowed Claims against or Allowed Interests in the Debtors are eligible to receive distributions under the Plan, which date shall be the Confirmation Date or such other date as agreed to by the Debtors and the Required Consenting Stakeholders.

49.            “Effective Date” means the date on which (a) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan and (b) the Plan is declared effective by the Debtors.

50.            “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

51.            “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to sections 301 and 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

52.            “Exculpated Parties” means collectively, and in each case in its capacity as such, the Debtors and each Related Party of the Debtors; provided that Exculpated Parties shall not include non-Debtor Affiliates and such non-Debtor Affiliates’ Related Parties.

53.            “Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

54.            “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

55.            “Existing Interests” means any Interest in LCI existing immediately prior to the occurrence of the Effective Date.

56.            “Existing Letter of Credit” means any letter of credit issued and outstanding as of the Petition Date.

57.            “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

58.            “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

59.            “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing has been timely taken; or as to which, any appeal that has been taken or any petition for certiorari that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought, or the new trial, reargument, or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

60.            “First Lien Agent” means the trustee and collateral agent under the First Lien Indenture, its successors, assigns, or any replacement trustee or agent appointed pursuant to the terms of the First Lien Indenture.

61.            “First Lien Senior Secured Notes” means notes outstanding under the First Lien Indenture.

5

62.            “First Lien Senior Secured Notes Claims” means any Claim against any Debtor derived from, based upon, or arising under the First Lien Indenture.

63.            “First Lien Indenture” means the Indenture, dated April 22, 2021, as amended, restated, or modified from time to time among the LCI, as borrower, the lenders from time to time party thereto, and Wilmington Trust, National Associate, as trustee.

64.            “General Unsecured Claim” means any Unsecured Claim against any of the Debtors that is not: (a) an Administrative Claim; (b) a Priority Tax Claim; (c) an Other Priority Claim; (d) a First Lien Senior Secured Notes Claim; (e) a Second Lien Term Loan Claim; (f) a Convertible Notes Claim; (g) an Intercompany Claim; or (h) a Section 510(b) Claim.

65.            “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

66.            “Holder” means an Entity holding a Claim against or an Interest in any Debtor, as applicable.

67.            “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

68.            “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

69.            “Intercompany Claim” means any Claim against any Debtor held by a Debtor or an Affiliate of a Debtor.

70.            “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

71.            “Intercreditor Agreements” means the Cash Flow Intercreditor Agreement and the Base Intercreditor Agreement.

72.            “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interest, unit or share in any Debtor and any other rights, options, warrants, rights, restricted stock awards, performance share awards, performance share units, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, stock-settled restricted stock units, cash-settled restricted stock units, other securities, agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor or any other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor (whether or not arising under or in connection with any employment agreement, separation agreement, or employee incentive plan or program of a Debtor as of the Petition Date and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or similar security).

73.            “Joinder” means a joinder to the Restructuring Support Agreement substantially in the form attached thereto as Exhibit C.

74.            “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

75.            “L/C Issuer” means Wells Fargo Bank, National Association.

76.            “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

77.            “LCI” means Lannett Company, Inc. prior to the Effective Date.

78.            “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

6

79.            “Management Incentive Plan” means a management incentive plan for the Reorganized Debtors as contemplated by and consistent with Article IV.Q of the Plan.

80.            “MIP New Common Stock” means any New Common Stock issued pursuant to the Management Incentive Plan.

81.            “Named Executive Officer” means the three named executive officers of LCI as of the day before the Plan Effective Date.

82.            “New Board” means the board of directors or the board of managers, as applicable, of Reorganized LCI, which shall include the Debtors’ CEO and two (2) other directors who will be determined by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO. The identities of directors on the New Board as of the Effective Date shall be set forth in the Plan Supplement, to the extent known at the time of filing of the Plan Supplement, but in any event prior to the Effective Date.

83.            “New Common Stock” means the common equity interests of Reorganized LCI.

84.            “New Employment Agreements” has the meaning given to such term in Article V.H.1 of the Plan.

85.            “New Organizational Documents” means the forms of the organizational documents of the Reorganized Debtors, including certificates or articles of incorporation, bylaws, shareholder agreements, or other formation or governance documents in form and substance acceptable to the Required Consenting First Lien Noteholders and the Debtors and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

86.            “New RCF” means a new revolving credit facility established on the Effective Date to replace the Revolving Credit Facility.

87.            “New RCF Agent” means the administrative agent and collateral agent under the New RCF Documents.

88.            “New RCF Documents” means, collectively, all agreements, documents, and instruments entered into in connection with the New RCF, which shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

89.            “New Stockholders Agreement” means the definitive shareholders agreement or other applicable agreement (including all annexes, exhibits, and schedules thereto) governing the New Common Stock, which agreement shall be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

90.            “New Warrant Agreement” means that certain agreement governing the terms of the New Warrants, which shall be in form and substance acceptable to the Debtors, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Term Lenders.

91.            “New Warrants” means warrants to purchase 12.5% of the New Common Stock (subject to dilution by the Management Incentive Plan), with an initial exercise price per share struck at the equity value of Reorganized LCI implied by a total enterprise value of $315 million.

92.            “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

93.            “Other Secured Claim” means any Secured Claim other than a First Lien Senior Secured Notes Claim or a Second Lien Term Loan Claim.

7

94.            “Permitted Designee” means, with respect to any Holder of an Allowed First Lien Senior Secured Notes Claim or Allowed Second Lien Term Loan Claim, an entity that is designated (in writing in the form established by the Debtors to be delivered to the Solicitation Agent no less than 20 days prior to the Distribution Record Date, or such other date as agreed to by the Debtors and the Required Consenting Stakeholders) by such Holder to receive all or any portion of the distributions issuable to such Holder pursuant to Article III.B of the Plan.

95.            “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

96.            “Petition Date” means the first date on which any of the Debtors commence a Chapter 11 Case.

97.            “Plan Distribution” means a payment or distribution to Holders of Allowed Claims or other eligible Entities in accordance with the Plan (or their Permitted Designees).

98.            “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed with the Bankruptcy Court, and any additional documents Filed as amendments to the Plan Supplement, including the following, as applicable: (a) certain of the New Organizational Documents; (b) the New Stockholders Agreement; (c) the New Warrant Agreement; (d) the Takeback Exit Facility; (e) certain of the New RCF Documents, as applicable; (f) to the extent known, the identities of the members of the New Board; (g) the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (h) the Schedule of Proposed Cure Amounts; (i) the Schedule of Retained Causes of Action; and (j) the Restructuring Transactions Memorandum. To the extent any document to be set forth in the Plan Supplement is an exhibit to the Disclosure Statement, the Plan Supplement may cross-refer to such exhibit. The documents constituting the Plan Supplement shall be consistent with the terms of the Restructuring Support Agreement and the Restructuring Term Sheet, including any consent rights contained therein, as applicable. The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement in accordance with this Plan and the Restructuring Support Agreement on or before the Effective Date. The Plan Supplement shall be deemed incorporated into and part of the Plan as if set forth herein in full; provided that in the event of a conflict between the Plan and the Plan Supplement, the Plan Supplement shall control in accordance with Article I.G.

99.            “Prepetition Credit Agreements” means the First Lien Indenture and the Second Lien Term Loan Agreement.

100.          “Prepetition Secured Parties” means, collectively, each Holder of a First Lien Senior Secured Notes Claim and each Holder of Second Lien Term Loan Claim.

101.          “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

102.          “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

103.          “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Bankruptcy Court order in accordance with sections 327, 328, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or as of the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

104.          “Professional Escrow Account” means an account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

105.          “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

8

106.          “Professional Fee Claim” means any Claim by a Professional for compensation for services rendered or reimbursement of expenses incurred by such Professional through and including the Confirmation Date under sections 328, 330, 331, 503(b)(2), 503(b)(4), or 503(b)(5) of the Bankruptcy Code to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court. To the extent the Bankruptcy Court denies or reduces by a Final Order any amount of a Professional’s requested fees and expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

107.          “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

108.          “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to a Claim or Interest, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

109.          “Rejected Executory Contracts and Unexpired Leases Schedule” means, to the extent applicable, a schedule (including any amendments, supplements, or modifications thereto) of Executory Contracts and Unexpired Leases (if any) to be rejected by the Debtors pursuant to the Plan, which schedule (if any) shall be included in the Plan Supplement.

110.          “Related Parties” means, with respect to an Entity, collectively, (a) such Entity’s current and former Affiliates and (b) such Entity’s and such Entity’s current and former Affiliates’ directors, managers, officers, shareholders, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns (whether by operation of law or otherwise), subsidiaries, current, former, and future associated entities, managed or advised entities, accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, managers, fiduciaries, trustees, employees, agents (including any disbursing agent), advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, other representatives, and other professionals, representatives, advisors, predecessors, successors, and assigns, each solely in their capacities as such (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), and the respective heirs, executors, estates, servants and nominees of the foregoing.

111.          “Released Party” means each of, and in each case in their capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents; (e) the Releasing Parties; and (f) each Related Party of each Entity in clause (a) through this clause (e); provided, that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

112.          “Releasing Party” means each of, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Stakeholders; (d) the Agents; (e) all Holders of Claims that vote to accept the Plan; (f) all Holders of Claims or Interests that are presumed to accept the Plan and who do not affirmatively opt out of the releases provided by the Plan; (g) all Holders of Claims or Interests that are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; (h) all Holders of Claims who abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan; (i) all Holders of Claims who vote to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan; and (k) each Related Party of each Entity in clauses (a) through (i)  for which such Entity is legally entitled to bind such Related Party to the releases contained in the Plan under applicable law; provided that, for the avoidance of doubt, each Holder of Claims and/or Interests that is party to or has otherwise signed the Restructuring Support Agreement shall not opt out of the releases.

113.          “Reorganized Debtors” means, collectively, the Debtors, as reorganized pursuant to and under the Plan, on and after the Effective Date, or any successor or assign thereto, by merger, consolidation, or otherwise, including any new entity established in connection with the implementation of the Restructuring Transactions.

9

114.          “Required Consenting First Lien Noteholders” means, as of the relevant date, Consenting First Lien Noteholders holding at least 66.67% of the aggregate outstanding principal amount of First Lien Senior Secured Notes that are held by Consenting First Lien Noteholders; provided that Required Consenting First Lien Noteholders must include each of the Beach Point Stakeholders and Brigade Stakeholders.

115.          “Required Consenting Second Lien Lenders” means, as of the relevant date, Consenting Second Lien Term Lenders holding at least 66.67% of the aggregate outstanding principal amount of Second Lien Term Loan that are held by Consenting Second Lien Term Lenders; provided that Required Consenting Second Lien Term Lenders must include the Deerfield Stakeholders.

116.          “Required Consenting Stakeholders” means each of the Required Consenting Second Lien Term Lenders and the Required Consenting First Lien Noteholders.

117.          “Restructuring Documents” means the documents listed in section 3.01 of the Restructuring Support Agreement, in each case consistent with the Plan and the Restructuring Support Agreement (including any consent rights contained therein).

118.          “Restructuring Expenses” means, collectively, all of the Crossover Group’s and Agents’ reasonable and documented fees, costs and expenses incurred through the Effective Date in connection with the Restructuring Transactions, including, without limitation, all reasonable and documented fees, costs and expenses of the Crossover Group Advisors, in each case, without any requirement for the filing of retention applications in the Chapter 11 Cases, to be paid on the Effective Date.

119.          “Restructuring Transactions Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be (a) included in the Plan Supplement; and (b) consistent with the Plan and the Restructuring Support Agreement (including any consent rights contained therein).

120.          “Restructuring Support Agreement” means that certain Restructuring Support Agreement, entered into and dated as of April 30, 2023, by and among the Debtors and the Consenting Stakeholders, including all exhibits, schedules, and other attachments thereto, as such agreement may be further amended, modified, or supplemented from time to time, solely in accordance with its terms, which is attached as Exhibit B to the Disclosure Statement.

121.          “Restructuring Term Sheet” means that certain term sheet attached as Exhibit B to the Restructuring Support Agreement.

122.          “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan and Restructuring Support Agreement, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B of the Plan.

123.          “Revolving Credit Facility” means the revolving credit facility issued pursuant to the Revolving Credit Facility Agreement that was terminated on or around May 1, 2023.

124.          “Revolving Credit Facility Agreement” means that certain Credit and Guaranty Agreement among the Debtors, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent, dated as of December 7, 2020, amended April 22, 2021 (as further amended, supplemented, amended and restated, or otherwise modified from time to time).

125.          “Schedule of Proposed Cure Amounts” means any schedule (including any amendments, supplements, or modifications thereto) of the Debtors’ proposed Cure amounts (if any) with respect to each of the Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan.

10

126.          “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time and which shall be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

127.          “Second Lien Agent” means the administrative agent and collateral agent under the Second Lien Term Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Second Lien Term Loan Agreement.

128.          “Second Lien Term Loan” means the loans issued pursuant to the Second Lien Term Loan Agreement.

129.          “Second Lien Term Loan Agreement” means that certain Second Lien Credit and Guaranty Agreement, by and among LCI, as company, the guarantors thereunder, the lenders from time to time party thereto, and the Second Lien Agent, dated as of April 22, 2021, as amended and restated, supplemented, or otherwise modified from time to time prior to the Petition Date.

130.          “Second Lien Term Loan Documents” means the Second Lien Term Loan Agreement and all other “Loan Documents” as defined in the Second Lien Term Loan Agreement.

131.          “Second Lien Term Loan Claims” means any Claim against any Debtor derived from, based upon, or arising under the Second Lien Term Loan Documents and any fees, costs, and expenses that are reimbursable by any Debtor pursuant to the Second Lien Term Loan Documents.

132.          “Section 510(b) Claims” means any Claim subject to subordination pursuant to section 510(b) of the Bankruptcy Code.

133.          “Secured Claim” means a Claim that is: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Debtors’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

134.          “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

135.          “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

136.          “Short Term Incentive Plan” means the FY2023 short-term incentive plan for LCI’s employees in existence as of the effective date of the Restructuring Support Agreement, as amended by the CEO STI Side Letter Agreement.

137.          “Solicitation Agent” means Omni Agent Solutions, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

138.          “Solicitation Materials” means, collectively, the solicitation materials with respect to the Plan.

139.          “Takeback Exit Documents” means, collectively, all agreements, documents, and instruments entered into in connection with the Takeback Exit Facility, which shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

11

140.          “Takeback Exit Facility” means a financing facility to be entered into by the Reorganized Debtors in the principal amount of $60 million, which shall (i) accrue interest, payable in-kind, at a rate of 2.00%, (ii) be secured by all assets of the Reorganized Debtors, (iii) mature on the date that is seven (7) years from the Plan Effective Date, and (iv) include an event of default in the event (x) any judgment or judgments are rendered against any one or more of the Reorganized Debtors in an amount in excess of $7,500,000 in the aggregate or (y) any Reorganized Debtor fails to pay and discharge any obligation or liability timely when due in excess of $5,000,000 in the aggregate and such obligation remains unpaid and past due for more than 90 days, and shall otherwise include customary terms and conditions for a facility of this kind and be acceptable to the Debtors and the Required Consenting First Lien Noteholders and reasonably acceptable to the Required Consenting Second Lien Term Lenders.

141.          “Takeback Exit Facility Agent” means the administrative agent and collateral agent under the Takeback Exit Documents.

142.          “Third-Party Release” means the releases set forth in Article VIII.D of the Plan.

143.          “Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of the Restructuring Support Agreement and substantially in the form attached thereto as Exhibit D.

144.          “U.S. Trustee” means the United States Trustee for the District of Delaware.

145.          “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Allowed Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check within 180 calendar days of receipt; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution within 180 calendar days of receipt; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution prior to the deadline included in such request for information; or (d) timely taken any other action necessary to facilitate such distribution.

146.          “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

147.          “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

148.          “Voting Deadline” means May 16, 2023, at 5:00 p.m. (prevailing Eastern Time).

149.          “Voting Record Date” means April 21, 2023.

150.          “Voting Report” means the report certifying the methodology for the tabulation of votes and result of voting on the Plan.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any party’s consent rights over any of the Restructuring Documents or any amendments thereto as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

12

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

13

G.	Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Restructuring Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Article II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Except with respect to the Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of the Judicial Code, and except to the extent that a Holder of an Allowed Administrative Claim and the Debtors against which such Allowed Administrative Claim is asserted agree to less favorable treatment for such Holder or such Holder has been paid by any Debtor on account of such Allowed Administrative Claim prior to the Effective Date, each Holder of an Allowed Administrative Claim will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, on the date of such allowance or as soon as reasonably practicable thereafter, but in any event no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holder of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.	Professional Fee Claims.

1.      Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, and which Allowed amount shall not be subject to disallowance, setoff, recoupment, subordination, recharacterization or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code.

14

2.      Professional Escrow Account.

No later than the Effective Date, the Debtors shall, establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Amount. The Professional Escrow Account shall be maintained in trust solely for the Professionals until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Escrow Account. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be transferred to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court.

3.      Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.      Post-Confirmation Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business for the period after the Confirmation Date without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	Payment of Statutory Fees.

All fees due and payable by the Debtors pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee.

15

E.	Payment of Certain Fees and Expenses.

The Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms set forth herein, in the Restructuring Support Agreement, and in the Cash Collateral Order without any requirement to file a fee application with the Bankruptcy Court and without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On the Effective Date, invoices in the form of an invoice summary without time entries for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors. In addition, the Debtors and the Reorganized Debtors (as applicable) shall continue to pay, when due and payable in the ordinary course, Restructuring Expenses related to implementation, consummation, and defense of the Plan, whether incurred before, on, or after the Effective Date without any requirement: (1) to file a fee application with the Bankruptcy Court; and (2) for review or approval by the Bankruptcy Court or any other party.

Article III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

This Plan constitutes a separate Plan proposed by each Debtor, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors (except for Class 10 Existing Interests, which shall only apply to LCI). All of the potential Classes for the Debtors are set forth herein. Such groupings shall not affect any Debtor’s status as a separate legal Entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 3	First Lien Senior Secured Notes Claims	Impaired	Entitled to Vote
Class 4	Second Lien Term Loan Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 6	Convertible Notes Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 7	Intercompany Claims	Unimpaired/Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

16

Class	Claims and Interests	Status	Voting Rights
Class 8	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Section 510(b) Claims	Impaired	Note Entitled to Vote (Deemed to Reject)
Class 10	Existing Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date (or, if payment is not then due, in accordance with such Claim’s or Interest’s terms in the ordinary course of business) or as soon as reasonably practicable thereafter.

1.      Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Allowed Other Secured Claim, at the option of the applicable Debtor, in consultation with the Crossover Group:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

2.      Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Allowed Other Priority Claim, treatment in a manner consistent with section 1129(a)(9) of the Bankruptcy Code, which renders such Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

17

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.      Class 3 – First Lien Senior Secured Notes Claims

(a)	Classification: Class 3 consists of all First Lien Senior Secured Notes Claims.

(b)	Allowed Amount: As of the Effective Date, the First Lien Senior Secured Notes Claims shall be Allowed and deemed to be Allowed Claims in the amount of approximately $350 million of principal plus applicable interest, fees, costs, expenses, and premiums owed under the First Lien Indenture through the Effective Date.

(c)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed First Lien Senior Secured Notes Claim, each Holder of an Allowed First Lien Senior Secured Notes Claim shall receive, in full and final satisfaction of such Allowed First Lien Senior Secured Notes Claim, its Pro Rata share of 97% of the Takeback Exit Facility and its Pro Rata share of 97% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed First Lien Senior Secured Notes Claims are entitled to vote to accept or reject the Plan.

4.      Class 4 – Second Lien Term Loan Claims

(a)	Classification: Class 4 consists of all Second Lien Term Loan Claims.

(b)	Allowed Amount: As of the Effective Date, the Second Lien Term Loan Claims shall be Allowed and deemed to be Allowed Claims in the amount of approximately $220.92 million of principal plus applicable interest, fees, costs, expenses, and premiums owed under the Second Lien Term Loan Agreement through the Effective Date.

(c)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Second Lien Term Loan Claim, each Holder of an Allowed Second Lien Term Loan Claim shall receive, in full and final satisfaction of such Allowed Second Lien Term Loan Claim: (1) its Pro Rata Share of 3% of the Takeback Exit Facility; (2) its Pro Rata share of 3% of the New Common Stock, subject to dilution on account of the MIP New Common Stock and the New Warrants; and (3) its Pro Rata share of the New Warrants.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Second Lien Term Loan Claims are entitled to vote to accept or reject the Plan.

5.      Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed General Unsecured Claim, each Allowed General Unsecured Claim shall, at the option of the applicable Debtor, be either (i) Reinstated or (ii) paid in full in Cash on the later of (x) the Effective Date and (y) the date on which such payment would otherwise be due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

18

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6.      Class 6 – Convertible Notes Claims

(a)	Classification: Class 6 consists of all Convertible Notes Claims.

(b)	Allowed Amount: As of the Effective Date, the Convertible Notes Claims shall be Allowed and deemed to be Allowed Claims in the amount of approximately $86.25 million of principal plus applicable interest, fees, costs, expenses, and premiums owed under the Convertible Notes through the Effective Date.

(c)	Treatment: On the Effective Date, all Allowed Convertible Notes Claims shall be canceled, released, and extinguished, and will be of no further force or effect, without any distribution to Holders of Convertible Notes Claims.

(d)	Voting: Class 6 is Impaired under the Plan. Holders of Allowed Convertible Notes Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7.      Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)	Treatment: On the Effective Date, except to the extent less favorable treatment is agreed to by the Debtors or the Reorganized Debtors, as applicable, and a Holder of an Allowed Intercompany Claim, each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders), either Reinstated, converted to equity, or otherwise set off, settled distributed, contributed, canceled, or released, in each case, in accordance with the Restructuring Steps Memorandum; provided that no distributions shall be made on account of any Intercompany Claims.

(c)	Voting: Class 7 is Unimpaired under the Plan if Intercompany Claims are Reinstated or Impaired under the Plan if Intercompany Claims are canceled. Holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.      Class 8 – Intercompany Interests

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)	Treatment: On the Effective Date, Intercompany Interests shall, at the option of the applicable Debtor (with the consent of the Required Consenting Stakeholders), be (i) Reinstated or (ii) set off, settled, addressed, distributed, contributed, merged, canceled, or released, in each case in accordance with the Restructuring Steps Memorandum.

19

(c)	Voting: Class 8 is Unimpaired under the Plan. Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.      Class 9 – Section 510(b) Claims

(a)	Classification: Class 9 consists of all Section 510(b) Claims.

(b)	Treatment: On the Effective Date, all Allowed Section 510(b) Claims, if any, shall be canceled, released, and extinguished, and will be of no further force or effect, without any distribution to Holders of Section 510(b) Claims.

(c)	Voting: Class 9 is Impaired under the Plan. Holders (if any) of Allowed Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders (if any) are not entitled to vote to accept or reject the Plan.

10.    Class 10 – Existing Interests

(a)	Classification: Class 10 consists of all Existing Interests.

(b)	Treatment: On the Effective Date and without the need for any further corporate or limited liability company action or approval of any board of directors, board of managers, members, shareholders or officers of any Debtor or Reorganized Debtor, as applicable, all Existing Interests shall be canceled, released, and extinguished and will be of no further force or effect, without any distribution to Holders of Existing Interests.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Existing Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Interests are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Record Date and Voting Deadline.

The Voting Record Date is April 21, 2023. The Voting Record Date is the date on which it will be determined which Holders of Claims in the voting Classes are entitled to vote to accept or reject the Plan and whether Claims have been properly assigned or transferred under Bankruptcy Rule 3001(e) such that an assignee or transferee, as applicable, can vote to accept or reject the Plan as the Holder of a Claim.

20

The Voting Deadline is May 16, 2023, at 5:00 p.m. (prevailing Eastern Time). In order to be counted as votes to accept or reject the Plan, all ballots must be:  (a) electronically submitted utilizing the electronic portal maintained by the Solicitation Agent on or before the Voting Deadline; or (b) properly executed, completed, and delivered (by first class mail, overnight courier, personal delivery, or via electronic mail) so that the ballots are actually received by the Solicitation Agent on or before the Voting Deadline.

F.	Intercompany Interests.

To the extent Reinstated under the Plan, distributions (if any) on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims. For the avoidance of doubt, unless otherwise set forth in the Restructuring Transactions Memorandum, to the extent Reinstated pursuant to the Plan, on and after the Effective Date, all Intercompany Interests shall be owned by the same Reorganized Debtor that corresponds with the Debtor that owned such Intercompany Interests immediately prior to the Effective Date.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI hereof and the Restructuring Support Agreement, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests or reclassifying Claims to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims and Interests.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise, including the Intercreditor Agreements. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

Article IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

To the extent provided for by the Bankruptcy Code and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the First Lien Senior Secured Notes Claims, and Second Lien Term Loan Claims and (2) any claim to avoid, subordinate, or disallow any First Lien Senior Secured Notes Claims, and Second Lien Term Loan Claims, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise. To the extent provided for by the Bankruptcy Code, the Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

21

B.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, as set forth in the Restructuring Transactions Memorandum or as otherwise reasonably acceptable to the Required Consenting Stakeholders, which may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan, the Restructuring Support Agreement, and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, including the documents constituting the Plan Supplement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Restructuring Support Agreement, and having other terms for which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable law; (4) the execution and delivery of the New Organizational Documents (including the New Stockholders Agreement); and the issuance, distribution, reservation, or dilution, as applicable, of the New Common Stock, as set forth herein; (5) the execution and delivery of the New RCF Documents and Takeback Exit Documents; (6) the execution and delivery of the New Warrant Agreement, including the issuance and distribution of the New Warrants; and (7) all other actions that the applicable Entities determine, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld), to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.  The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, including the Takeback Exit Documents and New RCF Documents, shall have the right and authority, without further order of the Bankruptcy Court, to raise additional capital and obtain additional financing, subject to the New Organizational Documents, as the boards of directors or boards of managers of the applicable Reorganized Debtors deem appropriate.

22

D.	Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the New Common Stock; (3) the New Warrants; (4) the Takeback Exit Facility; and (5) the New RCF.

1.      Issuance of New Common Stock.

On the Effective Date, Reorganized LCI shall issue the New Common Stock pursuant to the Plan. The issuance of the New Common Stock, including equity awards reserved for the Management Incentive Plan, by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable.

All of the shares (or comparable units) of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Common Stock shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Common Stock shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their respective terms. As a condition to receiving the New Common Stock, Holders of Allowed First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims will be required to execute and deliver the New Stockholders Agreement; provided, however, that, notwithstanding any failure to execute the New Stockholders Agreement, any Entity that is entitled to and accepts a distribution of New Common Stock under the Plan, by accepting such distribution, will be deemed to have accepted and consented to the terms of the New Stockholders Agreement (solely in such Entity’s capacity as a stockholder of Reorganized LCI), without the need for execution by any party thereto. The New Stockholders Agreement will be effective as of the Effective Date and, as of such date, will be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Stock will be bound thereby in all respects. The New Common Stock will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

As of the Effective Date, the Reorganized Debtors will not be subject to any reporting requirements promulgated by the SEC.

2.      Issuance of New Warrants.

On the Effective Date, Reorganized LCI shall issue the New Warrants pursuant to the Plan. The issuance of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants shall be authorized without the need for any further corporate action or without any further action by the Debtors or Reorganized Debtors or by Holders of any Claims or Interests, as applicable. All of the New Warrants and the shares of New Common Stock that may be issued upon exercise of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of New Warrants shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). Any Entity’s acceptance of New Warrants shall be deemed as its agreement to the New Warrant Agreement, as the same may be amended or modified from time to time following the Effective Date in accordance with its terms. The New Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each Holder of New Warrants shall be bound thereby (without any further action or signature) in all respects, whether or not such Holder has executed the New Warrant Agreement. The New Warrants will not be registered under the Securities Act or listed on any exchange as of the Effective Date and will not meet the eligibility requirements of the Depository Trust Company.

23

3.      Takeback Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Takeback Exit Facility pursuant to the Takeback Exit Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Takeback Exit Facility (including the transactions and related agreements contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to pursue or obtain the Takeback Exit Facility, including the Takeback Exit Documents, and incur and pay any fees and expenses in connection therewith, and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Takeback Exit Facility.

As of the Effective Date, all of the Liens and security interests to be granted by the Debtors in accordance with the Takeback Exit Documents: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the Takeback Exit Documents; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the Takeback Exit Documents, the Takeback Exit Facility agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the Takeback Exit Documents. The Takeback Exit Facility agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the Takeback Exit Documents have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law.

4.      New RCF.

On the Effective Date, the Reorganized Debtors shall enter into the New RCF pursuant to the New RCF Documents. To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the New RCF and the New RCF Documents; as applicable and (b) authorization for the Debtors and the Reorganized Debtors, as applicable, to take any and all actions necessary or appropriate to consummate the New RCF, including executing and delivering the New RCF Documents, in each case, without any further notice to or order of the Bankruptcy Court.

As of the Effective Date, and to the extent applicable, all of the Liens and security interests to be granted by the Debtors in accordance with the New RCF Documents, as applicable: (a) shall be deemed to be granted; (b) shall be legal, valid, binding, automatically perfected, non-avoidable, and enforceable Liens on, and security interests in, the applicable collateral specified in the New RCF Documents, as applicable; and (c) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent transfers, or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. To the extent provided in the New RCF Documents, the New RCF Agent is authorized to file with the appropriate authorities mortgages, financing statements and other documents, and to take any other action in order to evidence, validate, and perfect such Liens or security interests. The priorities of such Liens and security interests shall be as set forth in the New RCF Documents, as applicable. The New RCF Agent shall be authorized to make all filings and recordings necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties. The guarantees granted under the New RCF Documents, as applicable, have been granted in good faith, for legitimate business purposes, and for reasonably equivalent value as an inducement to the lenders thereunder to extend credit thereunder and shall be deemed to not constitute a fraudulent conveyance or fraudulent transfer and shall not otherwise be subject to avoidance, recharacterization, or subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable nonbankruptcy law.

24

E.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Restructuring Support Agreement and the consent rights therein (which are incorporated herein pursuant to Article I.H), and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law). After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. On or after the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. For the avoidance of doubt, no Reorganized Debtor shall be treated as being liable on any Claim that is discharged pursuant to the Plan.

G.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan or Confirmation Order, all notes, instruments, certificates, and other documents evidencing Claims or Interests shall be canceled, and the obligations of the Debtors or the Reorganized Debtors and any non-Debtor Affiliates thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Agents shall be released from all duties and obligations thereunder; provided, however, that notwithstanding any provision of the Plan or Confirmation Order to the contrary, including, without limitation, Article VIII of the Plan, Confirmation, or the occurrence of the Effective Date, any credit document or agreement, including, without limitation, the First Lien Indenture and the Second Lien Term Loan Documents, that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing Holders of Allowed Claims to receive distributions under the Plan; (b) allowing and preserving the rights of the Agents to make and the Holders to receive distributions pursuant to the Plan; (c) permitting the Agents to enforce any obligation (if any) owed to such Agents under the Plan; (d) preserving the Agents’ respective rights to compensation, participations, reimbursement and indemnification as against any money or property distributable to the Holders of Claims, including permitting an Agents’ right to maintain, enforce, and exercise their charging liens or other priority of payment, if any, against such distribution; (e) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Agents against any person other than the Debtors and their Affiliates, including with respect to indemnification, participations, reimbursements or contribution from the Holders of First Lien Senior Secured Notes Claims and Second Lien Term Loan Claims, pursuant and subject to the terms of the First Lien Indenture and the Second Lien Term Loan Documents, as in effect on the Effective Date, and preserving all exculpations of the Prepetition First Lien Agent and the Prepetition Second Lien Agent (f) permitting the Agents to enforce any obligation (if any) owed to the Agents under the Plan; (g) permitting the Agents to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (h) permitting the Agents to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (1) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan or Confirmation Order; and (2) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The Agents shall be discharged and shall have no further duty, obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Agents and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Agents shall be relieved of and released from any obligations and duties arising thereunder.

25

H.	Corporate Action.

Subject to the Restructuring Support Agreement, on or before the Effective Date, as applicable, all actions contemplated under the Plan (including the Restructuring Transactions Memorandum and the other documents contained in the Plan Supplement) shall be deemed authorized and approved by the Bankruptcy Court in all respects without any further corporate or equity holder action, including, as applicable: (1) the adoption or assumption, as applicable, of the Compensation and Benefits Programs; (2) the selection of the directors and officers for the Reorganized Debtors, including the appointment of the New Board; (3) the authorization, issuance and distribution of the Takeback Exit Facility, the New RCF, as applicable, the New Common Stock, the New Warrants, and the execution, delivery, and filing of any documents pertaining thereto, as applicable; (4) the implementation of the Restructuring Transactions; (5) the entry into the Takeback Exit Documents and the New RCF Documents, as applicable; (6) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (7) the adoption of the New Organizational Documents (including the New Stockholders Agreement); (8) the assumption, assumption and assignment, or rejection (to the extent applicable), as applicable, of Executory Contracts and Unexpired Leases; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). Upon the Effective Date, all matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtors, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Warrants, the New Warrant Agreement, the New Organizational Documents (including the New Stockholders Agreement), the Takeback Exit Documents, the New RCF Documents, as applicable, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under nonbankruptcy law.

I.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents (including the New Stockholders Agreement) shall be automatically adopted by the applicable Reorganized Debtors. To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable authorities in its respective jurisdiction of organization if and to the extent required in accordance with the applicable laws of such jurisdiction. The New Organizational Documents will, among other things, (a) authorize the issuance of the New Common Stock and (b) prohibit the issuance of non-voting equity Securities, solely to the extent required under section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, each Reorganized Debtor may amend and restate its certificate of incorporation and other formation and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of the New Organizational Documents.

26

J.	New Stockholders Agreement.

From and after the Effective Date, all holders of New Common Stock shall be subject to the terms and conditions of the New Stockholders Agreement.

K.	Indemnification Obligations.

All indemnification provisions currently in place consistent with applicable law (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) as of the Petition Date for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall, to the fullest extent permitted by applicable law (including being subject to the limitations of the Delaware General Corporation Law, including the limitations contained therein on a corporation’s ability to indemnify officers and directors), be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

L.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of LCI shall expire, such current directors shall be deemed to have resigned, and all of the directors for the initial term of the New Board shall be appointed. The New Board shall consist of the Debtors’ CEO and two (2) such other members to be appointed by the Consenting First Lien Noteholders in consultation with the Debtors’ CEO. To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code. In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents. Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

M.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the new Takeback Exit Facility entered into, the New RCF, as applicable, entered into, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.	Existing Letter of Credit Cash Collateralization.

On the Effective Date, all undrawn Existing Letters of Credit and all obligations related thereto shall either be returned to the applicable L/C Issuer or cash collateralized.

27

O.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors, including the New Common Stock and the New Warrants, (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Takeback Exit Facility and the New RCF, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise adversely affect the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

Q.	Management Incentive Plan.

After the Effective Date, the Reorganized Debtors shall adopt and implement the Management Incentive Plan, which shall be designed, implemented, and determined by New Board, under which no less than 10% of the New Common Stock outstanding on the Effective Date (on a fully diluted and fully distributed basis, treating the Management Incentive Plan as fully allocated) will be reserved for grants made from time to time to the management or officers of the Reorganized Debtors. The Plan will provide that grants of at least 30% of the New Common Stock reserved under the Management Incentive Plan will be allocated within 60 days of the Effective Date.

On the Effective Date, the employment agreement for the Debtors’ CEO shall be amended to provide the Debtors’ CEO with the right to resign for “good reason” pursuant to the terms of such agreement in the event the terms and conditions (including allocation) of the award to the Debtors’ CEO under the Management Incentive Plan are not reasonably acceptable to the Debtors’ CEO. On the Effective Date, the employment agreements for the non-CEO Named Executive Officers shall be amended to provide the non-CEO Named Executive Officers with the right to resign for “good reason” pursuant to the terms of such agreements, in which case they will be entitled to 75% of their applicable severance payments, in the event the award to such Named Executive Officer under the Management Incentive Plan (i) is not on substantially similar terms and conditions (but not allocation) as the award reasonably acceptable to the Debtors’ CEO or (ii) provides for an allocation to such Named Executive Officer that is materially less than the award that the Debtors’ CEO recommends to the New Board in writing.

28

R.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released or exculpated herein (including, without limitation, by the Debtors) pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof. The Reorganized Debtors may settle any such Cause of Action without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute between the Reorganized Debtors and the Entity against whom the Reorganized Debtors are asserting the Cause of Action regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved for thirty (30) days, such objection shall be resolved by the Bankruptcy Court. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation (to the extent applicable) of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.Q include any Claim or Cause of Action with respect to, or against, a Released Party or Exculpated Party.

S.	Release of Avoidance Actions.

On the Effective Date, the Debtors, on behalf of themselves and their Estates, shall release any and all Avoidance Actions, and the Debtors, the Reorganized Debtors, and any of their successors or assigns, and any Entity acting on behalf of the Debtors or the Reorganized Debtors shall be deemed to have waived the right to pursue any and all Avoidance Actions, except for Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors.

29

Article V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected (to the extent applicable) will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule (if any); (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected (to the extent applicable) by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, and related Cure amounts with respect thereto, or rejections (to the extent applicable) of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Schedule of Proposed Cure Amounts or the Rejected Executory Contracts and Unexpired Leases Schedule (if any), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein or in the Plan Supplement, assumptions or rejections (to the extent applicable) of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

Except as otherwise provided herein or agreed to by the Debtors (with the consent of the Required Consenting Stakeholders, which consent shall not be unreasonably withheld) and the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or Schedule of Proposed Cure Amounts, with the consent of the Required Consenting Stakeholders (which consent shall not be unreasonably withheld) at any time up to forty-five (45) days after the Effective Date. The Debtors or the Reorganized Debtors, as applicable, shall file with the Bankruptcy Court and serve on the applicable counterparty notice regarding any change to the Rejected Executory Contracts and Unexpired Leases Schedule (if any) or the Schedule of Proposed Cure Amounts, as applicable, and the counterparty shall have fourteen (14) days from service of such notice to file an objection with the Bankruptcy Court.

To the extent any provision of the Bankruptcy Code or the Bankruptcy Rules requires the Debtors to assume or reject an Executory Contract or Unexpired Lease, such requirement shall be satisfied if the Debtors make an election to assume or reject such Executory Contract or Unexpired Lease prior to the deadline set forth by the Bankruptcy Code or the Bankruptcy Rules, as applicable, regardless of whether or not the Bankruptcy Court has actually ruled on such proposed assumption or rejection prior to such deadline.

30

If certain, but not all, of a contract counterparty’s Executory Contracts or Unexpired Leases are assumed pursuant to the Plan, the Confirmation Order shall be a determination that such counterparty’s Executory Contracts or Unexpired Leases that are being rejected pursuant to the Plan are severable agreements that are not integrated with those Executory Contracts and/or Unexpired Leases that are being assumed pursuant to the Plan. Parties seeking to contest this finding with respect to their Executory Contracts and/or Unexpired Leases must file a timely objection to the Plan on the grounds that their agreements are integrated and not severable, and any such dispute shall be resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing).

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, to the extent applicable, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, including pursuant to the Plan or the Confirmation Order, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall, in accordance with the Schedule of Proposed Cure Amounts, pay all Cure costs (if any) relating to Executory Contracts and Unexpired Leases that are being assumed under the Plan in the ordinary course of business. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure costs that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed on or before fourteen (14) days after the Filing of the Schedule of Proposed Cure Amounts or fourteen (14) days after notice of a change to the Schedule of Proposed Cure Amounts. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Debtor or Reorganized Debtor, without the need for any objection by the Debtors or Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure costs shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the applicable Cure costs. The Reorganized Debtors also may settle any Cure costs without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before the Confirmation Hearing. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Confirmation Hearing or as otherwise scheduled for hearing by the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure costs, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of any Cure costs shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease. The Debtors and Reorganized Debtors, as applicable, with the consent of the Required Lenders, which consent shall not be unreasonably withheld, reserve the right at any time to move to reject any Executory Contract or Unexpired Lease based upon the existence of any such unresolved dispute. If the Bankruptcy Court determines that the Allowed Cure cost with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the Schedule of Proposed Cure Amounts, the Debtors shall have the right (with the consent of the Required Lenders, which consent shall not be unreasonably withheld) to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as of the Effective Date subject to the applicable counterparty’s right to object to such rejection.

31

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption, or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

To the extent applicable, rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases (if any).

E.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.	Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection (to the extent applicable), the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

32

H.	Employee Compensation and Benefits.

1.      Compensation and Benefits Programs.

Except as otherwise set forth herein, on the Effective Date, the Debtors shall assume all employment agreements or letters, indemnification agreements, severance agreements, retention agreements, or other agreements entered into with current and former officers and other employees, including the Short Term Incentive Plan. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)	all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Programs that provide for rights to acquire Existing Interests in any of the Debtors, which shall not constitute or be deemed to constitute Executory Contracts and shall be deemed terminated on the Effective Date;

(b)	Compensation and Benefits Programs that have been rejected pursuant to an order of a Bankruptcy Court; and

(c)	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any Compensation and Benefits Program.

2.      Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law.

I.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

Article VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.6 of the Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

33

B.	Disbursing Agent.

All Plan Distributions shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

All Plan Distributions to any Disbursing Agent on behalf of the Holders of Claims listed on the Claims Register (or the Permitted Designees of such Holder, as applicable) shall be deemed completed by the Debtors when received by such Disbursing Agent. The Plan Distributions shall be made to any such Holders (or the Permitted Designees of such Holder, as applicable) at the direction of the applicable Disbursing Agent.

C.	Rights and Powers of Disbursing Agent.

1.      Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.      Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.      Record Date for Distribution.

On the Distribution Record Date, the Claims Register and the loan registers maintained by the Agents shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register or such loan registers as of the close of business on the Distribution Record Date (or the Permitted Designees of such Holders, as applicable). If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.      Delivery of Distributions in General.

Except as otherwise provided herein, distributions payable to Holders of Allowed Claims shall be made by the Disbursing Agent to the Permitted Designee of each such Holder as of the Distribution Record Date or, if such Holder has not identified a Permitted Designee, to such Holder at the address for each such Holder (or its Permitted Designee) as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

34

3.      Minimum Distributions.

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims (or their Permitted Designees) hereunder shall be adjusted as necessary to account for the foregoing rounding.

4.      Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims (or its Permitted Designee, as applicable) is returned as undeliverable, no distribution to such Holder (or its Permitted Designee, as applicable) shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder (or its Permitted Designee, as applicable), at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and, to the extent such unclaimed distribution comprises New Common Stock, such New Common Stock shall be canceled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be canceled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary. The Disbursing Agent shall adjust the number of shares of New Common Stock outstanding as of the date of such cancelation to ensure that the distributions of New Common Stock contemplated under the Plan are given full force and effect.

5.      Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been canceled in accordance with Article IV.F hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be canceled solely with respect to the Debtors and such cancelation shall not alter the obligations or rights of any non-Debtor third parties (other than the Foreign Guarantor Subsidiaries) in respect of one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing Holders to receive distributions under the Plan, charging liens, priority of payment, and reimbursement and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.	Manner of Payment.

1.      Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated by the Plan or the Plan Supplement, all distributions of the New Common Stock to the Holders of the applicable Allowed Claims (or their Permitted Designees) under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2.      All distributions of Cash, as applicable, to the Holders of the applicable Allowed Claims (or their Permitted Designees) under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

35

3.            At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Indefeasible Distributions.

Any and all distributions made under the Plan shall be indefeasible and not subject to clawback or turnover provisions.

G.	Securities Law Matters.

The offering, issuance and distribution (if applicable) of any Securities before the Petition Date and any Securities issuable pursuant to the Management Incentive Plan (to the extent not issued pursuant to a registration statement) will be issued pursuant to section 4(a)(2) of the Securities Act. Any Securities distributed pursuant to section 4(a)(2) under the Securities Act will be considered “restricted securities” as defined by Rule 144 of the Securities Act and may not be resold under the Securities Act or applicable state securities laws absent an effective registration statement, or pursuant to an applicable exemption from registration, under the Securities Act and applicable state securities laws and subject to any restrictions in the New Organizational Documents, the New Stockholders Agreement and the New Warrant Agreement, as applicable.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the Securities issuable pursuant to the Plan, excluding the MIP New Common Stock, after the Petition Date, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act or any similar federal, state, or local law in reliance on section 1145 of the Bankruptcy Code or, only to the extent such exemption under Section 1145 of the Bankruptcy Code is not available, any other available exemption from registration under the Securities Act. Pursuant to section 1145 of the Bankruptcy Code, such Securities (other than the MIP New Common Stock) will be freely tradable in the U.S. without registration under the Securities Act by the recipients thereof, subject to the provisions of (1) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, (2) any other applicable regulatory approvals, and (3) any restrictions in the Reorganized Debtors’ New Organizational Documents (including the New Stockholders Agreement) and the New Warrant Agreement, as applicable.

Recipients of the New Common Stock and New Warrants are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

Notwithstanding anything to the contrary in the Plan, no Entity shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Common Stock, the New Warrants and any MIP New Common Stock are exempt from the registration requirements of section 5 of the Securities Act.

Recipients of the New Common Stock, including any MIP New Common Stock, and New Warrants are advised to consult with their own legal advisors as to the availability of any exemption from registration under the Securities Act and any applicable Blue Sky Laws.

H.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate (subject to reasonable consultation with the Required Consenting Stakeholders). The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

36

I.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

K.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

L.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all Claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XIII.F hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

M.	Claims Paid or Payable by Third Parties.

1.      Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen-day grace period specified above until the amount is repaid.

37

2.      Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.      Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

Article VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary course of business of the Reorganized Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (1) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (2) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors (in consultation with the Required Consenting Stakeholders) or the Reorganized Debtors may elect to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

38

C.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.Q of the Plan.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute may be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced, provided that, for the avoidance of doubt, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code to the extent applicable.

D.             Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E.	Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

39

G.	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. On or as soon as reasonably practicable after the next Distribution Date after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

Article VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Restructuring Documents, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan.

B.	Release of Liens.

Except as otherwise provided in the Takeback Exit Documents and the New RCF Documents, as applicable, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created or entered into pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

40

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall, at the sole cost and expense of the Reorganized Debtors, take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, the Takeback Exit Facility Agent, or the New RCF Agent, as applicable, that are necessary or desirable to record or effectuate the cancelation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C.	Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed, hereby conclusively, absolutely, unconditionally, irrevocably and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates, including any successors to the Debtors or any Estate’s representative appointed or selected pursuant to section 1123(b) of the Bankruptcy Code, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against or Interest in a Debtor or other Entity, or that any holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan; or (c) any matters retained by the Debtors and the Reorganized Debtors pursuant to the Schedule of Retained Causes of Action.

41

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, the Released Parties’ contribution to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for a hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

D.	Releases by the Releasing Parties.

As of the Effective Date, each Releasing Party is deemed to have, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or the Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof or otherwise), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Third-Party Release does not release: (a) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Document, or any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement and the New RCF, as applicable) executed to implement the Plan or the Restructuring Transactions; or (b) the rights of any Holder of Allowed Claims to receive distributions under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for a hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

42

E.	Exculpation.

Notwithstanding anything contained in the Plan to the contrary, to the fullest extent permitted by applicable law, no Exculpated Party shall have or incur any liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Takeback Exit Facility, the New RCF, the New Common Stock, the New Warrants, the New Warrant Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or actual fraud. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Effective as of the Effective Date, all Entities that have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (4) asserting any right of setoff or subrogation of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities unless such Holder has filed a motion requesting the right to perform such setoff on or before the Effective Date or has filed a Proof of Claim or proof of Interest indicating that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action, or liabilities released, settled or subject to exculpation pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin the enforcement of any obligations arising on or after the Effective Date of any Person or Entity under the Plan, any post-Effective Date transaction contemplated by the Restructuring Transactions (including under the Takeback Exit Facility and the New RCF, as applicable), or any document, instrument, or agreement (including those set forth in the Plan Supplement, the Takeback Exit Facility, and the New RCF, as applicable) executed to implement the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

43

H.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

Article IX.
CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.	the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect and there shall be no breach or other event that would give rise to a right to terminate the Restructuring Support Agreement as to all parties thereto for which notice has been given in accordance with the terms thereof;

2.	the Bankruptcy Court shall have entered the Cash Collateral Orders;

3.	the Bankruptcy Court shall have entered the Confirmation Order, in form and substance consistent with the Restructuring Support Agreement (including the consent rights therein), which shall be a Final Order;

4.	each Restructuring Document shall have been executed (or deemed executed) or Filed, as applicable, in form and substance consistent with the Restructuring Support Agreement and the Plan, and shall not have been modified in a manner inconsistent therewith, and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Restructuring Documents shall have been satisfied or duly waived in writing in accordance with the terms of the applicable Restructuring Document;

5.	all actions, documents, and agreements necessary to implement and consummate the Plan shall have been effected and executed (or deemed executed);

6.	the New Common Stock shall have been issued;

7.	the New Warrants shall have been issued in accordance with the New Warrant Agreement.

8.	the Takeback Exit Documents shall have been duly executed and delivered by all of the Entities that are parties thereto (provided that Holders of Allowed First Lien Senior Secured Notes Claims and Holders of Allowed Second Lien Term Loan Claims shall be deemed to be parties to the Takeback Exit Documents without the requirement to deliver signature pages thereto) and all conditions precedent (other than any conditions related to the occurrence of the Effective Date) to the effectiveness of the Takeback Exit Facility shall have been satisfied or duly waived in writing in accordance with the terms of the Takeback Exit Documents and the closing of the Takeback Exit Facility shall have occurred;

44

9.	the New RCF Documents, as applicable, shall have been duly executed and delivered by all of the Entities that are parties thereto and all conditions precedent (other than any conditions related to the Effective Date) to the effectiveness of the New RCF shall have been satisfied or duly waived and the closing of the New RCF shall have occurred.

10.	all undrawn Existing Letters of Credit shall be cash collateralized, to the extent not already cash collateralized;

11.	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the Restructuring Transactions;

12.	all fees and expenses of retained professionals that require the Bankruptcy Court’s approval shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in the Professional Escrow Account pending the Bankruptcy Court’s approval of such fees and expenses; and

13.	all fees, expenses, and other amounts payable to the Consenting Stakeholders pursuant to the Restructuring Support Agreement and the Agents pursuant to the Cash Collateral Orders and the Plan, including, without limitation, the Restructuring Expenses, shall have been paid in full.

B.	Waiver of Conditions.

Any one or more of the conditions to Consummation set forth in this Article IX, except for the condition set forth in Article IX.A.12, may be waived by the Debtors with the prior written consent (e-mail from counsel being sufficient) of the Required Consenting Stakeholders without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan, the Disclosure Statement, or the Restructuring Support Agreement shall: (1) constitute a waiver or release of any Claims by the Debtors, or any Holders of Claims against or Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims against or Interests in the Debtors, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity.

D.	Substantial Consummation.

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

Article X.
EFFECT OF CONFIRMATION OF THE PLAN

Upon entry of the Confirmation Order, the Bankruptcy Court shall be deemed to have made and issued on the Confirmation Date the following findings of fact and conclusions of law as though made after due deliberation and upon the record at the Confirmation Hearing. Upon entry of the Confirmation Order, any and all findings of fact in the Plan shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law in the Plan shall constitute conclusions of law even if they are stated as findings of fact.

45

A.	Jurisdiction and Venue.

On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the District of Delaware was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Voting Report.

Prior to the Confirmation Hearing, the Solicitation Agent filed the Voting Report. All procedures used to distribute Solicitation Materials to the applicable Holders of Claims and to tabulate the ballots were fair and conducted in accordance with the Scheduling Order, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, Laws, and regulations. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class entitled to vote on the Plan has voted to accept the Plan.

C.	Judicial Notice.

The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including all pleadings and other documents Filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases (including the Confirmation Hearing). Resolutions of any objections to Confirmation explained on the record at the Confirmation Hearing are hereby incorporated by reference. All entries on the docket of the Chapter 11 Cases shall constitute the record before the Bankruptcy Court for purposes of the Confirmation Hearing.

D.	Transmittal and Mailing of Materials; Notice.

Due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Hearing, and the release and exculpation provisions set forth in Article VIII of the Plan, along with all deadlines for voting on or objecting to the Plan, in compliance with Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b) and the Scheduling Order, has been given to (1) all known Holders of Claims and Interests, (2) parties that requested notice in accordance with Bankruptcy Rule 2002, (3) all parties to Unexpired Leases and Executory Contracts, and (4) all taxing authorities listed in the Claims Register. Such transmittal and service were appropriate, adequate, and sufficient. Adequate and sufficient notice of the Confirmation Hearing and other dates, deadlines, and hearings described in the Scheduling Order was given in compliance with the Bankruptcy Rules and such order, and no other or further notice is or shall be required.

E.	Solicitation.

Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Scheduling Order, all other applicable provisions of the Bankruptcy Code and all other applicable rules, Laws, and regulations. The Debtors and the Released Parties solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and they participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of New Common Stock, the New Warrants and any debt securities that were offered or sold under the Plan and, pursuant to section 1125(e) of the Bankruptcy Code, and no Released Party is or shall be liable on account of such solicitation for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale, or purchase of such debt securities.

F.	Burden of Proof.

The Debtors, as proponents of the Plan, have satisfied their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard. The Debtors have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

46

G.	Bankruptcy Rule 3016(a) Compliance.

The Plan is dated and identifies the proponents thereof, thereby satisfying Bankruptcy Rule 3016(a).

H.	Securities Under the Plan.

Pursuant to the Plan, and without further corporate or other action, the New Common Stock, the New Warrants and any debt issued or assumed by the Reorganized Debtors will be issued, entered into, or assumed, as applicable, on the Effective Date subject to the terms of the Plan.

I.	Releases and Discharges.

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by Holders of Claims and Interests, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (1) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (2) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (3) is an integral element of the transactions incorporated into the Plan; (4) confers material benefit on, and is in the best interests of, the Debtors, their Estates, and their creditors; (5) is important to the overall objectives of the Plan to finally resolve all Claims and Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; (6) is consistent with sections 105, 1123, 1129, and all other applicable provisions of the Bankruptcy Code; (7) is given and made after due notice and opportunity for hearing; and (8), without limiting the foregoing, with respect to the releases and injunctions in Article VIII of the Plan, are (a) essential elements of the Restructuring Transactions and Plan, terms and conditions without which the Consenting Stakeholders would not have entered into the Restructuring Support Agreement and (b) narrowly tailored. Further, the injunction set forth in Article VIII.F is an essential component of the Plan, the product of long-term negotiations, and achieved by the exchange of good and valuable consideration in the Chapter 11 Cases.

J.	Release and Retention of Causes of Action.

It is in the best interests of Holders of Claims and Interests that the provisions in Article VIII of the Plan be approved.

K.	Approval of Restructuring Support Agreement and Other Restructuring Documents and Agreements.

All documents and agreements necessary to implement the Plan and the Restructuring Transactions, including the Restructuring Support Agreement, are essential elements of the Plan, are necessary to consummate the Plan and the Restructuring Transactions, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s length, are fair and reasonable, and are hereby reaffirmed and approved, and, subject to the occurrence of the Effective Date and execution and delivery in accordance with their respective terms, shall be in full force and effect and valid, binding, and enforceable in accordance with their respective terms, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, or other action under applicable law, regulation, or rule.

47

L.	Confirmation Hearing Exhibits.

All of the exhibits presented at the Confirmation Hearing have been properly received into evidence and are a part of the record before the Bankruptcy Court.

M.	Objections to Confirmation of the Plan.

Any and all objections to Confirmation have been withdrawn, settled, overruled, or otherwise resolved.

N.	Retention of Jurisdiction.

The Bankruptcy Court may properly retain jurisdiction over the matters set forth in Article XII of the Plan and section 1142 of the Bankruptcy Code.

O.	Plan Supplement.

All of the documents contained in the Plan Supplement comply with the terms of the Plan, and the filing and notice of such documents was adequate, proper, and in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Article XI.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement (which are incorporated herein pursuant to Article I.H), the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and shall constitute a finding that such modifications or amendments to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent rights therein (which are incorporated herein pursuant to Article I.H), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain, and including the Allowance or disallowance, of all or any portion of any Claim or Interest or Class of Claims or Interests), assumption or rejection (to the extent applicable) of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

48

Article XII.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.	decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.	resolve any matters related to: (a) the assumption, assumption and assignment, or rejection (to the extent applicable) of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (to the extent applicable) or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.	ensure that distributions to Holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.	adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.	enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

8.	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.	resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

49

11.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.	resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.M hereof;

13.	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.	determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

15.	enter an order concluding or closing the Chapter 11 Cases;

16.	adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.	consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.	hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.	hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date; and

22.	enforce all orders previously entered by the Bankruptcy Court.

As of the Effective Date, notwithstanding anything in this Article XII to the contrary, the New Organizational Documents and the New Stockholders Agreement and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

Article XIII.
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims against or Interests in the Debtors (irrespective of whether such Holders have, or are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or Interest has voted on the Plan.

50

B.	Additional Documents.

Subject to and in accordance with the Restructuring Support Agreement, on or before the Effective Date, (1) the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement and (2) the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims against the Debtors receiving distributions pursuant to the Plan, and all other parties in interest, shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Statutory Committee and Cessation of Fee and Expense Payment

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members or advisors to any statutory committee after the Confirmation Date.

D.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity; provided that nothing in this Article XIII.E modifies section 524(e) of the Bankruptcy Code.

F.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors
Lannett Company, Inc. 1150 Northbrook Drive, Suite 155 Trevose, Pennsylvania 19053 Attention: Timothy C. Crew Samuel H. Israel (tim.crew@lannett.com) (samuel.israel@lannett.com)

Kirkland & Ellis LLP
601 Lexington Avenue

New York, New York 10022

Attention:     Nicole L. Greenblatt, P.C.

(nicole.greenblatt@kirkland.com)

and

Kirkland & Ellis LLP
300 North LaSalle Street

Chicago, Illinois 60654

Attention:     Joshua M. Altman

(josh.altman@kirkland.com)

and

Fox Rothschild LLP

919 North Market Street, Suite 300

Wilmington, Delaware 19899

Attention:    Howard A. Cohen

Stephanie J. Slater

hcohen@foxrothschild.com

sslater@foxrothschild.com

51

Counsel to the Consenting Stakeholders
Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 Attention: Ari B. Blaut; Benjamin S. Beller E-mail address: blauta@sullcrom.com; bellerb@sullcrom.com
United States Trustee
Office of the United States Trustee 844 King Street, Suite 2207 Wilmington, Delaware 19801

After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date and provided such notice was sent, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests. Notwithstanding anything herein to the contrary, the Reorganized Debtors shall provide notice of any documents to all Entities whose rights are affected by any such document Filed by the Reorganized Debtors.

G.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

H.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.	Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://omniagentsolutions.com/LCI or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

52

J.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, any such alteration or interpretation shall be acceptable to the Debtors and the Required Consenting Stakeholders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, the Consenting Stakeholders, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022, rule 3022-1 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

53

Dated: April 30, 2023	Lannett Company, Inc.
on behalf of itself and all other Debtors

/s/
Name: Timothy C. Crew
Title: Chief Executive Officer

54

Exhibit C

Form of Joinder Agreement

Joinder Agreement to Restructuring Support Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) dated as of [●], 2023, by and among Lannett Company, Inc. and each of its Affiliates that executes the Agreement (collectively, the “Company Parties”), certain holders of First Lien Senior Secured Notes Claims, and certain holders of the Second Lien Term Loan Claims (by the terms and conditions thereof) and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.1

The undersigned hereby makes the applicable representations and warranties set forth in Section 10 and Section 11 of the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date: ________________, 2023

[1]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

Exhibit D

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),2 by and among Lannett Company, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a “Consenting First Noteholder” and/or “Second Lien Term Lender,” as applicable, under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Senior Secured Notes Claims
Second Lien Term Loan Claims
Equity Interests

[2]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit C

Liquidation Analysis

LIQUIDATION ANALYSIS11

Introduction

This Liquidation Analysis should be read in conjunction with the Plan and the Disclosure Statement.

Under the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a plan of reorganization unless the plan provides each holder of an allowed claim or interest that does not otherwise vote in favor of the plan with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

To demonstrate that the Plan satisfies the best interests of creditors test, the Debtors, with the assistance of their restructuring advisors, have prepared the hypothetical liquidation analysis (the “Liquidation Analysis”), which is based upon certain assumptions discussed in the Disclosure Statement and accompanying notes to the Liquidation Analysis.

The Liquidation Analysis sets forth an estimated range of recovery values for each Class of Claims and Interests upon disposition of assets pursuant to a hypothetical Chapter 7 liquidation. As illustrated by this Liquidation Analysis, Holders of Claims or Interests in Impaired Classes and Holders of Claims in certain Unimpaired Classes that would receive a full recovery under the Plan would receive a lower recovery in a hypothetical liquidation than they would under the Plan. Further, no Holder of a Claim or Interest would receive or retain property under the Plan of a value that is less than such Holder would receive in a Chapter 7 liquidation. Accordingly, and as set forth in greater detail below, the Debtors believe that the Plan satisfies the “best interests of creditors” test set forth in section 1129(a)(7) of the Bankruptcy Code.

Statement of Limitations

In connection with the Plan and Disclosure Statement, the following Liquidation Analysis has been prepared by the Debtors’ advisors with the assistance of Debtors’ management. The Liquidation Analysis was prepared on a by-entity basis for all Liquidating Entities and is displayed below on a consolidated basis for the Debtors for convenience.

The preparation of a liquidation analysis is an uncertain process involving the use of estimates and assumptions that, although considered reasonable by the Debtors based upon their business judgment and input from their advisors, are inherently subject to significant business, economic, and competitive risks, uncertainties and contingencies, most of which are difficult to predict and many of which are beyond the control of the Debtors, their management, and their advisors.

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and its Debtor Affiliates (as altered, amended, modified, or supplemented from time to time, the “Plan”).

Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual Chapter 7 liquidation, and unanticipated events and circumstances could materially affect the ultimate results in an actual Chapter 7 liquidation. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended and should not be used for any other purpose. The underlying financial information in the Liquidation Analysis and values stated herein have not been subject to any review, compilation, or audit by any independent accounting firm in accordance with standards promulgated by the American Institute of Certified Public Accountants. In addition, various liquidation decisions upon which certain assumptions are based are subject to change. As a result, the actual amount of claims that would ultimately be Allowed against the Debtors’ estates could vary significantly from the estimates stated herein, depending on the nature and amount of claims asserted during the pendency of the Chapter 7 case. Similarly, the value of the Debtors’ assets in a liquidation scenario is uncertain and could vary significantly from the values set forth in the Liquidation Analysis.

The Liquidation Analysis should not be used for any other purpose. The Liquidation Analysis does not include estimates for: (i) the tax consequences, either foreign or domestic, that may be triggered upon the liquidation and sale of assets, (ii) recoveries resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions, (iii) certain claims that may be entitled to priority under the Bankruptcy Code, including administrative priority claims under sections 503(b) and 507(b) of the Bankruptcy Code, or (iv) additional unsecured and contract breakage claims arising from a Chapter 7 liquidation, each of which may be material. More specific assumptions are detailed in the notes below. ACCORDINGLY, NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT, IN WHOLE OR IN PART, APPROXIMATE THE ESTIMATES AND ASSUMPTIONS REPRESENTED HEREIN. THE ACTUAL LIQUIDATION VALUE OF THE DEBTORS IS SPECULATIVE AND RESULTS COULD VARY MATERIALLY FROM ESTIMATES PROVIDED HEREIN.

In preparing the Liquidation Analysis, the Debtors estimated Allowed Claims based upon a review the Debtors’ financial statements to account for other known liabilities, as necessary. In addition, the Liquidation Analysis includes estimates for Claims not currently asserted in the Chapter 11 cases, but which could be asserted and allowed in a Chapter 7 liquidation, including unpaid Chapter 11 Administrative Claims, and Chapter 7 administrative claims such as wind-down costs and trustee fees (together, the “Wind-Down Expenses”). To date, the Bankruptcy Court has not estimated or otherwise fixed the total amount of Allowed Claims used for purposes of preparing this Liquidation Analysis. Therefore, the Debtors’ estimate of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including determining the value of any distribution to be made on account of Allowed Claims and Interests under the Plan.

The Debtors, with the assistance of their advisors, have prepared this Liquidation Analysis for evaluating whether the Plan meets the so-called best interests test under Section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis has been prepared assuming the Debtors’ Chapter 11 Cases convert to Chapter 7 proceedings under the Bankruptcy Code on June 30, 2023 (the “Liquidation Date”) and their assets – including the Debtors’ working capital and equipment leases – are sold. A Chapter 7 trustee (the “Trustee”) would be appointed or elected to commence the liquidation of all the Debtors’ assets. To maximize recovery, the liquidation is assumed to occur over a three to six month period (the “Liquidation Period”). During the first three months of the Liquidation Period, it is assumed the Debtors would process existing inventory for sale in the ordinary course, collect accounts receivable and commence soliciting bids for the sale of assets. During the final three months of the Liquidation Period, the assets sales would be concluded and the Debtors’ estate would be administratively dissolved (the “Wind Down Period”). The Liquidation Analysis is based on unaudited book values as of February 28, 2023, unless stated otherwise, and these values, in total, are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. However, the Liquidation Analysis does not include recovery values resulting from any potential preference claims, fraudulent conveyance litigation, or other avoidance actions.

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION OR ADMISSION OF THE DEBTORS. THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH IN THE LIQUIDATION ANALYSIS.

Basis of Presentation

The Liquidation Analysis has been prepared assuming that the Debtors converted their current Chapter 11 cases to cases under Chapter 7 of the Bankruptcy Code on or about June 30, 2023 (the “Liquidation Date”). Except as otherwise noted herein, the Liquidation Analysis is based upon the unaudited financial statements of the Debtors as of February 28, 2023, and those values, in total, are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. The Debtors’ management team believes that the February 28, 2023 book value of assets and certain liabilities are a proxy for such book values as of the Liquidation Date. It is assumed that on the Liquidation Date, the Bankruptcy Court would appoint a chapter 7 trustee (the “Trustee”) to oversee the liquidation of the Debtors’ estates, during which time all of the assets of the Debtors would be sold and the cash proceeds, net of liquidation-related costs, would then be distributed to creditors in accordance with applicable law: (i) first, for payment of liquidation, wind-down expenses, and trustee fees attributable to the Wind-Down Expenses; (ii) second, to pay the secured portions of the Revolving Credit Facility, from the respective collateral; (iii) third, to pay amounts on the First Lien Senior Secured Notes Claims; (iv) fourth, to pay amounts on the Second Lien Term Loan Claims. Any remaining net cash would be distributed to creditors holding Unsecured Claims, including deficiency Claims that arise to the extent of the unsecured portion of the Allowed Secured Claims.

This Liquidation Analysis assumes operations of the Debtors and Non-Debtors (the “Liquidating Entities”) will cease on the Liquidation Date, and the related individual assets will be sold in a sale under a three-month liquidation process (the “Liquidation Timeline”) under the direction of the Trustee, utilizing the Debtors’ resources and third-party advisors, to allow for the orderly wind down of the Debtors’ estates. There can be no assurance that the liquidation would be completed in a limited time frame, nor is there any assurance that the recoveries assigned to the assets would in fact be realized. Under section 704 of the Bankruptcy Code, a trustee must, among other duties, collect and convert the property of the estate as expeditiously (generally in a distressed process) as is compatible with the best interests of parties-in-interest. The Liquidation Analysis is also based on the assumptions that: (i) the Debtors have continued access to cash collateral during the course of the Liquidation Timeline to fund Wind-Down Expenses, and (ii) operations, accounting, treasury, IT, and other management services needed to wind down the estates continue. Asset recoveries accrue first to satisfy creditor claims at the legal entity level. To the extent any remaining value exists, it flows to each individual entity’s parent organization or appropriate shareholder.

DETAILED LIQUIDATION ANALYSIS

The liquidation analysis for the Liquidation Entities was analyzed on a by-entity basis. The following Liquidation Analysis summary of the consolidated Debtors should be reviewed in conjunction with the associated notes.

Notes to the Liquidation Analysis

[A]   Cash and Cash Equivalents: The cash balance represents the estimated balance as of the Liquidation Date. A 100% recovery on cash and equivalents has been estimated for the low and high cases. It should be noted that the cash balance at the commencement date of a liquidation, if one occurred, may be significantly lower than the cash on hand as of the date of this hypothetical analysis.

[B]   Accounts Receivable: The Accounts Receivable balance represents all third-party trade accounts net of any customer rebates and reserves and other miscellaneous accounts receivables. In a liquidation scenario the Debtors will not be able to meet its future obligations under its agreements with customers and as such will be subject to significant returns, setoffs, rebates, and discounts applied by customers. Accordingly, a blended recovery of approximately 24% to 34% has been estimated for the Debtors’ receivables.

[C]   Inventory: Inventory consists of raw materials, semi-finished and finished goods, many of which are specifically purchased to create goods for certain customers. Based on Debtors’ historical experience in the liquidation of bulk inventory in other circumstances and the cost to process work in process inventory, the Debtors believe a low likelihood of recoverability exists for these assets. Accordingly, a blended recovery of approximately 10% to 15% has been estimated for the Debtors’ inventory.

[D]   Other Current Assets: consists of insurance receivables and various prepaids that are not expected to have significant economic value in a liquidation scenario. A blended recovery of approximately 9% to 12% has been estimated for these assets.

[E]   Property, Plant, and Equipment, Net: Property, Plant & Equipment consists of tangible assets such as real property, buildings, plant machinery, IT and office equipment, and assets under construction, which have been evaluated for recovery by asset type. Many of the assets are old, and obsolete and the cost to remove exceeds the estimated sales value. On a blended basis, a recovery of approximately 13% to 15% of the net book value has been estimated.

[F]   Intangible Assets, Net: The balance sheet values for Intellectual Property are principally the remaining purchase price allocations for various acquired partnership agreements and Abbreviated New Drug Applications (“ANDAs”) as well as unamortized business development expenditures for partnerships. The liquidation value is related to the estimated sales values of eighteen (18) ANDAs that are reasonably expected to be able to be transferred, and are owned for which estimated proceeds are greater than estimated costs of transfer.  The Company has historically sold ANDAs in the range of $100,000 to $250,000 per ANDA. However, for the liquidation analysis purposes, the range of values was calculated using an estimated cash flow from the transferrable ANDAs discounted at a hypothetical purchasers assumed required rate of return. The low end of the range includes an additional reduction for a distressed sale scenario. While the resultant range on a per ANDA basis is greater than the historical proceeds generally experienced by the Company when it has previously sold ANDAs, the Company concluded using the discounted cash flow was the most reasonable approach for estimating liquidation proceeds. On a blended basis, a recovery of approximately 46% to 91% has been estimated on the Debtors’ intangible assets.

[G]   Other Assets: Other Assets consists of primarily of long-term prepayments that are not refundable and accordingly are not expected to have significant economic value in a liquidation scenario. A recovery of 0% has been estimated for these assets.

[H]   Wind-Down Expenses: Wind-Down Expenses represent the expenses associated with administering the Chapter 7 liquidation and existing Chapter 11 administrative expenses. A 3% trustee fee and a 3% cost for related legal and professional fees has been applied to non-cash asset recovery values. Additionally, an estimated $3.0 million and $5.8 million of combined operating expenses and certain priority liabilities (e.g., accrued salary), for the three and six month periods, respectively, have been included in the estimated Wind-Down Expenses. A full recovery is estimated for Wind-Down Expenses.

[I]   RCF Claims: Represents the estimated claims for a revolving credit facility which are fully secured by accounts receivable. The claim amount represents letters of credits that are presumed to have been exercised by the beneficiaries. The recovery is assumed to be 100%.

[J]   First Lien Senior Secured Notes Claims: Represents the estimated Claims for the First Lien Senior Secured Noteholders. Based on the foregoing analysis of proceeds available in a liquidation, estimated recoveries on the First Lien Senior Secured Notes Claims in a liquidation are approximately 24% to 30%.

[K]   Second Lien Term Loan Claims: Represents the estimated claims for the Second Lien Term Loan Lenders, including the exit fee amount. Based on the foregoing analysis of proceeds available in a liquidation to pay Second Lien Term Loan Claims, no recovery has been estimated for the Second Lien Term Loan Claims.

[L]   General Unsecured Claims: Represent an estimate of prepetition General Unsecured Claims. Based on the foregoing analysis of proceeds available in a liquidation to pay General Unsecured Claims, no recovery has been estimated for the General Unsecured Claims.

[M]   Convertible Notes: Represents the estimated claims for the holders of Convertible Notes Claims. Based on the foregoing analysis of proceeds available in a liquidation to pay Convertible Notes Claims, no recovery has been estimated for the Convertible Notes Claims.

Exhibit D

Financial Projections

Financial
Projections11

The financial projections for the Debtors are based on the Debtors’ budget for the remainder of the fiscal year ended June 30, 2023 and for fiscal years 2024–2027 (the “Financial Projections”), as informed by the current and projected conditions in each of the Debtors’ markets and businesses.

The Financial Projections were prepared by management with the assistance of FTI Consulting, Inc., the Debtors’ restructuring advisor, and are based on assumptions developed by management with respect to the future performance of the Debtors’ operations. Although management prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurances that such assumptions will be realized. As described in detail in the Disclosure Statement, a variety of risk factors could affect the Debtors’ financial results and must be considered. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in Section VIII of the Disclosure Statement and the assumptions described herein, including all relevant qualifications and footnotes.

In connection with the planning and development of the Plan and for the purposes of determining whether the Plan would satisfy the feasibility standard requirements set forth in section 1129(a)(11) of the Bankruptcy Code, the Debtors prepared these Financial Projections and analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

The Financial Projections were not prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission (“SEC”) or guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. An independent auditor has not examined, compiled, or performed any procedures with respect to the prospective financial information contained in this Exhibit and, accordingly, it does not express an opinion or any other form of assurance on such information or its attainability. The Debtors’ independent auditor assumes no responsibility for, and denies any association with, the prospective financial information.

The Debtors do not, as a matter of course, publish their business plans or strategies, projections, or anticipated financial position. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or Financial Projections to Holders of Claims or Interests or other parties in interest going forward, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies pursuant to the provisions of the Plan.

Principal Assumptions for the Financial Projections

The future financial performance of the Reorganized Debtors is contingent on various factors, many of which are beyond the control or knowledge of the Debtors, and consequently, are inherently difficult to predict. The Reorganized Debtors’ actual future results may differ materially from the Financial Projections and, as a result, the actual total enterprise value of the Reorganized Debtors may be significantly higher or lower than the estimated range herein. See Section VIII of the Disclosure Statement entitled “Risk Factors”. In addition, the assumptions underlying the Financial Projections do not take into account the uncertainty and disruption of the business that may accompany a restructuring pursuant to the Bankruptcy Code.

1        Capitalized terms used by not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement.

In deciding whether to vote to accept or reject the Plan, Holders of Claims entitled to vote must make their own determinations as to the reasonableness of such assumptions and the reliability of the Financial Projections. See Section VIII of the Disclosure Statement entitled “Risk Factors”.

Under Accounting Standards Codification “ASC” 852, “Reorganizations,” the Debtors note that the Financial Projections reflect the operational emergence from Chapter 11, but not the impact of fresh-start accounting that may be required upon the Effective Date. Fresh-start accounting requires all assets, liabilities, and equity instruments to be valued at “fair value.” The Financial Projections account for the reorganization and related transactions pursuant to the Plan. While the Debtors expect that they will be required to implement fresh-start accounting upon emergence, they have not yet completed the work required to quantify the effect upon the Financial Projections, which could be material.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Financial Projections contain statements that constitute “forward-looking statements” within the meaning of the Securities Act and the Securities Exchange Act. When used in the Financial Projections, the words, “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect,” and similar expressions should be generally identified as forward-looking statements. Forward-looking statements in the Financial Projections include the intent, belief, or current expectations of the Debtors and management with respect to the timing of, completion of, and scope of the current restructuring, the Plan, the Debtors’ business plan, market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based.

While the Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties-in-interest are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. All forward looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Forward looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether because of new information, future events, or otherwise.

Select Risk Factors Related to the Financial Projections

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the Debtors’ management team’s control. Many factors could cause actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. A description of the risk factors associated with the Plan, the Disclosure Statement, and the Financial Projections is included in Section VIII of the Disclosure Statement.

Key risks include but are not limited to the following:

•	the generic pharmaceutical industry is highly competitive, which can adversely affect the life cycle and profitability profile of the Debtors’ product portfolio and revenue stream;

•	if the Debtors are unable to successfully develop or commercialize new products (including failing to obtain required regulatory approvals related thereto) on a timely basis, its revenues, gross margins and operating results will suffer;

•	the Debtors have and will continue to enter into strategic alliances and collaborations with third parties, including companies based outside of the United States, for the commercialization of some of drug candidates. If those collaborations are not successful, the Debtors may not be able to capitalize on the market potential of these drug candidates;

•	the development, approval process, manufacture and commercialization of biosimilar products involve unique challenges and uncertainties, and the Debtors’ failure to successfully introduce biosimilar products (as a result of a failure to obtain required regulatory approvals or for any other reason) could have a negative impact on the Debtors’ business, financial condition, results of operations, and cash flows; and

•	The Debtors will expend resources on research and development efforts that may not lead to successful product introductions.

Further, new factors could cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors, or to the extent to which any such factor or combination of factors may cause actual results to differ from those contained in the Financial Projections. The Financial Projections herein are not, and must not be viewed as, a representation of fact, prediction, or guaranty of the Reorganized Debtors’ future performance.

The Financial Projections were prepared using a bottom-up approach incorporating multiple sources of detailed information. Key personnel from the Debtors’ operating areas and across various functions provided input in the development of the Financial Projections. In preparation of the Financial Projections, the Debtors considered the current competitive environment, historical operating/production performance, and operating costs. The projections should be read in conjunction with the significant assumptions, qualifications, and notes set forth herein. The Financial Projections may not be comparable to historical financials found in the Debtors’ public disclosures.

The Financial Projections assume an Effective Date of June 17, 2023.

Business Overview

The Debtors primarily develop, manufacture, package, market, and distribute solid oral and extended release (tablets and capsules), topical, nasal and oral solution and finished dosage forms of drugs that address a wide range of therapeutic areas. Certain of these products are manufactured by others and distributed by the Debtors. The Debtors’ customers include generic pharmaceutical distributors, drug wholesalers, chain drug stores, private label distributors, mail-order pharmacies, other pharmaceutical manufacturers, managed care organizations, hospital buying groups, governmental entities and health maintenance organizations.

Over the last few years, market dynamics have shifted dramatically whereby the Debtors’ competitive advantages have shifted in ways that have eroded some of the Debtors’ competitive advantages. To compete within the generic and/or biosimilar markets in the future, the Debtors need to access more specialized technologies and capabilities for product development and lower cost manufacturing. As such, the Debtors continue to build on existing partnerships and develop new ones to develop, manufacture and distribute products, including a long-term strategic partnership with YiChang HEC ChangJiang Pharmaceutical Co., Ltd, an HEC Group company (collectively “HEC”).

In 2016, the Debtors and HEC forged a partnership to co-develop a biosimilar insulin glargine pharmaceutical product for the U.S. market. The Debtors anticipate filing the Biologics License Application (the formal request to the US Food & Drug Administration to introduce a biologic product into interstate commerce or a “BLA”) for the biosimilar Insulin Glargine in calendar 2023 and a potential launch in calendar year 2024. In February 2021, the Debtors expanded their strategic relationship with HEC and added a new co-development agreement for biosimilar Insulin Aspart, which is expected to launch as early as calendar year 2025. In addition, the Debtors will market other generic products developed by HEC with several launches expected over the next few years.

The Debtors have several other existing supply and development agreements with both international and domestic companies. In the past year, it has added several non-oral dosage forms through partnership, including Sevoflurane Inhalation Solution and Fludarabine injectable. Like its drug/deuce respiratory and injectable insulin development programs, these new dosage forms are subject to relatively less competition and, thus, offer the prospect of more relative value. In addition, the Debtors are currently in negotiations regarding similar agreements with other companies through which the Debtors expect to market and distribute future products. The Debtors intend to continue to capitalize on strong customer relationships to build market share for such products.

The Debtors operate a pharmaceutical manufacturing plant in Seymour, Indiana. However, the Debtors, with knowledge of their lenders, are considering the sale of the Seymour Plant. The Company currently seeks to sell the facility and its current contract manufacturing business to a pharmaceutical manufacturer of generic and brand medicines that could benefit from the site’s exceptional history of FDA compliance, and with whom it would partner to continue manufacturing its products at the site. The Company’s existing ANDAs and NDAs are not part of any potential sale. This shift reflects the Company’s broader strategic initiative to focus on less capital-intensive operations of the portfolio where profitability is often determined by both base operating cost and operational volume. The Company plans to leverage management’s expertise in identifying new product opportunities, leading development, and own intellectual property associated with (Abbreviated New Drug Application or “ANDA” and BLAs). In addition, the Company is focused on leveraging, where appropriate, select contract development and manufacturing organizations to access a diverse range of technologies with lower sustainable costs to manufacture higher-value often complex new products with more competitive, higher-margin cost structures.

General Assumptions and Methodology

The Debtors’ Financial Projections, which are presented on a consolidated basis, were developed by forecasting the performance of the Debtors’ transition from production of low value generic products to higher value products and leveraging their strategic partnership with HEC to enter the insulin market. In addition, management forecasts corporate expenses that are not allocated to the medical indications composing the Debtors’ reportable segment.

Performance for the remainder of fiscal year 2023 is based on management’s latest review of the Debtors’ annual operating plan and reflects recent performance trends and assumptions through the remainder of the year. For fiscal years 2023 through 2027, management projects annual revenue by business segment as a function of market trends and management’s expectations about potential performance, including consideration for probability and risk adjustments when evaluating revenue growth. Specific business drivers, including new product introductions, strategic growth initiatives and productivity improvements, have been incorporated. The Financial Projections do not assume any material acquisitions or divestitures, or entry into adjacent market growth opportunities outside of those currently being implemented.

The Financial Projections consist of the following unaudited, pro-forma financial statements: (i) projected consolidated income statement; (ii) projected consolidated balance sheet; and (iii) projected consolidated statement of cash flows.

Select Projected Consolidated Income Statement Assumptions

Revenue: The Debtors’ revenues consist almost entirely of sales of pharmaceutical products to customers, whereby the product is shipped to a customer pursuant to a purchase order. The revenue is recognized as the Debtors satisfy performance obligations by transferring a promised good or service and a simultaneous adjustment to gross sales is made for estimated chargebacks, rebates, returns, promotional adjustments, and other potential adjustments. The Debtors’ finance and sales teams developed revenue projections based on assumptions surrounding price, volume, and cost erosion, and royalty percentages of sales. The Debtors’ finance and sales teams developed revenue projections based on assumptions surrounding price, volume, and cost erosion, and royalty percentages of sales. The revenue projections reflect a portfolio of products, each at various stages of their life cycle and the timing of new products introduced into the pipeline. Revenue projections for insulin incorporate the Debtors’ estimate for probability of regulatory and technical success. Provisions for chargebacks, rebates, returns and other adjustments require varying degrees of subjectivity. While rebates generally are based on contractual terms and require minimal estimation, chargebacks and returns require management to make more subjective assumptions.

Cost of Sales, including Amortization of Intangibles: Cost of sales includes all costs related to bringing products to their final selling destination, which includes direct and indirect costs, such as direct material, labor and overhead expenses. Additionally, cost of sales includes product royalties, depreciation, amortization, and costs to renew or extend recognized intangible assets, freight charges and other shipping and handling expenses.

SG&A: Selling, general and administrative costs (“SG&A”) include, among other expenses, sales and marketing-related spend, depreciation, severance, and new product development and approval costs not included in R&D.

R&D: Research and development costs are expensed as incurred, including all production costs until a drug candidate is approved by the Food and Drug Administration (“FDA”). Research and development expenses include costs associated with internal projects as well as costs associated with third-party research and development contracts. Projections are made based on identified projects and estimated future activity; the Debtors plan to spend 4-5% of revenue on research and development for future product launches.

Income Tax: The Debtors use the liability method to account for income taxes as prescribed by ASC 740, Income Taxes. Under ASC 740, Income Taxes, a valuation allowance is required when it is more likely than not that all or some portion of the deferred tax assets will not be realized.

Interest Expense: Interest expense is based on the post-emergence capital structure, as contemplated by the Plan, assumed to be in place on June 17, 2023.

Restructuring Expense: Restructuring expenses include, but are not limited to, severance costs to let go a specified number of employees, infrastructure charges to vacate facilities, and consolidate operations and contract cancellation costs, as well as professional fees and transaction costs related to the restructuring activities.

Adjusted EBITDA: Adjusted EBITDA (a non-GAAP metric) is utilized by management to evaluate the performance of the business and excludes the impact of what management believes are non-recurring or one-time impacts to the Debtors’ financial statements.

Select Projected Consolidated Cash Flow Statement and Balance Sheet Assumptions

Working Capital: The projection of current assets and liabilities reflects management’s latest estimates on the current and potential future impacts of supply chain disruptions caused by the post COVID-19 environment and other global macroeconomic factors. Inventory is projected based on the removal of raw materials and work in progress, accounts receivable based on days sales outstanding, and accounts payable based on days payable outstanding. Note that inventories are stated at the lower of cost or net realizable value determined by the first-in, first-out method. Inventories are regularly reviewed and write-downs for excess and obsolete inventory are recorded based primarily on current inventory levels, expiration date, and estimated sales forecasts. As adjustments to inventory values are reflected the income statement those adjustments will create variances between actual and projected results.

Property, Plant & Equipment, Net (“PP&E”): PP&E is stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the assets’ estimated useful lives, generally for periods ranging from 5 to 39 years. Definite-lived intangible assets are stated at cost less accumulated amortization and are amortized on a straight-line basis over the assets’ estimated useful lives, generally for periods ranging from 5 to 15 years. The Debtors continually evaluate the reasonableness of the useful lives of these assets.

Intangible Assets: Definite-lived intangible assets are stated at cost less accumulated amortization. Amortization of definite-lived intangible assets is computed on a straight-line basis over the assets’ estimated useful lives, which commence upon shipment of the product. The Debtors continually evaluate the reasonableness of the useful lives of these assets. Indefinite-lived intangible assets, which includes in-process research and development (“IPR&D”) products, are not amortized, but instead are tested at least annually for impairment. The Debtors assess the reclassification of indefinite-lived intangibles to definite-lived intangible assets when the FDA approves drug applications, and the products are ready for commercialization. Costs to renew or extend the term of a recognized intangible asset are expensed as incurred.

Repayments of Debt: Proceeds and repayments are projected based on the terms of the capital structure contemplated by the Plan, including the extinguishment of debt.

Consolidated Statement of Operations	4Q FY23P	FY23P	FY24P	FY25P	FY26P	FY27P
($ millions)						
Revenue	$ 75	$ 288	$ 266	$ 391	$ 607	$ 789
(-) COGS	61	242	206	308	461	583
Gross Profit	**14**	**46**	**60**	**83**	**146**	**206**
(-) SG&A	(16)	(71)	(63)	(68)	(71)	(76)
(-) R&D	(4)	(23)	(21)	(17)	(36)	(37)
Other Operating Expenses	(22)	(29)	(79)	-	-	-
Operating Income	**(28)**	**(76)**	**(103)**	**(2)**	**39**	**93**
Other Income Expense	568	(36)	15	(2)	(2)	(2)
Income Tax Expense	-	(1)	-	-	10	23
Net Income (Loss)	**540**	**(112)**	**(89)**	**(4)**	**28**	**68**
(+) Depreciation & Amortization	3	23	3	2	2	2
(+) Income Tax	-	(1)	-	-	10	23
(+) Interest	0	37	2	2	2	2
EBITDA	**543**	**(53)**	**(85)**	**(1)**	**40**	**94**
Adjustments	(541)	51	79	16	22	26
Adj. EBITDA	**$ 2**	**$ (2)**	**$ (6)**	**$ 15**	**$ 62**	**$ 121**
Adj. EBITDA Margin	*2.4%*	*(0.8)%*	*(2.1)%*	*3.8%*	*10.2%*	*15.3%*

Exhibit E

Valuation Analysis

Valuation Analysis

THE VALUATION INFORMATION CONTAINED HEREIN DOES NOT PURPORT TO BE OR CONSTITUTE (I) A RECOMMENDATION TO ANY HOLDER OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS AS TO HOW TO VOTE ON, OR OTHERWISE ACT WITH RESPECT TO, THE PLAN, (II) AN OPINION AS TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED UNDER THE PLAN OR OF THE TERMS AND PROVISIONS OF THE PLAN OR OF ANY TRANSACTION OFFERED PURSUANT TO THE PLAN OR OTHERWISE DESCRIBED THEREIN, INCLUDING WITHOUT LIMITATION, THE OFFERING OF NEW COMMON STOCK AND NEW WARRANTS, OR (III) AN APPRAISAL OF THE ASSETS OF THE REORGANIZED DEBTORS. FURTHERMORE, THE VALUATION INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE REGARDING, AND GUGGENHEIM SECURITIES, LLC (“Guggenheim Securities”) DOES NOT EXPRESS ANY VIEW OR OPINION AS TO, THE PRICE OR RANGE OF PRICES AT WHICH THE SHARES OF COMMON STOCK OR OTHER SECURITIES OF THE debtors or the REORGANIZED DEBTORS MAY TRADE, BE SALEABLE OR OTHERWISE BE TRANSFERABLE AT ANY TIME, INCLUDING, without limitation, SUBSEQUENT TO CONSUMMATION OF THE PLAN.1 such VALUATION INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN, AND, OTHER THAN WITH RESPECT TO THE FOREGOING, WAS NOT PREPARED FOR THE PURPOSE OF PROVIDING THE BASIS FOR AN INVESTMENT DECISION BY ANY HOLDER OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY TRANSACTION OFFERED PURSUANT TO THE PLAN OR OTHERWISE DESCRIBED THEREIN (INCLUDING, WITHOUT LIMITATION, THE OFFERING OF NEW COMMON STOCK AND NEW WARRANTS). SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION OF THE PLAN AND THE ANALYSIS OF ESTIMATED RELATIVE RECOVERIES TO HOLDERS OF CLAIMS AND INTERESTS THEREUNDER AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS OR ANY OF THEIR AFFILIATES OR, other than to the extent expressly set forth in this valuation analysis, IN ANY WAY OR MANNER IN CONNECTION WITH any of the transactions DESCRIBED IN THE PLAN, including without limitation THE OFFERING OF NEW COMMON STOCK AND NEW WARRANTS. THE VALUATION INFORMATION CONTAINED HEREIN SHOULD ALSO BE CONSIDERED IN CONJUNCTION WITH THE RISK FACTORS DESCRIBED IN ARTICLE VIII OF THE DISCLOSURE STATEMENT AND THE FINANCIAL PROJECTIONS ATTACHED THERETO AS EXHIBIT D.

THE ESTIMATED VALUE SET FORTH IN THE VALUATION ANALYSIS DOES NOT PURPORT TO CONSTITUTE AN APPRAISAL OR NECESSARILY REFLECT THE ACTUAL MARKET VALUE THAT MIGHT BE REALIZED THROUGH A SALE OR LIQUIDATION OF THE debtors or the REORGANIZED DEBTORS, THEIR SECURITIES OR THEIR ASSETS, WHICH MAY BE MATERIALLY DIFFERENT THAN THE ESTIMATES SET FORTH IN THE VALUATION ANALYSIS. ACCORDINGLY, SUCH ESTIMATED VALUE IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH ANY SECURITIES OF THE REORGANIZED DEBTORS MAY TRADE AFTER GIVING EFFECT TO THE TRANSACTIONS contemplated to be effected by the plan as of or following Consummation thereof. ANY SUCH PRICES MAY BE MATERIALLY DIFFERENT THAN INDICATED BY THE VALUATION ANALYSIS.

[1]	Capitalized terms used but not otherwise defined herein shall, to the extent defined in (a) the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and its Debtor Affiliates (the "Plan"), attached as Exhibit A to the Disclosure Statement (as defined below) or (b) the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Lannett Company, Inc. and its Debtor Affiliates, dated May 2, 2023 (the “Disclosure Statement”), to which this Valuation Analysis is attached as Exhibit E, have the meanings ascribed to such terms in the Plan or Disclosure Statement, as applicable.

IN THE EVENT THAT THE PLAN IS NOT CONSUMMATED AS of the expected effective date as assumed in the financial projections, IT IS HIGHLY LIKELY THAT THE valuation ANALYSiS CONTAINED HEREIN WILL CHANGE, POSSIBLY MATERIALLY.

Subject to authorization from the Bankruptcy Court, the Debtors expect to retain Guggenheim Securities as their investment banker in connection with the Chapter 11 Cases. Solely for purposes of the Plan and the Disclosure Statement, Guggenheim Securities estimated the total enterprise value (the “Total Enterprise Value”)2 and the implied estimated equity value (the “Equity Value”) of the Reorganized Debtors on a consolidated going-concern basis and pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”), all as set forth below. The Valuation Analysis was based on financial information provided by the Debtors’ senior management, including the Financial Projections (defined below) attached to the Disclosure Statement as Exhibit D, and information provided by other sources.

In assessing and utilizing the Financial Projections for purposes of performing the Valuation Analysis, Guggenheim Securities took into account its discussions with the Debtors’ senior management regarding the risks and uncertainties of realizing the Financial Projections in light of (i) the current and prospective industry conditions and competitive dynamics facing the Debtors (and, as of the Effective Date, the Reorganized Debtors), (ii) the Debtors’ recent financial performance, (iii) the key commercial, operational, and financial drivers underlying the Financial Projections, (iv) the impact and economic effects of the post COVID-19 environment and other global macroeconomic factors on any of the foregoing, and (v) various other facts and circumstances relevant to the Financial Projections.

The Valuation Analysis was conducted as of April 17, 2023 and assumes the effective date of the Plan occurs on June 17, 2023 (the “Effective Date”).

Estimated Total Enterprise Value and Equity Value

Based on the Financial Projections and other information and the financial analyses described herein, Guggenheim Securities estimated the Total Enterprise Value of the Reorganized Debtors to be approximately $275 to $375 million, with a midpoint of $325 million. After deducting pro forma net debt of $42 million3 as contemplated by the Plan as of the Effective Date, Guggenheim Securities’ estimated Total Enterprise Value implies an estimated Equity Value for the Reorganized Debtors of approximately $233 to $333 million, with a midpoint of $283 million.

[2]	Total Enterprise Value is a financial term that generally means (a) the subject company’s equity value (i.e., the value of the subject company’s equity and equity-linked securities (i) inclusive of the value of (y) any minority investments held by the subject company and (z) any non-operating assets of the subject company and (ii) exclusive of the value of any non-controlling interests in the subject company’s businesses that are held by third parties) plus (b) the subject company’s funded debt less (c) the subject company’s excess cash, cash equivalents and short- and long-term marketable securities.

[3]	Represents the principal amount of the Takeback Exit Facility minus estimated pro forma excess cash of $18 million.

2

THE financial projections for, and the estimated total enterprise VALUE and THE estimated equity value OF, THE REORGANIZED DEBTORS are SUBJECT TO VARIOUS UNCERTAINTIES AND CONTINGENCIES THAT ARE inherently DIFFICULT TO PREDICT. Among other things, such estimated values WILL FLUCTUATE based on (i) general economic AND BUSINESS conditions, capital markets conditions, and industry-specific and company-specific factors and (ii) THE FINANCIAL CONDITION, FINANCIAL performance and financial PROSPECTS OF the reorganized debtors. many of the foregoing factors and/or drivers are beyond the control of THE DEBTORS, THE Reorganized Debtors and Guggenheim Securities. accordingly, THE ESTIMATEd values SET FORTH HEREIN ARE NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE the ESTIMATEd total ENTERPRISE VALUE and THE IMPLIED ESTIMATED EQUITY VALUE of the reorganized debtors as SET FORTH HEREIN ARE INHERENTLY SUBJECT TO SUCH UNCERTAINTIES AND CONTINGENCIES, NONE OF THE DEBTORS, THE REORGANIZED DEBTORS, GUGGENHEIM SECURITIES, OR ANY OTHER PERSON ASSUMES any RESPONSIBILITY FOR THEIR ACCURACY, ACHIEVABILITY, or realization. ANY VARIANCE IN ACTUAL RESULTS FROM THE ESTIMATES SET FORTH IN THE FINANCIAL PROJECTIONS COULD HAVE A MATERIAL IMPACT ON GUGGENHEIM SECURITIES’ VALUATION ANALYSIS.

UNLESS OTHERWISE INDICATED HEREIN, GUGGENHEIM SECURITIES’ VALUATION ANALYSIS WAS BASED ON THE FINANCIAL PROJECTIONS for the reorganized debtors AND ON CAPITAL MARKETS DATA AS OF APRIL 17, 2023, REFLECTS INFORMATION MADE AVAILABLE TO GUGGENHEIM SECURITIES AS OF OR PRIOR TO SUCH DATE, AND IS BASED ON ECONOMIC, CAPITAL MARKETS, AND OTHER CONDITIONS AS OF SUCH DATE. Guggenheim Securities is not making any assessment regarding the impact or the ECONOMIC effects of the POST COVID-19 ENVIRONMENT AND OTHER GLOBAL MACROECONOMIC FACTORS, including with respect to the potential impact or effects on the future financial performance of the reorganized debtors. ALTHOUGH THE VALUATION ANALYSIS MAY BE AFFECTED BY SUBSEQUENT DEVELOPMENTS including, without limitation, developments relating to the POST COVID-19 ENVIRONMENT AND OTHER GLOBAL MACROECONOMIC FACTORS, GUGGENHEIM SECURITIES ASSUMES NO RESPONSIBILITY FOR UPDATING OR REVISING THE ESTIMATED TOTAL ENTERPRISE VALUE OR THE implied ESTIMATED EQUITY VALUE OF THE REORGANIZED DEBTORS FOR ANY REASON, WHETHER DUE TO FACTS, CIRCUMSTANCES OR EVENTS OCCURRING AFTER SUCH DATE OR OTHERWISE.

Summary of Reviews, Financial Analyses and Valuation Methodologies

In the course of estimating the Total Enterprise Value of the Reorganized Debtors, Guggenheim Securities:

▪	reviewed drafts of the Plan and the Disclosure Statement, each dated as of April 17, 2023;

▪	reviewed the draft Restructuring Support Agreement dated as of April 17, 2023;

▪	reviewed the pro forma capitalization of the Reorganized Debtors as contemplated by the Plan as of the Effective Date;

▪	reviewed certain historical and forward-looking business and financial information regarding the business and prospects of the Debtors and the Reorganized Debtors (including certain financial projections for the Reorganized Debtors for the fiscal years ending June 30, 2023 through June 30, 2027 (the “Financial Projections”)), all as prepared and approved for Guggenheim Securities’ use by the Debtors’ senior management;

▪	discussed with the Debtors’ senior management and the Debtors’ other advisors (as applicable) their respective views regarding the (i) business, operations, historical and projected financial results and future prospects of the Debtors and the Reorganized Debtors, (ii) key assumptions related to the Financial Projections, and (iii) commercial, competitive and regulatory dynamics in the generics and specialty biopharmaceutical sectors;

3

▪	reviewed and discussed with the Debtors’ senior management and the Debtors’ other advisors (as applicable) the Debtors’ tax attributes, including certain estimates as to potentially realizable net operating loss carryforwards expected to be utilized by the Reorganized Debtors;

▪	compared the financial performance of the Debtors with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating the Reorganized Debtors and reviewed the trading multiples for such publicly traded companies;

▪	performed discounted cash flow analyses based on the Financial Projections; and

▪	conducted such other studies, analyses, inquiries, and investigations as Guggenheim Securities deemed appropriate.

In connection with performing its Valuation Analysis, Guggenheim Securities:

▪	based its Valuation Analysis on various assumptions, including assumptions concerning general economic, business, and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of the Debtors, the Reorganized Debtors, and Guggenheim Securities;

▪	performed a variety of financial analyses and considered a variety of factors in assessing the estimated Total Enterprise Value of the Reorganized Debtors;

▪	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its estimate of the Total Enterprise Value of the Reorganized Debtors;

▪	relied primarily on the Discounted Cash Flow Analysis to ultimately arrive at its estimate of the Total Enterprise Value of the Reorganized Debtors.

The following is a summary of the principal valuation analyses (commonly used by investment bankers and other financial advisor practitioners) that Guggenheim Securities performed and considered in estimating the Total Enterprise Value of the Reorganized Debtors: (i) Discounted Cash Flow Analysis and (ii) Selected Publicly Traded Companies Analysis.

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis involves estimating a subject company’s “intrinsic value” based on the sum of the present values of its (i) projected/forecasted annual unlevered after-tax free cash flows during an explicit projection/forecast period and (ii) estimated terminal/continuing value beyond the explicit projection/forecast horizon. Guggenheim Securities typically estimates the subject company’s terminal/continuing value by applying a range of assumed perpetual growth rates to the subject company’s projected/forecasted normalized unlevered after-tax free cash flow in the terminal year. The present values of such projected/forecasted annual unlevered after-tax free cash flows and estimated terminal/continuing value are then calculated by discounting them back to the present (i.e., in the case of the Reorganized Debtors, to the assumed Effective Date) based on the subject company’s estimated weighted average cost of capital. In connection with its Valuation Analysis, Guggenheim Securities based its Discounted Cash Flow Analysis on the Financial Projections for the Reorganized Debtors.

4

Selected Publicly Traded Companies Analysis

Selected Publicly Traded Companies Analysis involves estimating a subject company’s stand-alone fully distributed public market trading value based on both qualitative and quantitative reviews and analyses of the subject company versus certain publicly traded companies which are deemed to be reasonably comparable to the subject company. Among other things, such quantitative analyses typically include calculating various prevailing public market trading valuation multiples (based on various financial metrics considered appropriate given the subject company’s and its peer group’s industry or sector) and then applying such public market trading valuation multiples in the context of the subject company’s historical and projected/forecasted financial performance.

With respect to its Selected Publicly Traded Companies Analysis related to the Reorganized Debtors, Guggenheim Securities notes that none of the selected publicly traded companies used in the Selected Publicly Traded Companies Analysis is identical or directly comparable to the Reorganized Debtors; however, such companies were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to the Reorganized Debtors based on Guggenheim Securities’ familiarity with the generics and specialty biopharmaceutical sectors. In any event, the Selected Publicly Traded Companies Analysis is not mathematical; rather, such analysis involves complex considerations and judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which the Reorganized Debtors were compared. Guggenheim Securities performed its Selected Publicly Traded Companies Analysis solely for reference purposes and does not consider such analysis to be directly relevant or determinative with respect to estimating the Total Enterprise Value of the Reorganized Debtors.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES PERFORMED BY GUGGENHEIM SECURITIES. guggenheim securities’ PREPARATION OF its valuation analysis INVOLVEd VARIOUS complex DETERMINATIONS AND JUDGMENTS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF VALUATION ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH ANALYSES ARE NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION.

Certain Caveats, Limitations and Considerations

With respect to the information used in performing its Valuation Analysis described herein:

▪	Guggenheim Securities relied upon and assumed the accuracy, completeness, and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial, and other information (including, without limitation, the Financial Projections, any other estimates and any other forward-looking information) provided by or discussed with the Debtors and their other advisors or obtained from public sources, data suppliers, and other third parties;

▪	Guggenheim Securities did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any of the above-referenced information (including, without limitation, the Financial Projections, any other estimates and any other forward-looking information);

▪	Guggenheim Securities expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of the Financial Projections, any other estimates and any other forward-looking information or the assumptions upon which they are based; and

5

▪	Specifically, with respect to (i) the Financial Projections, any other estimates and any other forward-looking information provided by or discussed with the Debtors, (a) Guggenheim Securities was advised by the Debtors’ senior management, and Guggenheim Securities assumed, that the Financial Projections, such other estimates and such other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the Debtors’ senior management as to the expected future performance of the Reorganized Debtors, (b) Guggenheim Securities assumed that the Financial Projections would be realized substantially as projected/forecasted and (c) Guggenheim Securities assumed that the Financial Projections, such other estimates and such other forward-looking information had been reviewed by the Debtors’ Board of Directors with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with its Valuation Analysis and (ii) any financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities further assumed that (i) in all respects meaningful to its analyses, (a) the final version of the Plan, as confirmed, and the related Disclosure Statement will not differ from earlier drafts or versions thereof that Guggenheim Securities reviewed in order to prepare its Valuation Analysis and (b) the Debtors will comply with all terms and conditions of the Plan, the Disclosure Statement and the Restructuring Support Agreement; (ii) the Plan will be consummated in a timely manner in accordance with its terms and the terms of the Restructuring Support Agreement and in compliance with all applicable laws, documents, and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on the Reorganized Debtors in any way meaningful to Guggenheim Securities’ analyses; and (iii) no material changes that would affect the estimated Total Enterprise Value of the Reorganized Debtors will occur between the date of the filing of the Disclosure Statement to which this Valuation Analysis is attached and the Effective Date.

Guggenheim Securities’ financial advice to the Debtors and its Valuation Analysis (and any materials provided in connection therewith):

▪	were provided to the Debtors’ Board of Directors (in its capacity as such) solely for its information and assistance in connection with its evaluation of the Plan;

▪	did not constitute a recommendation to the Debtors’ Board of Directors with respect to entering into the Restructuring Support Agreement, proposing the Plan, or pursuing any of the transactions described in or contemplated by the Plan;

▪	do not constitute advice or a recommendation to any holder of any Claim against or Interest in any of the Debtors, any creditors of any of the Debtors, or any other stakeholders in any of the Debtors (all of the foregoing, “Interested Parties”) as to how to vote or act in connection with the Plan;

▪	do not address the (i) Debtors’ or Interested Parties’ underlying business or financial decision to, respectively, propose or accept or reject the Plan (and any transactions contemplated thereby), (ii) relative merits of the Plan (and any transactions contemplated thereby) as compared to any alternative business or financial strategies that might exist for the Debtors or such Interested Parties, or (iii) effects of any other transaction in which the Debtors or such Interested Parties might engage;

▪	do not constitute a view or opinion as to (i) any term, aspect or implication of the Plan (including, without limitation, the form or structure of any transactions contemplated thereby) or the Disclosure Statement or (ii) the Restructuring Support Agreement or any other agreement, transaction document or instrument contemplated by the Plan or to be entered into or amended in connection with the Plan;

6

▪	do not constitute a view or opinion as to fairness, financial or otherwise, of the Plan to, or of any consideration to be paid to or received by, any of the Interested Parties;

▪	do not constitute a view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Debtors’ or the Reorganized Debtors’ directors, officers or employees, or any class of such persons, in connection with the Plan relative to the consideration to be distributed to or received by the Interested Parties;

▪	do not constitute a view or opinion regarding the solvency/liquidity of the Reorganized Debtors or any other entity under any relevant laws relating to bankruptcy, insolvency, or similar matters; and

▪	do not constitute a solvency/liquidity opinion or a liquidation analysis.

Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, turn-around, accounting, appraisal, or actuarial experts and Guggenheim Securities’ financial analyses described herein should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of the Debtors’ senior management and the Debtor’s other advisors with respect to such matters.

Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Debtors, the Reorganized Debtors or any other entity or of the solvency/liquidity of the Debtors, the Reorganized Debtors or any other entity, nor was Guggenheim Securities furnished with any such appraisals (other than the Liquidation Analysis, prepared by the Debtors, with the assistance of their restructuring advisor, attached to the Disclosure Statement as Exhibit C).

[Remainder of page intentionally left blank]

7